Exhibit 2.1

EXECUTION VERSION

Dated: 4 August 2026

PROLOGIS, INC.

and

SEGRO PLC

CO-OPERATION AGREEMENT

Slaughter and May
One Bunhill Row
London
EC1Y 8YY
(CVKB/JODW/OXH/MXQK)

Contents

1.	Interpretation	2

2.	Publication of the Announcement and the terms of the Combination	15

3.	Structure of the Combination	18

4.	Undertakings in relation to satisfaction of the Conditions	23

5.	Scheme Document	27

6.	UK secondary listing and New Bidder Shares	27

7.	Implementation of the Scheme	29

8.	Conduct of business	30

9.	Target Share Plans and Employee Related Matters	31

10.	Directors’ and Officers’ Liability Insurance	31

11.	Code	32

12.	Invalidity	32

13.	Termination	32

14.	Warranties and Undertakings	34

15.	Notices	35

16.	General Provisions	36

17.	Governing Law	38

18.	Agent for Service	38

Schedule 1 Firm Intention Announcement		39

Schedule 2 Target Share Plans and Employee Related Matters		114

1

THIS AGREEMENT is entered into on 4 August 2026

BETWEEN:

1.	Prologis, Inc., a corporation organised under the laws of the State of Maryland, United States, whose principal place of business is at Pier 1, Bay 1, San Francisco, California 94111, USA (“Bidder”); and

2.	SEGRO plc, a public limited company incorporated in England and Wales whose registered office is at 1 New Burlington Place, London W1S 2HR and company number is 00167591 (“Target”),

together referred to as the “parties” and each as a “party” to this Agreement.

WHEREAS:

(A)	Bidder and Target intend, immediately following execution of this Agreement, to announce Bidder’s firm intention to make a recommended offer for the entire issued and to be issued share capital of Target (the “Combination”) on the terms and subject to the conditions set out in the Announcement (as defined below).

(B)	The Combination is intended to be effected by way of a scheme of arrangement of Target pursuant to Part 26 of the Companies Act (as defined below) (the “Scheme”), provided that Bidder reserves the right, as set out in the Announcement and this Agreement, to elect to implement the Combination by way of an Offer (as defined below).

(C)	The parties have agreed to take certain steps to effect the completion of the Combination and wish to enter into this Agreement to record their respective obligations relating to such matters.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1	In this Agreement each of the following words and expressions shall have the following meanings:

“Acceptance Condition”	has the meaning given to it in Clause 3.2(A);
“Admission”	means admission of all of the Bidder Shares (including the New Bidder Shares) to: (i) the equity shares (international commercial companies secondary listing) category of the Official List (in accordance with the UK Listing Rules and FSMA); and (ii) trading on the Main Market for listed securities of the London Stock Exchange (in accordance with the Admission and Disclosure Standards of the London Stock Exchange);

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“Agreed Switch”	where Bidder has exercised its Right to Switch to an Offer in accordance with: (i) Clause 3.1(A); or (ii) Clause 3.1(B), in each case in circumstances where the Target Board Recommendation is given in respect of that Offer;
“Announcement”	means the announcement in the agreed form set out in Schedule 1;
“Bidder Excluded Dividend”	has the meaning given to it in Clause 2.10(B);
“Bidder Group”	means Bidder and its subsidiary undertakings, including its consolidated subsidiaries, and its consolidated and unconsolidated co-investment ventures and “member of the Bidder Group” shall be construed accordingly;
“Bidder Permitted Dividend”	has the meaning given to it in Clause 2.8;
“Bidder Prospectus”	means the prospectus, listing particulars or other FCA-approved document (as applicable) required to be published by Bidder in respect of Admission, including any supplementary prospectus, listing particulars or other equivalent FCA-approved document;
“Bidder Shareholders”	means the holders of Bidder Shares from time to time;
“Bidder Shares”	means the shares of common stock of $0.01 in the Bidder;
“Business Day”	means any day, other than a public holiday, a Saturday or a Sunday, when banks are generally open in London and New York for general banking business;
“Clearances”	means any and all approvals, consents, clearances, determinations, permissions, confirmations or waivers that may need to be obtained or received, all applications and filings that may need to be made or are expedient and all waiting periods that may need to have expired, from or under any Laws or practices applied by any Relevant Authority (or under any agreements or arrangements to which any Relevant Authority is a party), in each case, that are necessary and/or expedient to satisfy one or more of the Regulatory Conditions (and any reference to any Clearance having been “satisfied” shall be construed as meaning that each of the foregoing has been obtained or, where relevant, made, received or expired) and “Clearance” means any of these;

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“CMA”	means the UK’s Competition and Markets Authority;
“Code”	means the City Code on Takeovers and Mergers as issued from time to time by or on behalf of the Panel;
“Combination”	has the meaning given to it in Recital (A);
“Combined Group”	has the meaning given to it in the Announcement;
“Companies Act”	means the Companies Act 2006;
“Competing Proposal”	means an offer (including a partial, exchange or tender offer), merger, acquisition, dual-listed structure, scheme of arrangement, reverse takeover and/or business merger (or an announcement of a firm intention under Rule 2.7 of the Code to do the same), the purpose of which is to acquire, directly or indirectly, 30 per cent. or more of the issued and to be issued ordinary share capital of Target (when aggregated with the shares already held by the acquirer and any person acting or deemed to be acting in concert with the acquirer) or any arrangements or series of arrangements which results in any party acquiring, consolidating or increasing “control” (as defined in the Code) of Target, in each case which is not effected by Bidder (or any of its concert parties (as defined in the Code)) or at Bidder’s direction or with Bidder’s written agreement, whether implemented in a single transaction or a series of transactions and whether conditional or otherwise;

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“Conditions”

means:

(i)            for so long as the Combination is being implemented by means of the Scheme, the conditions to the implementation of the Combination as set out in Part A of Appendix I of the Announcement; or

(ii)           for so long as the Combination is implemented by means of an Offer, the conditions referred to in (i) above, as amended by replacing the Scheme Condition with the Acceptance Condition and any other amendments which are necessary to reflect the change in method of effecting the Combination, and “Condition” shall be construed accordingly;

“Confidentiality Agreement”	means the confidentiality agreement between Bidder and Target dated 26 July 2026;
“Consideration”	means the consideration payable to Target Shareholders by Bidder pursuant to the terms of the Combination and as set out in the Announcement;
“Court”	means the High Court of Justice in England and Wales;
“Court Meeting”	means the meeting of Target Shareholders (and any adjournment thereof) convened pursuant to section 896 of the Companies Act for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme;
“Court Order”	means the order of the Court sanctioning the Scheme;
“Disclosed”	means the information disclosed by, or on behalf of Bidder: (i) in the annual report and accounts of the Bidder Group for the financial year ending 31 December 2025; (ii) in the Bidder’s quarterly earnings for the first and second quarter of 2026; (iii) in any other announcement or document publicly filed with the SEC by Bidder in the two (2) years prior to the date of this Agreement; or (iv) as otherwise fairly disclosed to Target prior to the date of this Agreement (including all matters fairly disclosed in the written replies, correspondence, documentation and information sent or communicated to Target or any of its respective advisers during the due diligence process (including, without limitation, in the management due diligence sessions) and whether or not in response to any specific request for information made by such person);

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“Dividend GM”	has the meaning given to it in Clause 2.5;
“Dividend Resolution”	has the meaning given to it in Clause 2.5;
“Earliest Possible Completion Date”	has the meaning given to it in Clause 2.6;
“Effective Date”

means the date upon which either:

(i)          the Scheme becomes effective in accordance with its terms; or

(ii)           if Bidder elects to implement the Combination by means of an Offer in accordance with the terms of this Agreement, the Offer becomes or is declared unconditional;

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“Exchange Rate”	means the spot reference rate for a transaction between pounds sterling and US dollars as quoted by the Bank of England on the Business Day immediately preceding the Relevant Date (or, if no such rate is quoted on that date, on the preceding date on which such rate is quoted);
“Exchange Ratio”	has the meaning given to it in the Announcement;
“Excluded Dividend”	means a Target Excluded Dividend and/or a Bidder Excluded Dividend, as the case may be;
“FCA”	means the Financial Conduct Authority;

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“FSMA”	means the Financial Services and Markets Act 2000 of England and Wales, as amended from time to time;
“Joint Defence Agreement”	means the joint defence agreement between, amongst others, Bidder and Target dated 28 July 2026;
“Law”	means any applicable statutes, common law, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, directives, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Relevant Authority and shall, for the avoidance of doubt, include the Code;
“London Stock Exchange”	means the London Stock Exchange plc or its successor(s);
“Long Stop Date”	means 4 August 2027, provided that, if, having complied with its obligations under Clause 4.3(A), Bidder so notifies Target, then the Long Stop Date shall be extended to 4 April 2028, or in each case such later date as may otherwise be agreed in writing by Target and Bidder (with the Panel’s consent, if required) or directed by the Panel and in each case as the Court may approve (if such approval is required);
“Material Business Issue”	has the meaning given to it in Clause 8.3;
“New Bidder Shares”	means the new Bidder Shares proposed to be issued to Target Shareholders pursuant to the Scheme (or the Combination or Offer, as the context requires) or in consideration for the transfer to Bidder of Target Shares, in accordance with the organisational documents (including the certificate of incorporation and by-laws or equivalent documents) of Bidder;
“Non-U.S. Target Shareholders”	has the meaning given to it in Clause 3.7;
“Notice”	has the meaning given to it in Clause 15.1;
“Offer”	means, if Bidder, subject to the terms of this Agreement, exercises its Right to Switch to elect to implement the Combination by means of a takeover offer within the meaning of section 974 of the Companies Act, such offer, including any subsequent revision, amendment, variation, extension or renewal thereof;

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“Offer Document”	means the offer document published by or on behalf of Bidder in connection with any Offer, including, as the context requires, any revised offer document or supplement thereto;
“Official List”	means the official list maintained by the FCA pursuant to Part VI of FSMA;
“Ordinary Course Dividend Cycle”	means the Target’s ordinary course declaration and payment cycle for final dividends;
“Panel”	means the UK Panel on Takeovers and Mergers;
“POATRs”	means the Public Offers and Admissions to Trading Regulations 2024;
“PRMs”	means the Prospectus Rules: Admission to Trading on a Regulated Market sourcebook of the FCA made under the POATRs;
“Registration Statement”	has the meaning given in Clause 3.2(J)(i);
“Regulatory Conditions”	means the Conditions set out in paragraphs 3(a) to 3(d) and 3(i) to 3(k) (inclusive) of Part A of Appendix I of the Announcement (if and to the extent that, in the case of paragraphs 3(i) to 3(k), the relevant “Third Party” under those Conditions is a Relevant Authority), each, a “Regulatory Condition”;
“Regulatory Information Service”	means an information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements;
“Regulatory Remedy”	means any disposal, condition, obligation, term, undertaking, commitment, remedy, assurance, measure or modification that may, or could reasonably be expected to, be required or advisable to obtain any Clearance;

8

“Relevant Authority”	means any central bank, ministry, governmental, quasi-governmental, supranational (including the European Union), statutory, regulatory or investigative body or agency or authority, exercising anti-trust, competition, merger control, foreign investment, national security or foreign subsidies review, regulatory, taxing, importing or other authority, in any relevant national, federal, state, local or other jurisdiction, including, for the avoidance of doubt, the European Commission, the CMA, the Panel and the FCA, and “Relevant Authorities” means all of them;
“Relevant Date”	means, for the purposes of the Exchange Rate in Clause 2.10, the date on which an Excluded Dividend is paid by Target and/or Bidder, as the case may be;
“Relevant Third Parties”	has the meaning given to it in Clause 16.15;
“Right to Switch”	has the meaning given to it in Clause 3.1;
“Scheme”	has the meaning given to it in Recital (B);
“Scheme Condition”	means the Condition referred to in paragraph 2 of Part A of Appendix I of the Announcement;
“Scheme Document”	means the circular addressed to the Target Shareholders to be sent to (amongst others) Target Shareholders containing, inter alia, the full terms and conditions of the Scheme and details of the Combination and convening the Target GM and Court Meeting, including (as the context requires) any supplemental circular or document to be published in connection with such circular;
“Scheme Hearing”	means the Court hearing to sanction the Scheme under section 899 of the Companies Act, including any adjournment thereof;
“Scheme Record Time”	has the meaning given to it in the Announcement;
“SEC”	means the United States Securities and Exchange Commission;
“Section 304”	has the meaning given to it in Clause 3.6;

9

“Securities Act”	means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
“Service Document”	means a claim form, application notice, order, judgment or other document relating to any proceedings, suit or action;
“Share Consideration”	means the Bidder Shares to be issued to Target Shareholders as part or all (as applicable) of the Consideration;

“Target Board Adverse Recommendation Change”

means:

(i)             if Target makes an announcement prior to the publication of the Scheme Document or (if different) the document convening the Target GM that: (a) the Target Directors no longer intend to recommend the Combination or intend to adversely modify or qualify their recommendation of the Combination; (b) (other than where Bidder has exercised its Right to Switch) it will not convene the Court Meeting or the Target GM; or (c) (other than where Bidder has exercised its Right to Switch) it intends not to post the Scheme Document or (if different) the document convening the Target GM, in each case without the consent of Bidder;

(ii)            (other than where Bidder has exercised its Right to Switch) the Target Board Recommendation is not included in the Scheme Document or (if different) the document convening the Target GM, when published;

(iii)           (other than where Bidder has exercised its Right to Switch) if Target makes an announcement that it will or intends to delay or adjourn, or does in fact delay or adjourn, the Court Meeting or the Target GM to a date which is later than the twenty-second (22nd) day after the expected date of the Court Meeting or the Target GM (as relevant) set out in the Scheme Document, in each case without the consent of Bidder, and Target fails to publicly reaffirm or re-issue the Target Board Recommendation before 5:30 p.m. on the tenth (10th) Business Day following Bidder’s reasonable request to do so, except where: (a) Bidder has committed a breach of this Agreement and such breach has caused the delay; (b) a supplementary circular is required to be published in connection with the Scheme, and, as a result, the Court Meeting and/or the Target GM cannot be held by such date in compliance with the Code and any other applicable Law (but provided that Target has used all reasonable endeavours to publish the supplementary circular as soon as reasonably practicable after the date on which the requirement to publish a supplementary circular arises); or (c) such delay or adjournment is caused solely by logistical or practical reasons outside the Target’s reasonable control;

10

 (iv)          if a third party makes an announcement pursuant to Rule 2.4 or 2.7 of the Code or a revised offer (whether or not it is subject to the satisfaction or waiver of any pre-conditions) for Target and the Target Directors either: (a) announce that they intend to recommend that third party’s offer or possible offer; or (b) do not, within ten (10) Business Days of that third party’s announcement pursuant to Rule 2.4 or 2.7 of the Code, announce that they intend to continue to make the Target Board Recommendation;

(v)            at any time prior to the conclusion of the Court Meeting and Target GM, the Target Directors otherwise withdraw or adversely modify or qualify the Target Board Recommendation (or make an announcement that they intend to do so); or

11

 (vi)           if, after the Scheme has been approved by Target Shareholders and/or the approval of the Target GM Resolutions at the Target GM has been received, the Target Directors announce that they shall not convene the Scheme Hearing and/or implement the Scheme (other than: (i) in connection with an announcement of an Offer or revised offer by Bidder or one of its concert parties for Target; or (ii) because a Condition to the Combination has become incapable of fulfilment or satisfaction and the Bidder has stated that it will not waive such a Condition (if capable of waiver)), provided that, for the avoidance of doubt, the issue of any: (i) holding statement by Target following a change of circumstances; or (ii) announcement by Target that the Target Directors are considering a possible offer for Target by a third party, shall not, in either case, constitute a Target Board Adverse Recommendation Change so long as any such holding statement or announcement (as applicable): (a) contains an express statement that the Target Board Recommendation is not withdrawn, modified or qualified; and (b) does not contain a statement that the Target Directors intend to withdraw, modify or qualify the Target Board Recommendation;

“Target Board Recommendation”

means the unanimous, unconditional and unqualified recommendation of the Target Directors to the Target Shareholders:

(i)             to vote in favour of the Scheme at the Court Meeting and the Target GM Resolutions at the Target GM; or

(ii)            if Bidder elects to implement the Combination by way of an Offer in accordance with the terms of this Agreement, to accept the Offer;

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“Target Directors”	means the directors of Target from time to time;
“Target Equalising Dividend”	has the meaning given to it in Clause 2.10(B);
“Target Excluded Dividend”	has the meaning given to it in Clause 2.10(A);
“Target FY26 Final Dividend”	has the meaning given to it in Clause 2.4(B);
“Target GM”	means the general meeting of Target Shareholders to be convened in connection with the Scheme to be held on the same date as the Court Meeting to consider and, if thought fit, approve, the Target GM Resolutions, including any adjournment or postponement of that meeting;
“Target GM Resolutions”	means the shareholder resolutions as are necessary or desirable to enable the Target to approve, implement and effect the Scheme, including, among other things, the resolutions relating to the amendment of the Target’s articles of association and the delisting of Target Shares;
“Target Group”	means Target and its subsidiaries and subsidiary undertakings from time to time and “member of the Target Group” shall be construed accordingly;
“Target Permitted Dividend”	has the meaning given to it in Clause 2.4;
“Target Remuneration Committee”	has the meaning given to it in Schedule 2;
“Target Representative”	has the meaning given to it in Clause 14.3;
“Target Shareholders”	means holders of Target Shares from time to time;
“Target Share Plans”	has the meaning given to it in Schedule 2;
“Target Shares”	means ordinary shares of 10p each in the capital of Target;
“Third Party Rights Provisions”	has the meaning given to it in Clause 16.15;
“UK Listing Rules”	means the listing rules made under Part VI of FSMA (as set out in the FCA Handbook), as amended from time to time; and

13

“Value Leakage”	means any transfer or distribution of economic value by Bidder to Bidder Shareholders (whether by way of dividend, distribution, return of capital or otherwise).

1.2	In this Agreement, except where the context otherwise requires:

(A)	references to Recitals, Clauses and Schedules are to recitals and clauses of, and schedules to, this Agreement;

(B)	the expressions “subsidiary” and “subsidiary undertaking” shall have the meanings given in the Companies Act and the expression “group” in relation to a party, means that party together with its subsidiaries and subsidiary undertakings from time to time;

(C)	the expressions “acting in concert” and “offer” shall have the meanings given in the Code;

(D)	use of any gender includes the other genders;

(E)	words in the singular shall include the plural and vice versa;

(F)	a reference to any statute, statutory provision, rule or regulation shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision;

(G)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(H)	references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(I)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(J)	references to times are to London time;

(K)	references to “£” and “pounds sterling” are to the lawful currency of England;

(L)	references to “$”, “US dollars” and “USD” are to the lawful currency of the United States of America;

(M)	references to “writing” shall include any modes of reproducing words in a legible and non-transitory form and shall include email except where otherwise expressly stated;

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(N)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(O)	(i)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(P)	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation” respectively;

(Q)	the phrases “to the extent” and “to the extent that” are used to indicate an element of degree and are not synonymous with the word “if”;

(R)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement;

(S)	the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

(T)	a reference to any other document referred to in this Agreement is a reference to that other document as amended or supplemented at any time; and

(U)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

2.	Publication of the Announcement and the terms of the Combination

2.1	The parties shall procure the release of the Announcement via a Regulatory Information Service at or before 8.00 a.m. on 4 August 2026, or such other date and time as may be agreed by the parties (and, where required by the Code, approved by the Panel). The obligations of the parties under this Agreement, other than this Clause 2.1 and Clauses 11 to 18 (each as interpreted in accordance with Clause 1), shall be conditional on such release.

2.2	The principal terms of the Combination shall be as set out in the Announcement, together with such other terms as may be agreed by the parties in writing (save in the case of an improvement to the terms of the Combination, which will be at the absolute discretion of Bidder (subject to and in accordance with the Code)) and, where required by the Code, approved by the Panel.

2.3	The terms of the Combination at the date of posting of the Scheme Document shall be set out in the Scheme Document. Should Bidder elect to implement the Combination by way of the Offer in accordance with Clause 3, the terms of the Combination shall be set out in the announcement of the switch to an Offer and the Offer Document, any form of acceptance and the Registration Statement.

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2.4	The parties agree and acknowledge that if any of the following dividends are announced, declared, paid or made on or after the date of the Announcement and prior to the Effective Date (each such dividend being a “Target Permitted Dividend”), then Clause 2.7 shall apply:

(A)	any 2026 interim dividend of up to 10.14 pence per Target Share;

(B)	any 2026 final dividend of up to 22.56 pence per Target Share (the “Target FY26 Final Dividend”);

(C)	any 2027 interim dividend of up to 10.55 pence per Target Share; and

(D)	any 2027 final dividend of up to 23.52 pence per Target Share,

provided that, subject to Clause 2.5 below, each Target Permitted Dividend is in accordance with Target’s dividend policy and the dividend and record date for each Target Permitted Dividend is consistent with past practice in relation to the timing of declaration and payment of Target’s dividends.

2.5	In respect of the Target FY26 Final Dividend (and irrespective of whether the Combination is to be implemented by way of a Scheme or an Offer), Bidder agrees that Target may: (i) call and hold a general meeting of Target Shareholders (which may, for the avoidance of doubt, constitute Target’s 2027 annual general meeting) (the “Dividend GM”) to be held at a date that is outside the Ordinary Course Dividend Cycle to propose an ordinary resolution in respect of the declaration of the Target FY26 Final Dividend (the “Dividend Resolution”), provided that such Dividend GM shall be held in calendar year 2027; and (ii) subject to the Dividend Resolution being passed by the requisite majority of Target Shareholders at such Dividend GM, and notwithstanding that the record date of such dividend may be outside the Ordinary Course Dividend Cycle, pay such dividend to Target Shareholders (irrespective of whether such payment date is outside the Ordinary Course Dividend Cycle), and such dividend shall constitute the Target FY26 Final Dividend.

2.6	Bidder agrees and acknowledges that Target shall not be required to convene the Scheme Hearing and/or deliver the Court Order to the Registrar of Companies before (or, if the Combination is to be implemented by way of an Offer, the date on which the Offer is closed for acceptances by Target Shareholders shall not be before) the earlier of: (i) five (5) Business Days after the Dividend GM; and (ii) 30 April 2027 (the “Earliest Possible Completion Date”). Bidder acknowledges and agrees that the expected timetable of principal events for the Combination as set out in the Scheme Document shall reflect this Clause 2.6.

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2.7	The parties agree and acknowledge that if a Target Permitted Dividend or a Target Equalising Dividend is declared, announced, paid or made with a record date prior to the Effective Date:

(A)	Target Shareholders will be entitled to receive and retain the relevant Target Permitted Dividend or Target Equalising Dividend;

(B)	Bidder Shareholders will have no entitlement in relation to such Target Permitted Dividend or Target Equalising Dividend; and

(C)	the declaration and payment of such Target Permitted Dividend or Target Equalising Dividend (or part thereof) shall not affect or reduce the Consideration in any way (provided that, in the case of a Target Equalising Dividend, the Panel has consented that such Target Equalising Dividend shall not require Bidder to make a consequential reduction to the Consideration).

2.8	The parties agree and acknowledge that if any of the following dividends are announced, declared, paid or made on or after the date of the Announcement and prior to the Effective Date (each such dividend being a “Bidder Permitted Dividend”) then Clause 2.9 shall apply:

(A)	any third quarter dividend by Bidder in respect of the financial year ended on 31 December 2026 of up to 107 cents per Bidder Share;

(B)	any fourth quarter dividend by Bidder in respect of the financial year ended on 31 December 2026 of up to 107 cents per Bidder Share; and

(C)	any quarterly dividends paid in respect of each of the 2027 and 2028 financial years,

in each case, which is announced, declared and paid in the ordinary course of Bidder’s business in accordance with Bidder’s dividend policy and consistent with past practice in relation to the timing of the record date and payment of such dividend, and provided that any other non-cash dividend or distribution announced, declared, paid or made by Bidder which does not result in any Value Leakage shall also be a Bidder Permitted Dividend.

2.9	The parties agree and acknowledge that if a Bidder Permitted Dividend is declared with a record date prior to the Effective Date:

(A)	Bidder Shareholders will be entitled to receive and retain the relevant Bidder Permitted Dividend;

(B)	Target Shareholders will have no entitlement in relation to such Bidder Permitted Dividend; and

(C)	the declaration and payment of such Bidder Permitted Dividend (or part thereof) shall not affect the Consideration in any way.

2.10	If, on or after the date of the Announcement and prior to the Effective Date:

(A)	Target announces, declares, makes or pays any dividend and/or other distribution and/or other return of capital other than a Target Permitted Dividend or (subject to the Panel consenting that such Target Equalising Dividend shall not require Bidder to make a consequential reduction to the Consideration) a Target Equalising Dividend (a “Target Excluded Dividend”), Bidder shall be entitled to reduce the Consideration by an amount equivalent to all or any part of such excess (in the case of a Target Permitted Dividend or a Target Equalising Dividend) or by the amount of all or part of any such other dividend, distribution or return of capital, in which case any reference in the Announcement or in the Scheme Document (or, in the event that the Combination is to be implemented by means of any Offer, the Offer Document) to the Consideration will be deemed to be a reference to the Consideration as so reduced; and/or

(B)	Bidder announces, declares, makes or pays any dividend and/or other distribution and/or other return of capital other than a Bidder Permitted Dividend (a “Bidder Excluded Dividend”), Target shall be entitled to declare and pay an equalising dividend to Target Shareholders so as to reflect the value attributable (by reference to the Exchange Ratio) to all or any part of such excess (in the case of a Bidder Permitted Dividend and which, in relation to any Bidder Excluded Dividend which represents an excess over a Bidder Permitted Dividend for any quarter in the 2027 or 2028 financial year, shall be determined on a fair and reasonable basis taking into account the extent of any divergence from Bidder’s ordinary course practice and dividend policy) or by the amount of all or part of any such other dividend, distribution or return of capital, in each case at the Exchange Rate, without any consequential change to the Consideration (a “Target Equalising Dividend”).

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3.	Structure of the Combination

3.1	The parties intend to implement the Combination by means of the Scheme. Bidder shall have the right (a “Right to Switch”) (subject always to the consent of the Panel (if required)), whether before or after the posting of the Scheme Document, to elect at any time to implement the Combination by way of an Offer if:

(A)	Target provides its prior written consent;

(B)	a third party announces a firm intention to make an offer (however structured) under Rule 2.7 of the Code for all or part of the issued, and to be issued, share capital of Target;

(C)	Target is in material breach of any term of this Agreement, provided that: (i) Bidder shall have first notified Target in writing of such breach and of its intention to effect a Right to Switch; and (ii) such breach remains unremedied following the expiry of ten (10) Business Days from the date of receipt of such written notification; or

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(D)	a Target Board Adverse Recommendation Change occurs.

3.2	In the event of an Agreed Switch, unless otherwise agreed with Target or required by the Panel, the parties agree that:

(A)	the acceptance condition to the Offer (the “Acceptance Condition”) shall be set at 75 per cent. of the Target Shares (or such lesser percentage as may be agreed between the parties in writing after, to the extent necessary, consultation with the Panel, being in any case more than 50 per cent. of the Target Shares);

(B)	Bidder will agree with Target: (i) any announcements relating to the Combination; and (ii) any proposed changes to the timetable for implementation of the Combination (including any changes to the Long Stop Date) for inclusion in the firm intention announcement in relation to the Offer and/or the Offer Document;

(C)	Bidder shall: (i) prepare, as soon as reasonably practicable, the sections of the Offer Document attributable to Bidder and related form of acceptance; (ii) prepare, as soon as reasonably practicable following receipt of the required information from Target, any other sections of the Offer Document; and (iii) agree with Target the form and contents, and timing of publication of, the Offer Document and related form of acceptance;

(D)	Bidder shall not take any such action (including publishing an acceptance condition invocation notice (as defined in Rule 31.6 of the Code)) which would cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the Acceptance Condition prior to midnight on the sixtieth (60th) day following the publication of the Offer Document (or such later date as is set in accordance with Rule 31.3 of the Code and Notes on that Rule) and Bidder shall ensure that the Offer remains open for acceptances until such time (which, for the avoidance of doubt, shall not be prior to the Earliest Possible Completion Date);

(E)	Bidder shall not, without the prior written consent of Target, make any acceleration statement (as defined in the Code) unless: (i) all of the Conditions (other than the Acceptance Condition) have been satisfied or waived (if capable of waiver); (ii) the acceleration statement contains no right for Bidder to set the statement aside (except with Target consent); and (iii) Bidder undertakes to Target not to take any action or step otherwise to set the acceleration statement aside;

(F)	if, at any time during the period between the publication of the Offer Document and 5.00 p.m. on the date falling on the ninth (9th) day prior to Day 39 (as defined in the Code), it becomes reasonably expected that any outstanding Regulatory Condition is not likely to be satisfied or waived (if capable of waiver) prior to the sixtieth (60th) day following the publication of the Offer Document, Bidder shall promptly consult with Target as to whether a suspension to the offer timetable should be sought and, if the parties conclude that it should, seek, jointly with Target, the consent of the Panel to suspend the offer timetable no later than the date falling on the second (2nd) day prior to Day 39 (as defined in the Code);

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(G)	notwithstanding paragraph (F) above, if, by 5.00 p.m. on the date falling on the ninth (9th) day prior to Day 39 (as defined in the Code), any outstanding Regulatory Condition has not been satisfied, Bidder shall promptly seek, jointly with Target, the consent of the Panel to suspend the offer timetable no later than the date falling on the second (2nd) day prior to Day 39 (as defined in the Code);

(H)	Bidder shall keep Target informed, on a regular basis and in any event within two (2) Business Days following a written request from Target, of the number of Target Shareholders that have: (i) validly returned their acceptance forms; (ii) returned but incorrectly completed their acceptance forms; (iii) validly returned their withdrawal forms; and (iv) returned but incorrectly completed their withdrawal forms, and in each case the identity of such shareholders and the number of Target Shares to which such forms relate;

(I)	the Conditions, as set out in Part A of Appendix I of the Announcement, shall be incorporated into the announcement of such Offer and into the Offer Document, subject to replacing the Scheme Condition with the Acceptance Condition together with such modifications as are agreed in writing by the parties or, where required by the Code, by the Panel;

(J)	Bidder shall:

(i)	prepare and cause to be filed with the SEC a registration statement on Form S-4, including the prospectus/offer to exchange that forms a part thereof, with respect to the New Bidder Shares to be issued to Target Shareholders in connection with the Combination (the “Registration Statement”) and the obligations of the Bidder in Clause 3.3 shall apply; and

(ii)	make all necessary filings with the SEC with respect to the Offer and shall comply with all applicable rules and regulations under the Exchange Act, including Regulation 14E and the rules promulgated thereunder;

(K)	Bidder shall prepare, and Target shall provide all assistance requested by the Bidder in respect of the preparation of, a detailed press release in French setting out the conditions of the Offer as detailed in the Offer Document (the “AMF Press Release”), and submit such AMF Press Release to the French Autorité des Marchés Financiers (the “AMF”) for review;

(L)	Bidder shall use all reasonable endeavours, and Target will reasonably cooperate with Bidder, to:

(i)	cause the: (i) Registration Statement to become effective; and (ii) AMF Press Release to be publicly available in France (pursuant to article 231-24 of the General Regulation of the AMF (Règlement Général de l’AMF), in each case at or around the same time as the Offer Document and related form of acceptance;

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(ii)	resolve any comments from the SEC and the AMF in respect of the Registration Statement and the AMF Press Release (respectively) as promptly as practicable following receipt; and

(iii)	keep the Registration Statement effective as long as is necessary to consummate the Offer; and

(M)	the Offer shall otherwise be made on the same terms and subject to the same conditions as those set out in the Announcement, subject to any modification or amendment to such terms and conditions as may be agreed to by Target and (if required) the Panel or which is necessary as a result of the switch from the Scheme to the Offer.

3.3	In connection with any Registration Statement in the event of an Agreed Switch:

(A)	the Bidder shall:

(i)	as soon as reasonably practicable, notify Target and provide copies of any material communications sent by or received from the SEC in respect of the Registration Statement; and

(ii)	as soon as reasonably practicable, respond to any comments received from the SEC in respect of the Registration Statement and use all reasonable endeavours to resolve such comments with the SEC as promptly as reasonably practicable;

(B)	Target agrees to provide promptly to Bidder, to the standard that is required for Bidder to meet its obligations under the Securities Act and the Exchange Act, all such information about itself, the Target Directors, Target officers and Target Shareholders as may be reasonably requested and which is required for the purpose of inclusion in the Registration Statement (including any information required under applicable Law, the Securities Act and the Exchange Act and the Code) and to provide all other assistance which may be reasonably required for the preparation of the Registration Statement, including access to, and ensuring that reasonable assistance is provided by, its professional advisers (including, but not limited to its external auditor), in each case as soon as reasonably practicable following request; and

(C)	Bidder shall provide, or procure the provision of, draft copies of the Registration Statement and any ancillary agreements or documents (in accordance with customary practice) to Target (and/or its advisers) at such time as will allow Target (and/or its advisers) reasonable notice of and reasonable opportunity to review and comment on such drafts and Bidder (and/or its advisers) shall:

(i)	seek and obtain Target’s approval (such approval not to be unreasonably withheld or delayed) in relation to the information on Target, Target Directors, Target officers or Target Shareholders contained in the Registration Statement before it is filed with the SEC or published in final form; and

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(ii)	in respect of any other information contained in the Registration Statement, have regard to such reasonable comments made (subject to the foregoing requirement for Bidder to allow Target (and its advisers) reasonable notice of and reasonable opportunity to review and comment) in a timely manner from Target (and/or its advisers) as it considers appropriate, acting reasonably and in good faith, before it is filed with the SEC or published in final form.

3.4	In the event of any Agreed Switch, the parties agree that all provisions of this Agreement relating to the Scheme, its implementation and documents relating thereto shall apply to the Offer, its implementation and relevant documents mutatis mutandis, save as set out in this Clause 3.

3.5	Bidder hereby represents that it is not, at the date of this Agreement, and undertakes that it shall not become, following the date of this Agreement, required to make a mandatory offer for Target pursuant to Rule 9 of the Code, provided that this Clause 3.5 shall cease to apply if a Competing Proposal is made.

3.6	Bidder will conduct an analysis of the application of Section 304 of the U.S. Internal Revenue Code (“Section 304”) to the Combination (conducted in accordance with input from its advisers) in advance of the Effective Date and in consultation with Target.

3.7	If Bidder concludes that Section 304 is reasonably likely to apply to the Combination (as determined by Bidder in its reasonable discretion), Bidder shall use commercially reasonable efforts to take the following steps to assist the registered members of Target who are not tax resident in the U.S. (the “Non-U.S. Target Shareholders”), who may be subject to U.S. withholding tax due to the potential application of Section 304 to the Combination:

(A)	establish special procedures allowing the Non-U.S. Target Shareholders to certify whether they are exempt from such withholding tax and select a paying agent in respect of the Combination with appropriate experience of similar special procedures for shareholder certification;

(B)	maximise (so far as Bidder is reasonably able, and at all times acting in accordance with applicable Law) the time between any withholding being applied with respect to a payment made to a Non-U.S. Target Shareholder and the paying agent remitting any withheld funds to the U.S. Internal Revenue Service;

(C)	provide Target with reasonable opportunity to comment on the form and content of any certification requested by Bidder or the paying agent from the Non-U.S. Target Shareholders in respect of the application of withholding tax and the form of any communication in relation to such certification;

(D)	provide access to appropriate certification forms to the Non-U.S. Target Shareholders at (i) the time of posting of the Scheme Document; (ii) immediately following the Scheme Record Time; and (iii) reasonably frequently thereafter in respect of Non-U.S. Target Shareholders who have not returned appropriate certification; and

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(E)	provide Target Shareholders with access to a shareholder information line with respect to the matters described in this Clause 3.7 and prepare, in consultation with Target, a ‘Q&A’ script for responses to enquiries from Target Shareholders through such information line.

4.	Undertakings in relation to satisfaction of the Conditions

4.1	Bidder shall use best endeavours to satisfy, or procure the satisfaction of, the Regulatory Conditions as soon as is reasonably practicable following the date of this Agreement and in any event in sufficient time to enable the Effective Date to occur by the Long Stop Date, provided that Bidder shall not be required to accept any Regulatory Remedy which would require the divestment of any business or asset that would, individually or in aggregate, have a material adverse effect on the Combined Group’s business in the European Union and the United Kingdom, taken as a whole.

4.2	Notwithstanding any other provision of this Agreement to the contrary, Bidder acknowledges and agrees that its obligation pursuant to Clause 4.1 includes:

(A)	offering (and not withdrawing), executing, agreeing or accepting (and/or, if applicable, procuring the offer, agreement and execution of) any Regulatory Remedy that is required, necessary or advisable, or can reasonably be expected to be required, necessary or advisable, to obtain the Clearances as soon as reasonably practicable following the date of this Agreement and in any event in sufficient time to enable the Effective Date to occur by the Long Stop Date (but, for the avoidance of doubt, none of the obligations in this Clause 4.2(A) shall fetter the sole discretion of Bidder in determining the scope, composition and value of any Regulatory Remedy to offer within a ‘Phase 1’ (or equivalent initial) review period);

(B)	defending any proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) and initiating any appropriate proceeding against any Relevant Authority which acts, seeks, proposes or threatens to prevent, delay or impair the consummation of the Combination (or any part of it); and/or

(C)	using best endeavours to avoid any suspension of any review period by a Relevant Authority.

4.3	If a Relevant Authority indicates during a ‘Phase 1’ (or equivalent initial) review period that it will not provide the applicable Clearance (including following any Regulatory Remedy being offered and it confirms that such Regulatory Remedy is insufficient to address its concerns), and that it therefore intends to refer the Combination to a ‘Phase 2’ (or equivalent additional or subsequent) review period or periods (or that it is reasonably likely to do so), then:

(A)	Bidder shall consult with Target in good faith in relation to such possible reference; and

(B)	if any such ‘Phase 2’ (or equivalent additional or subsequent) review period or periods is commenced in accordance with this Clause 4.3, Bidder shall take, or cause to be taken, the steps set out in Clauses 4.1 and 4.2 to obtain the relevant Clearance(s) within such ‘Phase 2’ (or equivalent additional or subsequent) review period or periods as soon as reasonably practicable following the date of this Agreement and, in any event, in sufficient time to enable the Effective Date to occur by the Long Stop Date.

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4.4	Bidder and Target shall:

(A)	co-operate with each other (including with respect to any steps required in relation to any Regulatory Remedy) and promptly provide each other with all reasonable information, comments, assistance and access in connection with seeking to satisfy the Regulatory Conditions (including with respect to any steps required in relation to any Regulatory Remedy), including by ensuring that all information reasonably required or advisable for any filings, submissions, notifications, correspondence or communications that are required or advisable for purposes of satisfying the Regulatory Conditions is supplied promptly and accurately and within sufficient time to meet any deadlines set by the Relevant Authority, and co-operating in the preparation of all such filings, submissions, notifications, correspondence or communications; and

(B)	keep the other informed promptly of developments which are material or reasonably likely to be material to satisfying the Regulatory Conditions (including with respect to any Regulatory Remedy) in sufficient time to enable the Effective Date to occur prior to the Long Stop Date.

4.5	Without prejudice to the generality of the foregoing, and except to the extent that to do so is prohibited by Law:

(A)	Bidder shall determine, having consulted in good faith and on a timely basis with Target, the strategy to be pursued for satisfying the Regulatory Conditions including any Regulatory Remedy and whether such Regulatory Remedy shall be satisfied through undertakings or actions of, or in respect of, the assets or business of the Bidder Group or the Target Group;

(B)	Bidder shall contact and correspond with any Relevant Authority in relation to any Regulatory Conditions, including preparing, submitting and sending all such filings, submissions, notifications, correspondence and communications, provided that it shall do so in good faith consultation with Target and consider any reasonable comments from Target (and/or its legal advisers) in respect of any such filings, submissions, notifications, correspondence or communications;

(C)	Bidder shall (subject to Clause 4.7 below):

(i)	promptly provide, or procure the provision of, draft copies of all material filings, submissions, notifications, correspondence and communications intended to be sent to any Relevant Authority in relation to satisfying the Regulatory Conditions (including with respect to any Regulatory Remedy) to Target and/or its legal advisers at such time as will allow Target and/or its legal advisers a reasonable opportunity to review and provide comments on such submissions and communications before they are submitted or sent;

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(ii)	provide Target with copies of all such material filings, submissions, notifications, correspondence and communications in the form finally submitted or sent; and

(iii)	keep Target’s legal advisers copied in material correspondence with any Relevant Authority (subject to Clause 4.6 below) and in the event Bidder and/or its respective legal advisers receive material correspondence directly from any Relevant Authority, notify Target, and provide copies, in a timely fashion, of any such material communication;

(D)	in relation to any filings, submissions, notifications, correspondence and communications with a Relevant Authority in relation to satisfying the Regulatory Conditions, which Target alone is required by Law or a Relevant Authority to make, Target shall (subject to Clause 4.7 below):

(i)	promptly provide, or procure the provision of, draft copies of all such filings, submissions, notifications, material correspondence and material communications intended to be sent to any Relevant Authority in relation to satisfying any Regulatory Condition to Bidder and/or its legal advisers at such time as will allow Bidder and/or its legal advisers a reasonable opportunity to review and provide comments on such filings, submissions, notifications, correspondence and communications before they are submitted or sent;

(ii)	provide Bidder with copies of all such filings, submissions, notifications, correspondence and communications in the form finally submitted or sent; and

(iii)	keep Bidder’s legal advisers copied in all material correspondence with any Relevant Authority (subject to Clause 4.6 below) and in the event Target and/or its respective legal advisers receive material correspondence directly from any Relevant Authority, promptly notify Bidder, and provide copies, of any such communication;

(E)	Bidder shall be responsible for the payment of all filing fees required in connection with any Regulatory Condition. For the avoidance of doubt, each party shall be responsible for its own costs of preparing any filings, notifications or submissions required or intended to be submitted in connection with any Regulatory Condition;

(F)	Bidder shall give Target and/or its legal advisers the opportunity (with reasonable notice when reasonably practicable) to attend all hearings, meetings and material telephone calls with any Relevant Authority that are organised by Bidder or any Relevant Authority in connection with satisfying any Regulatory Condition, and allow Target (and/or its legal advisers) to make reasonable submissions during such hearings, meetings or telephone calls; and

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(G)	where reasonably requested by Bidder, Target shall make available appropriate Target representatives for meetings and telephone calls requested by any Relevant Authority in connection with satisfying any Regulatory Condition and/or the implementation of the Combination.

4.6	Nothing in this Agreement shall oblige either Bidder or Target (the “disclosing party”) to disclose any information to the other:

(A)	which the disclosing party reasonably considers to be competitively sensitive;

(B)	which the disclosing party is prohibited from disclosing by Law or a Relevant Authority; or

(C)	where such disclosure would result in the loss of privilege that subsists in relation to such information (including legal advice privilege).

4.7	Where the circumstances referred to in Clauses 4.6(A) or 4.6(B) apply, the disclosing party shall disclose the relevant information to the other:

(A)	pursuant to a clean team agreement (if applicable);

(B)	where that is not reasonably possible or applicable, on an “external counsel only” basis; or

(C)	where disclosure in a manner contemplated by Clause 4.6(B) would reasonably be expected to have a material adverse effect on the disclosing party’s legitimate business interest, directly to a Relevant Authority (and in such circumstances, the disclosing party shall provide to the other a non-confidential version of such information).

4.8	Except with the prior written consent of Target, until the Effective Date, Bidder shall not (and shall procure that each member of the Bidder Group shall not, unless Bidder or other member of the Bidder Group does not have the unilateral right to control the actions of such member of the Bidder Group, in which case Bidder shall use all reasonable endeavours to procure that such member of the Bidder Group shall not), take, or omit to take, or permit or cause to be taken or omitted to be taken (or direct any person to do the same), any action, or enter into any acquisition, transaction or other agreement which would, or would be reasonably likely to, prevent, materially delay or materially prejudice the satisfaction of any Regulatory Condition or completion of the Combination.

4.9	Bidder agrees that if it intends to seek the permission of the Panel to invoke a Condition, it will, as far in advance as is reasonably practicable and prior to approaching the Panel, notify Target of its intention and provide Target with reasonable details of the ground on which it intends to invoke the relevant Condition. Bidder shall inform Target promptly following the filing or making (as applicable) of any written or oral submission to the Panel by or on behalf of Bidder seeking to invoke any Condition.

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5.	Scheme Document

Where the Combination is implemented by way of the Scheme:

(A)	Bidder agrees to provide promptly to Target all such information about itself, its intentions, the Bidder Group and its directors as may be reasonably requested and which is required for the purpose of inclusion in the Scheme Document or any other document required by the Code or any other applicable Law to be published in connection with the Scheme or the Target GM and to provide all other assistance which may be reasonably required with the preparation of the Scheme Document or any other document required by the Code or any other applicable Law, including access to, and ensuring that reasonable assistance is provided by, its professional advisers;

(B)	Bidder will procure that its directors accept responsibility, in the terms required by the Code, for all of the information in the Scheme Document relating to themselves (and their close relatives, related trusts and persons connected with them, each as defined in the Code), the Bidder Group, persons acting in concert with Bidder, the financing of the Combination and statements of opinion, belief, intent or expectation of Bidder or the directors of Bidder in relation to the Combination, Bidder’s plans for the Target Group following completion of the Combination or otherwise in relation to the Combined Group following completion of the Combination and any other information in the Scheme Document for which a bidder is required to accept responsibility under applicable Law; and

(C)	Target and Bidder shall cooperate to structure the Scheme such that the Target Group shall effect, immediately prior to the transfer of the Target Shares to Bidder becoming effective pursuant to the Scheme, but subject to the Scheme itself becoming effective in accordance with its terms, the sale and transfer of not less than 10.1% of the issued share capital of each member of the Target Group that holds German real estate assets, or the holding company of such members of the Target Group, to a member of the Bidder Group (pursuant to the Scheme or otherwise), unless otherwise agreed in writing (including by email) between the parties.

6.	UK secondary listing and New Bidder Shares

6.1	Bidder shall use all reasonable endeavours to ensure that the Bidder Prospectus is published (following approval by the FCA) in accordance with the timetable agreed between the parties in writing from time to time (and, in any event, in sufficient time to enable completion of the Combination to occur by the Long Stop Date), which timetable shall, for the avoidance of doubt, relate solely to the timing of publication of the Bidder Prospectus, and not to its preparation.

6.2	Without limitation to Clause 6.1, Bidder shall also:

(A)	submit a first draft of the Bidder Prospectus for review and comment by the FCA as soon as reasonably practicable following the date of this Agreement and thereafter submit such incremental drafts of the Bidder Prospectus as necessary to ensure that the FCA approves the Bidder Prospectus;

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(B)	provide Target with a draft of the Bidder Prospectus in reasonable time ahead of each submission to the FCA, and consider the reasonable comments of the Target in respect of sections of the draft that relate to the Target and/or contain Target information;

(C)	to the extent that any Target Director is to become a director of Bidder following completion of the Combination, or any Target Director is required to take responsibility for any part of the Bidder Prospectus, seek and obtain Target’s approval (such approval not to be unreasonably withheld or delayed) of the Bidder Prospectus as a whole or such part of the Bidder Prospectus (as applicable) prior to its publication;

(D)	as soon as reasonably practicable, notify Target of any material communications sent by or received from the FCA in respect of the Bidder Prospectus, and provide to the Target extracts of such communications that relate to the Target or Target information in the Bidder Prospectus;

(E)	as soon as reasonably practicable, respond to any comments received from the FCA in respect of the Bidder Prospectus, and use reasonable endeavours to resolve such comments with the FCA (as relevant) as promptly as reasonably practicable;

(F)	use all reasonable endeavours to obtain the FCA’s approval of the Bidder Prospectus in accordance with Clause 6.1; and

(G)	publish the Bidder Prospectus as soon as reasonably practicable upon receiving FCA approval for the Bidder Prospectus.

6.3	Bidder shall use all reasonable endeavours to cause all Bidder Shares (excluding any New Bidder Shares) to be approved for Admission prior to completion of the Combination, subject to Target providing promptly to Bidder:

(A)	to the standard that is required for Bidder to meet its obligations under the UK Listing Rules, the PRMs, the POATRs and FSMA, all such information about itself, the Target Directors, Target senior managers and Target Shareholders as may be reasonably requested and which is required for the purpose of inclusion in the Bidder Prospectus (as applicable) (including any information required under applicable Law, the UK Listing Rules, the PRMs, the POATRs, FSMA and the Code); and

(B)	all other assistance which may be reasonably required for achieving Admission (including settlement) and the preparation of the Bidder Prospectus, including access to, and ensuring that reasonable assistance is provided by, its professional advisers.

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6.4	Bidder shall use all reasonable endeavours to cause all New Bidder Shares to be issued to Target Shareholders pursuant to the Combination to:

(A)	for so long as the Combination is being implemented by way of the Scheme, be issued in reliance on an exemption from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof;

(B)	be approved for listing on the New York Stock Exchange; and

(C)	be approved for Admission prior to completion of the Combination.

7.	Implementation of the Scheme

7.1	Bidder undertakes that, on the Business Day prior to the Scheme Hearing, it shall deliver a notice in writing to Target confirming either:

(A)	the satisfaction or waiver of all Conditions (other than the Conditions referred to in paragraphs 2.3, 3(e), 3(f), 3(g) and 3(h) of Part A of Appendix I of the Announcement); or

(B)	its intention to invoke one or more Conditions (if permitted by the Panel) and providing reasonable details of the event which has occurred, or circumstances which have arisen, which Bidder reasonably considers entitles it to invoke such Condition or treat it as unsatisfied or incapable of satisfaction and the reasons why it considers such event or circumstance sufficiently material for the Panel to permit Bidder to withdraw or lapse the Scheme.

7.2	Where the Combination is implemented by way of the Scheme, Bidder shall instruct counsel to appear on its behalf at the Scheme Hearing and undertake to the Court to be bound by the terms of the Scheme insofar as it relates to Bidder to the extent that all the Conditions (other than the Conditions referred to in paragraphs 2.3, 3(e), 3(f), 3(g) and 3(h) of Part A of Appendix I of the Announcement) have been satisfied or waived prior to or on the date of the Scheme Hearing. Bidder shall provide such documentation or information as may reasonably be required by Target’s counsel or the Court, in relation to such undertaking.

7.3	If Bidder becomes aware of any fact, matter or circumstance that it reasonably considers would allow any of the Conditions to be invoked (applying the test set out in Rule 13.5(a) of the Code and the Panel would permit it to so invoke), Bidder (subject to any restriction under applicable Law) shall inform Target promptly.

7.4	Bidder undertakes that the New Bidder Shares (to be issued to Target Shareholders as part of the Consideration for the Combination) will be issued to Target Shareholders on (or, in the case of an Offer, as soon as reasonably practicable after) the Effective Date, credited as fully paid and nonassessable and having equal distribution, liquidation and voting rights with all other Bidder Shares then in issue (save for any Bidder Permitted Dividend).

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8.	Conduct of business

8.1	Subject to Clause 8.2, except as: (i) expressly contemplated by this Agreement and/or the Announcement (as applicable); (ii) consented to in writing by Target; or (iii) required by applicable Law or the terms of any contract with a third party which has been Disclosed to Target or publicly announced by Bidder before the date of this Agreement, from the date of this Agreement until the sooner of the Effective Date or the date on which this Agreement terminates in accordance with its terms, Bidder shall not (and shall procure that no member of the Bidder Group shall):

(A)	other than the granting of options or awards in respect of Bidder Shares or selling Bidder Shares to directors, officers and employees, in the normal and ordinary course and in accordance with the Bidder Group’s existing incentive plans that have been Disclosed to Target, and allotting and issuing any Bidder Shares to the extent necessary to satisfy any such options or awards vesting or due to be settled under such plans:

(i)	allot or issue any Bidder Shares or any securities convertible into, or exchangeable for, Bidder Shares; or

(ii)	grant any option over or right to subscribe for any Bidder Shares or any securities convertible into, or exchangeable for, Bidder Shares,

in each case in a manner which is reasonably likely to have a material adverse effect on the value or trading price of the Bidder Shares or otherwise have a materially dilutive effect on the Share Consideration in the context of the Combined Group;

(B)	split, combine, reclassify, consolidate or sub-divide any of the Bidder Shares or amend its certificate of incorporation, by-laws, other equivalent documents or other organisational documents, in each case, in any manner that would or could reasonably be expected to have a material adverse impact on the value of the New Bidder Shares;

(C)	other than a Bidder Permitted Dividend or a dividend which Bidder reasonably considers necessary: (i) for Bidder to continue to qualify as a REIT; or (ii) to prevent a charge to income or excise tax arising for Bidder, authorise, declare, pay or make any dividend or other distribution, or undertake any form of return of capital with respect to the Bidder Shares (whether in cash, assets, shares or other securities);

(D)	other than in the normal and ordinary course, directly or indirectly, repurchase, redeem or otherwise acquire, cancel or reduce, any Bidder Shares or any rights, warrants or options to acquire any such Bidder Shares;

(E)	undertake any other form of capital reorganisation not otherwise referred to in this Clause 8 which would or could reasonably be expected to have a material adverse impact on the value of the New Bidder Shares;

(F)	adopt a plan of complete or partial liquidation or dissolution in respect of Bidder;

(G)	do or fail to do any act or thing that could reasonably be expected to result in a de-listing of Bidder Shares from the New York Stock Exchange; or

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(H)	agree, resolve, commit or announce publicly any agreement or intention to do any of the foregoing (as applicable), whether conditionally or unconditionally.

8.2	Clause 8.1 shall not apply:

(A)	to any act, transaction or arrangement between Bidder or a member of the Bidder Group and another member of the Bidder Group; or

(B)	to any action the taking of which is conditional on the Combination not becoming effective or wholly unconditional.

8.3	From the date of this Agreement until the Effective Date, Bidder shall, unless restricted under applicable law, regulation or any confidentiality obligations of the Bidder or a member of the Bidder Group, inform Target of any material issue arising in relation to the business of the Bidder Group that may reasonably be expected to have a materially adverse impact on the value of the Bidder Shares or otherwise be materially adverse to the prospects of the Bidder Group and its business as a whole (any such issue a “Material Business Issue”) as soon as reasonably practicable after having become aware of any such issue. Upon being informed of a Material Business Issue, Target shall be entitled to request a meeting with Bidder to discuss such Material Business Issue.

9.	Target Share Plans and Employee Related Matters

The parties agree that the provisions of Schedule 2 shall apply in respect of the Target Share Plans and Target employee-related matters.

10.	Directors’ and Officers’ Liability Insurance

10.1	To the extent permitted by applicable Law, for six (6) years after the Effective Date, Bidder undertakes in favour of Target and in favour of each of the directors, officers and employees of each member of the Target Group as at and prior to the Effective Date to procure that the members of the Target Group shall honour and fulfil all their respective obligations (if any) existing at the Effective Date regarding:

(A)	elimination of liability and indemnification of current and former officers, directors and employees of the Target Group and advancement of expenses; and

(B)	provision of assistance to current and former directors and officers of the Target Group to the extent they need to make a claim against the Target Group directors’ and officers’ insurance policy (including any run-off cover), in each case with respect to matters existing or occurring at or prior to the Effective Date provided, for the avoidance of doubt, that the terms of any run-off cover shall be such that a claim may be brought after the Effective Date in respect of such matters.

10.2	Bidder shall procure the provision of directors’ and officers’ liability insurance for both current and former directors and officers of the Target Group, including directors and officers who retire or whose employment is terminated as a result of the Combination, for acts and omissions up to and including the Effective Date, in the form of run-off cover for a period of six (6) years following the Effective Date. Such insurance cover shall be with reputable insurers and provide cover, in terms of amount and breadth, at least as much as that provided under the Target Group’s directors’ and officers’ liability insurance as at the date of this Agreement.

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11.	Code

11.1	Nothing in this Agreement shall in any way limit the parties’ obligations under the Code and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement (which shall take precedence over such terms).

11.2	The parties agree that, if the Panel determines that any provision of this Agreement that requires Target to take or not to take action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded and neither Target nor the Target Directors shall have any obligation to take or not take any such action.

11.3	Nothing in this Agreement shall oblige Target or the Target Directors to recommend an Offer or a Scheme proposed by Bidder.

12.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction or due to the operation of Clause 11.2:

(A)	that shall not affect or impair:

(i)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement; and

(B)	if it would be legal, valid and enforceable if deleted in whole or in part or reduced in application, such provision shall apply with such deletion or reduction as may be necessary to make it valid and enforceable but the enforceability of the remainder of this Agreement shall not be affected.

13.	Termination

13.1	Subject to Clauses 13.2 and 13.3, this Agreement shall terminate with immediate effect and all rights and obligations of the parties under this Agreement shall cease:

(A)	if the parties so agree in writing;

(B)	if the Announcement is not released by 8.00 a.m. on the date of this Agreement (unless, prior to that time, the parties have agreed another time in accordance with Clause 2.1 in which case the later time and date shall apply for the purposes of this Clause 13.1(B));

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(C)	upon service of written notice by Bidder to Target if a Target Board Adverse Recommendation Change occurs;

(D)	upon service of written notice by either party if one or more of the following occurs:

(i)	prior to the Long Stop Date, a Competing Proposal becomes effective or is declared or becomes unconditional;

(ii)	if the Combination (whether implemented by way of the Scheme or the Offer) is withdrawn, terminates or lapses in accordance with its terms and (where required) with the permission of the Panel, unless such lapse or withdrawal:

(a)	is as a result of the exercise of Right to Switch; or

(b)	is to be followed promptly by a firm intention announcement (under Rule 2.7 of the Code) made by Bidder or person acting in concert (as defined in the Code) with Bidder to implement the Combination by a different offer or scheme on substantially the same or improved terms, and such announcement is made within ten (10) Business Days of such lapse or withdrawal;

(iii)	prior to the Long Stop Date any Condition has been invoked by Bidder (in circumstances where the invocation of the relevant Condition is permitted by the Panel);

(iv)	if the Scheme is not approved at the Court Meeting or the Target GM Resolutions are not passed at the Target GM or the Court refuses to sanction the Scheme, other than in circumstances where Bidder has elected, pursuant to an Agreed Switch in accordance with the terms of this Agreement, to implement the Combination by way of an Offer; or

(v)	unless otherwise agreed by the parties in writing or required by the Panel, the Effective Date has not occurred by the Long Stop Date; or

(E)	if the Effective Date occurs.

13.2	Termination of this Agreement shall be without prejudice to the rights of either party that may have arisen at or prior to termination.

13.3	Clauses 1 and 11 to 18 (inclusive), and Clauses 9 and 10 and Schedule 2 (in circumstances where this Agreement is terminated on or after the Effective Date) shall survive termination of this Agreement.

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14.	Warranties and Undertakings

14.1	Bidder warrants to Target and Target warrants to Bidder on the date of this Agreement that:

(A)	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

(B)	subject to Clause 11.2, this Agreement constitutes its binding obligations in accordance with its terms;

(C)	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(i)	result in any breach of any provision of its constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound, where such breach or default would be material in the context of the Combination; or

(iii)	result in a breach of any order, judgment, or decree of any court or governmental agency to which it is a party or by which it is bound.

14.2	Bidder warrants to Target on the date of this Agreement that:

(A)	no resolutions or approvals of its shareholders are required to enter into and implement the Combination; and

(B)	except as Disclosed to Target prior to the execution of this Agreement, it is not aware of any circumstances which would reasonably be expected to prevent any of the Conditions from being satisfied.

14.3	Bidder acknowledges that no responsibility is accepted, and no representation, undertaking or warranty is made or given, in either case expressly or impliedly, by Target, any member of the Target Group or by any of the Target Group's directors, officers, employees, contractors or advisers (each a “Target Representative”) as to the accuracy or completeness of the information provided.

14.4	Bidder acknowledges and agrees that any information and/or assistance provided by any Target Representative, whether before, on or after the date of this Agreement: (i) pursuant to the obligations of Target or any member of the Target Group under or otherwise in connection with this Agreement; or (ii) in connection with the Combination, shall in each case be (and have been) given on the basis that the relevant Target Representative shall not incur any liability, whether in contract, tort (including negligence) or otherwise, in respect of any loss or damage that any member of the Bidder Group or any of their respective directors, officers, employees or advisers may suffer or incur as a result of the provision of any such information and/or assistance (save, in each case for loss or damage resulting from the fraud or fraudulent misrepresentation of the relevant Target Representative).

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15.	Notices

15.1	A notice under or in connection with this Agreement (a “Notice”) must be in writing and shall be delivered personally or recorded delivery mail (or air mail if overseas) or by email to the party due to receive the Notice to the address specified in Clause 15.2. If a method other than email is used, a copy of the Notice shall also be sent by email contemporaneously.

15.2	The address of each party referred to in Clause 15.1 above is:

(A)	in the case of Bidder:

Address: Pier 1, Bay 1, San Francisco, California, 94111

For the attention of: Deborah Briones

Email: [intentionally omitted]

(B)	in the case of Target:

Address: The registered office of Target from time to time

For the attention of: Stephanie Murton, Head of Legal and Company Secretary

Email: [intentionally omitted]

15.3	A party may change its notice details on giving notice to the other party of the change in accordance with this Clause 15.

15.4	Unless there is evidence that it was received earlier, a Notice is deemed given:

(A)	if delivered personally, on the date and time when left at the relevant address;

(B)	if sent by recorded delivery mail, except air mail, two (2) Business Days after posting it;

(C)	if sent by air mail, six (6) Business Days after posting it; and

(D)	if sent by email, on the date and time when sent, provided that the sender does not receive a notice of non-delivery,

provided that any Notice that would otherwise be deemed given outside of the hours of 9.00 a.m. to 5.30 p.m. on a Business Day shall be deemed to be given at the next 9.00 a.m. on a Business Day after it would otherwise have been deemed given.

15.5	Each Notice or other communication under or in connection with this Agreement shall be in English.

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16.	General Provisions

Variation

16.1	No variation or amendment or modification to this Agreement shall be effective unless made in writing (which for this purpose, does not include email) and executed by each of the parties.

Remedies and waivers

16.2	No delay or omission by any party in exercising any right, power or remedy provided by Law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

16.3	The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

16.4	The rights, powers and remedies provided for in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

16.5	Without prejudice to any other rights and remedies which a party may have, the parties acknowledge and agree that damages may not be an adequate remedy for any breach or threatened breach by it of this Agreement and that the party who is not in breach shall be entitled without proof of special damage to seek injunctive relief and other equitable remedy (including specific performance).

16.6	Nothing in this Agreement shall oblige Target to pay an amount in damages which the Panel determines would not be permitted by Rule 21.2 of the Code.

Assignment

16.7	Neither party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement or sub-contract or delegate in any manner whatsoever its performance under this Agreement (each of the above a “dealing”) and any purported dealing in contravention of this Clause 16.7 shall be ineffective.

Counterparts

16.8	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

16.9	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

Costs and Expenses

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16.10	Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any matters contemplated by it.

No Partnership

16.11	Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, joint venture or agency relationship between any of the parties. A party has no authority to bind or contract in the name of another party in any way or for any purpose by virtue of this Agreement.

Entire Agreement

16.12	The provisions of this Agreement shall be supplemental to and shall not prejudice the terms of the Confidentiality Agreement and the Joint Defence Agreement which shall remain in full force and effect. This Agreement, together with the Confidentiality Agreement and the Joint Defence Agreement, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement (whether written or oral) between the parties with respect thereto.

16.13	Each party confirms that, except as provided in this Agreement, the Confidentiality Agreement and the Joint Defence Agreement, neither party has relied on any understanding, representation or warranty which is not contained in this Agreement, the Confidentiality Agreement and the Joint Defence Agreement and, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, neither party shall be under any liability or shall have any remedy in respect of any misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement, the Confidentiality Agreement and the Joint Defence Agreement.

Further Assurances

16.14	Each party shall, at its own cost, use reasonable endeavours to, or procure that any relevant third party shall, do and/or execute and/or perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

Rights of Third Parties

16.15	Clauses 7.4, 9, 10, 14.3 and 14.4 (the “Third Party Rights Provisions”) are intended to confer benefits on and be enforceable by the third parties referred to therein (the “Relevant Third Parties”).

16.16	Paragraph 8(D) of Part 1 of Schedule 2 (the “Remuneration Committee Provisions”) is intended to confer benefits on the members of the Target Remuneration Committee and be enforceable by members of the Target Remuneration Committee.

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16.17	Notwithstanding the provisions of Clauses 16.15 and 16.16, the parties shall not require the consent of any person (including any Relevant Third Party) other than the parties to vary or amend this Agreement, except for any variation or amendment on or following the Effective Date of:

(A)	the Third Party Rights Provisions or Clause 16.15 or this Clause 16.17 to the extent it relates to the ability to amend the Third Party Rights Provisions, which shall require the consent of all affected Relevant Third Parties; or

(B)	the Remuneration Committee Provisions or Clause 16.16 or this Clause 16.17 to the extent it relates to the ability to amend the Remuneration Committee Provisions, which shall require the consent of all affected members of the Target Remuneration Committee.

16.18	Except as specified in Clauses 16.15 and 16.16, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

17.	Governing Law

17.1	This Agreement is governed by and shall be construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

17.2	Each party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

17.3	Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts have no jurisdiction.

18.	Agent for Service

18.1	Bidder irrevocably appoints Prologis UK Limited of Prologis House, Blythe Gate, Blythe Valley Park, Solihull, West Midlands, United Kingdom, B90 8AH (for the attention of Nick Smith (nsmith@prologis.com) and Paul Weston (pweston@prologis.com) to be its agent for the receipt of Service Documents. It agrees that any Service Document may be effectively served on it in connection with proceedings, suit or action in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

18.2	If the agent at any time ceases for any reason to act as such, Bidder shall appoint a replacement agent having an address for service in England or Wales and shall notify Target of the name and address of the replacement agent. Failing such appointment and notification, Target shall be entitled by Notice pursuant to Clause 15 to Bidder to appoint a replacement agent to act on behalf of Bidder. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

18.3	A copy of any Service Document served on an agent shall be sent by post to Bidder. Failure or delay in doing so shall not prejudice the effectiveness of service of the Service Document.

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Schedule 1
Firm Intention Announcement

39

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

4 August 2026

RECOMMENDED BEST AND FINAL* SHARE OFFER WITH A PARTIAL CASH ALTERNATIVE

for

SEGRO plc (“SEGRO”)

by

Prologis, Inc. (“Prologis”)

to be effected by means of a scheme of arrangement under Part 26 of the Companies Act 2006

Summary

•	The boards of Prologis and SEGRO are pleased to announce that they have reached agreement on the terms of a recommended share offer with a partial cash alternative, pursuant to which Prologis, Prologis, L.P. and/or a wholly owned subsidiary (or subsidiaries) of Prologis or Prologis, L.P. (the “Offeror”) will acquire the entire issued and to be issued ordinary share capital of SEGRO (the “Combination”). The Combination is to be effected by means of a scheme of arrangement under Part 26 of the Companies Act.

•	Under the terms of the Combination, SEGRO Shareholders shall be entitled to receive:

for each SEGRO Share	0.0920 New Prologis Shares

(the “Exchange Ratio”)

•	There is a Partial Cash Alternative of up to £3,509,777,110.70 (the “Maximum Cash Amount”), representing approximately 25 per cent of the total value of the consideration based on a fixed price of 1,031.7 pence per SEGRO Share (the “Partial Cash Alternative”, together with the Exchange Ratio, the “Combination Consideration”). Based on the fully diluted share count as of the date immediately prior to this announcement, SEGRO Shareholders who validly elect to receive the Partial Cash Alternative for the basic entitlement equal to 25 per cent of a fixed price of 1,031.7 pence per SEGRO Share would receive 258 pence in cash and would also receive 0.0690 New Prologis Shares for each SEGRO Share. SEGRO Shareholders may elect to receive cash consideration less than, or in excess of, their basic entitlement. Elections to receive cash in excess of this basic entitlement will be scaled back pro rata if aggregate valid cash elections exceed the Maximum Cash Amount. The Partial Cash Alternative will not affect the entitlements of those SEGRO Shareholders who do not elect for it, each of whom would receive 0.0920 New Prologis Shares for each SEGRO Share.

•	SEGRO Shareholders shall be entitled to receive and retain the 2026 interim dividend of up to 10.14 pence per SEGRO Share (the “2026 Interim Dividend”), as announced by SEGRO on 30 July 2026, without any reduction of the Combination Consideration.

•	SEGRO Shareholders shall also be entitled to receive and retain any 2026 final dividend of up to 22.56 pence per SEGRO Share (the “2026 Final Dividend”) if it is announced, declared, paid or made prior to the Effective Date, on the terms set out in this announcement, without any reduction of the Combination Consideration. In order to ensure that the 2026 Final Dividend can be declared and paid prior to the expected Effective Date (which is expected to occur during H1 2027), SEGRO expects that its 2027 annual general meeting, at which SEGRO Shareholders would consider, and if thought fit declare, the 2026 Final Dividend (the “Dividend GM”), will take place no later than March 2027 and the record date in respect of the 2026 Final Dividend will be commensurately earlier than SEGRO’s ordinary course dividend timetable. SEGRO does not intend to convene the Scheme Hearing and/or deliver the Court Order to the Registrar of Companies until the Dividend GM has taken place.

•	Should the timetable extend beyond the anticipated date for completion of the Combination (and the Scheme becoming Effective), SEGRO Shareholders shall also be entitled to receive and retain:

•	any 2027 interim dividend of up to 10.55 pence per SEGRO Share (the “2027 Interim Dividend”); and

•	any 2027 final dividend of up to 23.52 pence per SEGRO Share (the “2027 Final Dividend” and, with the 2026 Interim Dividend, the 2026 Final Dividend and the 2027 Interim Dividend, the “SEGRO Permitted Dividends”),

in each case that is announced, declared, paid or made or becomes payable by SEGRO in the ordinary course, in accordance with SEGRO’s dividend policy and consistent with past practice in relation to timing, on or after the date of this announcement and prior to the Effective Date, without any reduction of the Combination Consideration.

•	Based on the closing price per Prologis Share of $149.94 and a GBP:USD exchange rate of 1.3371 on 21 July 2026 (being the last practicable date prior to the announcement of Prologis’ Best and Final* Proposal on 22 July 2026) and assuming that the Partial Cash Alternative is fully taken up:

•	the Combination Consideration values each SEGRO Share at 1,031.7 pence and the entire issued and to be issued ordinary share capital of SEGRO at approximately £14.0 billion; and

•	the Combination Consideration, together with the 2026 Final Dividend (which SEGRO Shareholders will be entitled to receive and retain, if it is declared and paid in full), values each SEGRO Share at 1,054.3 pence and the entire issued and to be issued ordinary share capital of SEGRO at approximately £14.3 billion.

•	The Combination Consideration of 1,031.7 pence per SEGRO Share represents a premium of approximately:

•	39.0 per cent to SEGRO’s closing share price of 742 pence on 23 June 2026 (being the day prior to the commencement of the Offer Period);

•	41.3 per cent to SEGRO’s one-month volume-weighted average share price of 730 pence as of 23 June 2026 (being the day prior to the commencement of the Offer Period);

•	46.5 per cent to SEGRO’s three-month volume-weighted average share price of 704 pence as of 23 June 2026 (being the day prior to the commencement of the Offer Period); and

•	14.4 per cent to SEGRO’s EPRA NTA of 902 pence per SEGRO Share as at 30 June 2026.

•	The Combination Consideration, together with the 2026 Final Dividend of up to 22.56 pence per SEGRO Share (which SEGRO Shareholders will be entitled to receive and retain, if such dividend is declared and paid in full), values each SEGRO Share at 1,054.3 pence, which represents a premium of approximately:

•	42.1 per cent to SEGRO’s closing share price of 742 pence on 23 June 2026 (being the day prior to the commencement of the Offer Period);

•	44.4 per cent to SEGRO’s one-month volume-weighted average share price of 730 pence as of 23 June 2026 (being the day prior to the commencement of the Offer Period);

•	49.8 per cent to SEGRO’s three-month volume-weighted average share price of 704 pence as of 23 June 2026 (being the day prior to the commencement of the Offer Period); and

•	16.9 per cent to SEGRO’s EPRA NTA of 902 pence per SEGRO Share as at 30 June 2026.

•	Based on the closing Prologis share price of $144.15 and a GBP:USD exchange rate of 1.3438 on 3 August 2026, being the last practicable date prior to the date of this announcement, and assuming SEGRO Shareholders elect for 25 per cent cash, the Combination values each SEGRO Share at 998.1 pence.

•	Following the Effective Date, assuming that the Partial Cash Alternative is fully taken up and based on Prologis’ and SEGRO’s fully diluted share capital as at 3 August 2026 (being the last practicable date prior to the date of this announcement), SEGRO Shareholders would hold approximately 8.9 per cent of the shares in the Combined Group, allowing them to participate in the future growth prospects of the Combined Group.

•	Subject to required approvals, Prologis Shares (including the New Prologis Shares) will be admitted to the equity shares (international commercial companies secondary listing) category of the Official List maintained by the FCA and to trading on the Main Market for listed securities of the London Stock Exchange on, or shortly after, the Effective Date. This will ensure a greater range of both existing and prospective shareholders are able to access the future value creation opportunity of the Combined Group.

•	The SEGRO Directors intend unanimously to recommend the Combination.

•	It is intended that the Combination will be effected by way of the Scheme (although Prologis reserves the right to implement the Combination by way of a Takeover Offer, subject to consent of the Panel (if required) and the terms of the Co-operation Agreement). The Conditions to the Combination are set out in full in Appendix I and include, in summary: (i) approval by the requisite majorities of Scheme Shareholders at the Court Meeting and of SEGRO Shareholders at the General Meeting; (ii) sanction of the Scheme by the Court; (iii) the Combination becoming Effective no later than the Long-stop Date; (iv) receipt of certain anti-trust and regulatory approvals, clearances and/or confirmations as detailed in Part A of Appendix I; and (v) the secondary listing and admission of Prologis Shares to trading on the London Stock Exchange.

Prologis’ proven M&A track record and longstanding European presence

•	As the global leader in logistics real estate, Prologis builds intelligent infrastructure that powers global commerce, with operations in high-barrier, high-growth markets. Prologis’ strategy is to own, operate and develop high-quality logistics assets in strategic locations, meeting customers’ evolving needs while delivering reliable, growing cash flows and attractive returns through the cycle.

•	Selective, value-creating M&A has been a consistent part of Prologis’ growth strategy. Its proven track record includes the successful all-share acquisitions of publicly listed logistics real estate companies, with Duke Realty Corporation in 2022, Liberty Property Trust in 2019 and DCT Industrial Trust in 2018. Prologis has successfully integrated these businesses and delivered synergies, demonstrating the strength of its platform.

•	Prologis has invested in the UK and Europe, building a business with £28.0 billion of AUM since 1997. Over the past 28 years, Prologis has built a portfolio spanning 251 million square feet across 12 countries and 50 markets in the region, supported by established operating, development and investment management capabilities and longstanding institutional capital partnerships. Prologis is a significant long-term investor to the UK economy, having invested £5.6 billion of capital over the past decade with a further £5.5 billion publicly committed.

Clear strategic rationale and value creation

•	Prologis and SEGRO believe that the Combination offers a compelling opportunity to SEGRO Shareholders. SEGRO Shareholders would become shareholders in the world’s largest logistics REIT with a $138 billion market capitalisation (as at the last practicable date prior to the date of this announcement) – while receiving significant value above SEGRO’s share price prior to the commencement of the Offer Period and the ability to receive a portion of the consideration in cash at a 14.4 per cent premium to SEGRO’s last reported EPRA NTA.

•	SEGRO Shareholders could also participate in the future performance of a global platform with a track record of outperformance across key metrics and the successful integration of major corporate transactions with the delivery of synergies.

•	Prologis also believes the Combination would deliver significant benefits to the customers, employees and other stakeholders of the Combined Group. In particular, the Combination would return Prologis’ European exposure to levels similar to those before the Duke Realty acquisition in 2022. Prologis sees significant growth opportunities and supportive market dynamics in Europe over the medium term. Prologis also expects the Combination to present increased opportunities for SEGRO’s customers and employees as part of a broader global organisation.

•	SEGRO’s well-established footprint across key UK and European urban warehousing and logistics locations would deepen Prologis’ presence in high-growth, attractive markets, complementing Prologis’ existing global platform and increasing the potential benefits available from greater scale.

•	The Combination would result in a combined European operating portfolio of approximately 368 million square feet, more than tripling SEGRO’s existing European footprint.

The Combination provides a compelling value proposition

Prologis believes that the Combination has clear strategic rationale and provides SEGRO Shareholders with a compelling value proposition:

•	A Truly Global Platform with Significant Scale

•	The Combined Group will benefit from a scaled, global platform, fortress balance sheet and established strategic capital platform. The Combined Group would bring together two high-quality portfolios with approximately £200 billion of AUM. Its modern, well-located and well-invested facilities would be concentrated in major consumption and distribution corridors.

•	Combining Prologis' global customer ecosystem, operating platform and established local expertise across the UK and Europe with SEGRO's complementary pan-European platform would create a stronger proposition for customers. The Combined Group would enable customers to manage their supply chain needs through a single global logistics partner.

•	The Combination would give SEGRO Shareholders exposure to global growth markets, while Prologis increases its European exposure, a market in which it sees significant growth opportunities.

•	Significant Combined Data Center Pipeline with an Enhanced Return Outlook

•	[intentionally omitted]

•	Prologis’ established and scaled platform has a track record of delivering and monetising development projects. Prologis believes that its global platform, balance sheet strength and diversified capital base can accelerate the realization of the significant embedded value of SEGRO’s development and data center pipeline.

•	Prologis’ Proven Stewardship of Shareholder Capital and Strong M&A Integration Track Record

•	Prologis’ history of achieving cost and revenue synergies demonstrates the strength of its platform and its ability to integrate acquired businesses successfully.

•	Prologis expects the Combination to deliver significant synergies, consistent with its track record on previous transactions. Prologis’ model of focusing on active management and ancillary services is designed to improve the operational performance of the properties and generate additional value.

Effects of the Combination on Prologis

•	The Combination is consistent with Prologis’ strategy of owning and operating high-quality logistics real estate capable of delivering reliable, growing cash flows and attractive total returns through the cycle.

•	Consistent with Prologis’ previous M&A transactions, Prologis expects significant cost and operational efficiencies, alongside benefits from enhanced scale in asset management and procurement.

•	The Combination is expected to enhance Prologis’ long-term earnings and return potential. In the first full year following completion of the Combination, assuming annualised run-rate synergies, the Combination is expected to have a broadly neutral to minimally dilutive impact on Core FFO and AFFO per Prologis Share.

•	Prologis expects to maintain A2/A credit ratings from Moody's and S&P.

Recommendation of the SEGRO Directors

•	The SEGRO Directors, who have been so advised by Evercore and Morgan Stanley as to the financial terms of the Combination, consider the terms of the Combination to be fair and reasonable. In providing advice to the SEGRO Directors, Evercore and Morgan Stanley have relied upon the commercial assessments of the SEGRO Directors. Evercore and Morgan Stanley are providing independent financial advice to the SEGRO Directors for the purposes of Rule 3 of the Code. The SEGRO Directors have also received financial advice from Goldman Sachs and UBS.

•	Accordingly, the SEGRO Directors intend unanimously to recommend that SEGRO Shareholders vote in favour of the Scheme at the Court Meeting and the resolution(s) to be proposed at the General Meeting (and if Prologis, with the consent of the Panel (if required) and subject to the terms of the Co-operation Agreement, subsequently structures the Combination as a Takeover Offer, to accept any Takeover Offer by Prologis), as the SEGRO Directors who hold SEGRO Shares have irrevocably undertaken to do in respect of their own personal beneficial holdings, amounting in aggregate to 3,331,443 SEGRO Shares and representing approximately 0.245 per cent of the issued share capital of SEGRO as at 3 August 2026 (being the last practicable date prior to the date of this announcement).

[intentionally omitted]

Irrevocable undertakings

Prologis has received irrevocable undertakings from each of the SEGRO Directors that hold SEGRO Shares to vote in favour of the Scheme at the Court Meeting and the resolution(s) to be proposed at the General Meeting (and if Prologis, with the consent of the Panel (if required) and subject to the terms of the Co-operation Agreement, subsequently structures the Combination as a Takeover Offer, to accept any Takeover Offer by Prologis) in respect of an aggregate of 3,331,443 SEGRO Shares representing, approximately 0.245 per cent of the existing issued ordinary share capital of SEGRO as at 3 August 2026 (being the last practicable date prior to the date of this announcement).

Further details of these irrevocable undertakings are set out in Appendix III.

Timetable and Conditions

•	Prologis and SEGRO expect the Combination to complete in H1 2027, subject to the satisfaction (or, where applicable, waiver) of the Conditions set out in Appendix I to this announcement. The Scheme Document will contain further details on the expected timetable.

•	It is intended that the Combination will be effected by way of the Scheme (although Prologis reserves the right to implement the Combination by way of a Takeover Offer, subject to consent of the Panel (if required) and the terms of the Co-operation Agreement).

•	The Combination will be put to SEGRO Shareholders to vote at the Court Meeting and at the General Meeting (which is expected to take place immediately following the Court Meeting). In order to become Effective, the Scheme must be approved by a majority in number of the Scheme Shareholders present and voting at the Court Meeting, either in person or by proxy, representing at least 75 per cent in value of the Scheme Shares voted. In addition, certain resolution(s) required to implement the Scheme must be passed by the requisite majority or majorities at the General Meeting.

•	It is expected that the Scheme Document, containing further information about the Combination and notices of the Court Meeting and the General Meeting, will be published within 28 days of this announcement and the Court Meeting and General Meeting will be convened as soon as practicable thereafter.

•	The Combination is conditional on, amongst other things, the approval of SEGRO Shareholders and subject to the further Conditions and terms set out in Appendix I (which will be set out in full in the Scheme Document). The Conditions include, amongst others:

•	the approval of the Scheme by a majority in number of the Scheme Shareholders who are present and vote, whether in person or by proxy, at the Court Meeting and who represent 75 per cent in value of the Scheme Shares voted by those Scheme Shareholders;

•	the resolution(s) required to implement the Scheme being duly passed by the requisite majority or majorities at the General Meeting or at any adjournment of that meeting;

•	the approval of the Scheme by the Court (with or without modification but subject to any modification being on terms acceptable to Prologis and SEGRO);

•	the delivery of a copy of the Court Order to the Registrar of Companies;

•	the receipt of certain anti-trust and regulatory approvals, clearances and/or confirmations from relevant authorities;

•	the New Prologis Shares having been approved for listing on the New York Stock Exchange; and

•	acknowledgement having been received by Prologis that the application for Admission has been approved and the Prologis Shares will be admitted to trading on the Main Market for listed securities of the London Stock Exchange.

*The financial terms of the Combination are final and will not be increased, except that Prologis reserves the right to increase and/or otherwise improve the financial terms of the Combination if: (i) there is an announcement on or after the date of this announcement of an offer or possible offer (including a partial offer involving the acquisition or consolidation of control (as defined in the Code)) for SEGRO by a third party offeror(s) or potential offeror(s) (whether identified or not), or (ii) the Panel otherwise provides its consent (which will only be provided in wholly exceptional circumstances).

This summary should be read in conjunction with the full text of this announcement. The Combination shall be subject to the Conditions and further terms set out in Appendix I and to the full terms and conditions which shall be set out in the Scheme Document. Appendix II contains the sources of information and bases of calculation of certain information contained in this announcement, Appendix III contains a summary of the irrevocable undertakings received in relation to the Combination and Appendix IV contains definitions of certain expressions used in this summary and in this announcement.

The person responsible for releasing this announcement on behalf of SEGRO is Stephanie Murton, Company Secretary.

Enquiries:

Prologis, Inc. Tim Arndt, Chief Financial Officer Justin Meng, Global Head of Investor Relations & Strategic Initiatives Jennifer Nelson, Senior Vice President, Global Communications	+1 (415) 394-9000 +1 (347) 544-1393 +1 (510) 708-8462

Rothschild & Co (Joint Lead Financial Adviser) Alex Midgen Matthew Greenberger Sam Green Jake Shackleford	+44 (0) 207 280 5000

J.P. Morgan (Joint Lead Financial Adviser) James Robinson Saravanan Nagappan Thomas Grier Matt Smith	+44 (0) 20 3493 8000

Eastdil Secured (Joint Lead Financial Adviser) Max von Hurter Seb Heley	+44 (0) 20 7074 4950

BofA Securities (Financial Adviser) Ed Peel Stephen Little Geoff Iles Jeff Horowitz	+44 (0) 20 7628 1000

Citigroup Global Markets Limited (Financial Adviser)	+44 (0) 20 7986 4000
Andy Richard Ashish Agrawal Matthew Jarman Richard Abel

Brunswick Group Simon Sporborg Nina Coad Stuart Hudson	+44 (0) 20 7404 5959

SEGRO plc Susanne Schroeter, Chief Financial Officer Claire Mogford, Head of Investor Relations	+44 (0) 20 3887 4300 +44 (0) 7710 153 974 +44 (0) 20 7451 9048

Evercore (Joint Lead Financial Adviser) Simon Warshaw Kunal Ranpara Ella Brown	+44 (0) 20 7653 6000

Morgan Stanley (Joint Lead Financial Adviser and Joint Corporate Broker) Nick White Anthony Zammit Tom Perry	+44 (0) 20 7425 8000

UBS (Financial Adviser and Joint Corporate Broker) Jonathan Retter Jonathan Rowley Aadhar Patel	+44 (0) 20 7567 8000

Goldman Sachs (Financial Adviser) Anthony Gutman Trent Wilkins Tom Macdonald	+44 (0) 20 7774 1000

FTI Consulting Richard Sunderland Ed Bridges Alex Le May	+44 (0) 7894 797 067 +44 (0) 7768 216 607 +44 (0) 7702 443 312

Linklaters LLP is retained as legal adviser to Prologis.

Willkie Farr & Gallagher LLP is acting as legal adviser to Prologis with respect to US securities laws.

Slaughter and May is retained as legal adviser to SEGRO.

Important Notices

N.M. Rothschild & Sons Limited (“Rothschild & Co”), which is authorised and regulated by the Financial Conduct Authority (the “FCA”) in the United Kingdom, J.P. Morgan Securities plc, which conducts its UK investment banking business as J.P. Morgan Cazenove (“J.P. Morgan”), which is authorised in the United Kingdom by the Prudential Regulation Authority (the “PRA”) and regulated in the United Kingdom by the FCA and the PRA, Eastdil Secured International Limited (“Eastdil Secured” or “ESI”), which is authorised and regulated by the FCA in the United Kingdom, Merrill Lynch International (“BofA Securities”), which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, and Citigroup Global Markets Limited (“Citi”), which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, are acting exclusively as financial advisers to Prologis and no one else in connection with the Combination and shall not be responsible to anyone other than Prologis for providing the protections afforded to their respective clients nor for providing advice in connection with the Combination or any matter referred to herein. Neither Rothschild & Co, J.P. Morgan, Eastdil Secured, BofA Securities or Citi, nor any of their respective affiliates, directors or employees, owe or accept any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, under statute or otherwise) to any person who is not a client of theirs in connection with the Combination, any statement contained herein or otherwise.

Evercore Partners International LLP ("Evercore"), which is authorised and regulated by the FCA in the UK, is acting exclusively as lead financial adviser to SEGRO and no one else in connection with the matters described in this announcement and will not be responsible to anyone other than SEGRO for providing the protections afforded to clients of Evercore nor for providing advice in connection with the matters referred to herein. Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with this announcement, any statement contained herein, any offer or otherwise. Apart from the responsibilities and liabilities, if any, which may be imposed on Evercore by the Financial Services and Markets Act 2000, or the regulatory regime established thereunder, or under the regulatory regime of any jurisdiction where exclusion of liability under the relevant regulatory regime would be illegal, void or unenforceable, neither Evercore nor any of its affiliates accepts any responsibility or liability whatsoever for the contents of this announcement, and no representation, express or implied, is made by it, or purported to be made on its behalf, in relation to the contents of this announcement, including its accuracy, completeness or verification of any other statement made or purported to be made by it, or on its behalf, in connection with SEGRO or the matters described in this announcement. To the fullest extent permitted by applicable law, Evercore and its affiliates accordingly disclaim all and any responsibility or liability whether arising in tort, contract or otherwise (save as referred to above) which they might otherwise have in respect of this announcement, or any statement contained herein.

Morgan Stanley & Co. International plc ("Morgan Stanley"), which is authorised by the PRA and regulated by the PRA and the FCA in the United Kingdom, is acting exclusively as lead financial adviser for SEGRO and for no one else in connection with the Combination and neither Morgan Stanley nor any of its affiliates, nor their respective directors, officers, employees or agents will be responsible to anyone other than SEGRO for providing the protections afforded to its clients or for providing advice in relation to the Combination, the contents of this announcement or any other matters referred to in this announcement.

Goldman Sachs International (“Goldman Sachs”), which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting exclusively as financial adviser to SEGRO and no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than SEGRO for providing the protections afforded to clients of Goldman Sachs, or for providing advice in connection with matters referred to in this announcement or any matter referred to herein.

UBS AG London Branch (“UBS”) is authorised and regulated by the Financial Market Supervisory Authority in Switzerland. It is authorised by the Prudential Regulation Authority and subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the United Kingdom. UBS is acting exclusively as corporate broker and financial adviser to SEGRO and no one else in connection with the Combination. In connection with such matters, UBS will not regard any other person as its client, nor will it be responsible to any other person for providing the protections afforded to its clients or for providing advice in relation to the Combination, the contents of this announcement or any other matter referred to herein.

This announcement is for information purposes only and is not intended to and does not constitute or form part of an offer to sell or an invitation to purchase any securities or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction in contravention of applicable law, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Combination shall be implemented by means of the Scheme (although Prologis reserves the right to implement the Combination by way of a Takeover Offer as described below, with the consent of the Panel (if required) and subject to the terms of the Co-operation Agreement), and the Scheme Document, together with the Forms of Proxy and the Forms of Election, shall contain the full terms and conditions of the Combination, including details of how to vote in respect of the Combination. Any decision in respect of, or other response to, the Combination should be made only on the basis of the information contained in the Scheme Document. Each SEGRO Shareholder is urged to consult its independent professional adviser immediately regarding the tax consequences to it (or its beneficial owners) of the Combination.

SEGRO shall prepare the Scheme Document to be distributed to SEGRO Shareholders. Prologis and SEGRO urge SEGRO Shareholders to read the Scheme Document, when it becomes available, because it will contain important information relating to the Combination.

Prologis reserves the right to elect (with the consent of the Panel (if required), and subject to the terms of the Co-operation Agreement) to implement the Combination by way of a Takeover Offer for the SEGRO Shares as an alternative to the Scheme. In such event, the Takeover Offer shall be implemented on the same terms, so far as applicable, and subject to the terms of the Co-operation Agreement, as those which would apply to the Scheme, subject to appropriate amendments (including without limitation: (i) amendments required by, or deemed appropriate by, Prologis under applicable law, including US securities law; and (ii) an acceptance condition set at 75 per cent of SEGRO Shares or such lesser percentage as Prologis may decide or as required by the Panel (subject to the terms of the Co-operation Agreement), being in any case more than 50 per cent of SEGRO Shares). Further, if sufficient acceptances of such Takeover Offer are received and/or sufficient SEGRO Shares are otherwise acquired, it is the intention of Prologis to apply the provisions of the Companies Act 2006 to acquire compulsorily any outstanding SEGRO Shares to which such offer relates.

The Combination shall be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the New York Stock Exchange, United States federal securities laws, and the Financial Conduct Authority.

This announcement does not constitute a prospectus or prospectus exemption document.

Overseas Shareholders

The release, publication or distribution of this announcement in or into certain jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements.

To the fullest extent permitted by applicable law, the companies and persons involved in the Combination disclaim any responsibility or liability for the violation of such restrictions by any person. This announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside of England and Wales.

Unless otherwise determined by Prologis or required by the Code, and permitted by applicable law and regulation, the Combination shall not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Combination by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this announcement and all documents relating to the Combination are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction or any jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this announcement and all documents relating to the Combination (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction. Doing so may render invalid any related purported vote in respect of the Combination.

The availability of the Combination to SEGRO Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

The New Prologis Shares may not be offered, sold or delivered, directly or indirectly, in, into or from any Restricted Jurisdiction or to, or for the account or benefit of, any Restricted Overseas Persons except pursuant to an applicable exemption from, or in a transaction not subject to, applicable securities laws of those jurisdictions.

Further details in relation to Overseas Shareholders shall be contained in the Scheme Document.

Additional information related to US law

The Combination relates to shares of a UK company and is proposed to be effected by means of a court-sanctioned scheme of arrangement under the laws of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act and is exempt from the registration requirements under the US Securities Act.

Accordingly, the Combination is subject to the disclosure and procedural requirements applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements of US tender offer rules and proxy solicitation rules and the registration requirements under the US Securities Act.

However, if Prologis were to elect to implement the Combination by means of a Takeover Offer (subject to the consent of the Panel (if required) and the terms of the Co-operation Agreement), such takeover offer will be made in compliance with all applicable US laws and regulations.

The New Prologis Shares to be issued pursuant to the Scheme will not be registered under the US Securities Act or any US state securities laws and will be issued pursuant to the exemption from registration provided by Section 3(a)(10) of the US Securities Act and similar exemptions under applicable US state securities laws. New Prologis Shares issued to persons other than “affiliates” of Prologis or the Combined Group (defined generally as certain control persons in Rule 144 under the US Securities Act) will be freely transferable under US federal securities law after the Combination. Persons (whether or not US persons) who are or will be “affiliates” of Prologis within 90 days prior to, or of the Combined Group after, the Effective Date will be subject to certain transfer restrictions relating to the New Prologis Shares under US federal securities law. If, in the future, Prologis elects to implement the Combination by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC that will contain a prospectus/offer to exchange with respect to the issuance of the New Prologis Shares. In that event, SEGRO Shareholders are urged to read the registration statement, the prospectus/offer to exchange and the other relevant documents filed with the SEC carefully and in their entirety if and when they become available as they will contain important information. SEGRO Shareholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Prologis through the website maintained by the SEC at http://www.sec.gov and by visiting Prologis’ investor relations website at https://ir.prologis.com. These documents (if and when available) may also be obtained free of charge from Prologis by requesting them from Investor Relations by mail at Pier 1, Bay 1, San Francisco, CA 94111.

For the purpose of qualifying for the exemption from registration provided by Section 3(a)(10) of the US Securities Act, SEGRO will advise the Court that its sanctioning of the Scheme will be relied on by Prologis as an approval of the Scheme following a hearing on its fairness to SEGRO Shareholders, at which Court Hearing all SEGRO Shareholders are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification will be given to all such holders.

In accordance with normal United Kingdom practice (and, in the event the Combination is to be implemented by way of a Takeover Offer, in accordance with Rule 14e-5(b) under the US Exchange Act), Prologis or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of SEGRO outside of the US, other than pursuant to the Combination, until the date on which the Combination and/or Scheme becomes effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices (and, in the event the Combination is to be implemented by way of a Takeover Offer, outside of the United States). Any information about such purchases or arrangements to purchase will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com.

Additional information for US investors

Financial information relating to SEGRO included in this announcement and the Scheme Document has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom and may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

Prologis is organised under the laws of the State of Maryland, United States, and SEGRO is organised under the laws of England and Wales. Some of the officers and directors of Prologis and SEGRO, respectively, are residents of countries other than the United States. In addition, most of the assets of SEGRO and some of the assets of Prologis are located outside the United States. As a result, it may be difficult for US shareholders of SEGRO to enforce their rights and any claim arising out of the federal or state securities laws of the United States in connection with the Combination against, or to effect service of process within the United States upon, SEGRO or its officers or directors or to enforce against them a judgment of a US court predicated upon the federal or state securities laws of the United States.

High-Level U.S. Federal Income Tax Consequences

The receipt of consideration by a US holder for the transfer of its SEGRO Shares (or, cash consideration under the Partial Cash Alternative) pursuant to the Scheme is expected to be a taxable transaction for United States federal income tax purposes.

For certain SEGRO Shareholders, section 304 of the U.S. Internal Revenue Code (IRC) may apply to the Combination, in which case the cash consideration received pursuant to the Combination may be subject to U.S. federal income tax as a deemed dividend (“U.S. Deemed Dividend Tax”). For U.S. SEGRO Shareholders, dividends are generally taxable as ordinary income, subject to any reduced tax rates or deductions provided under the IRC. For Non-U.S. SEGRO Shareholders, U.S. Deemed Dividend Tax may be collected via a withholding tax at a 30 per cent rate (or such lower rate as may be specified by an applicable income tax treaty) from the cash consideration received pursuant to the Combination.

The Scheme Document will contain details on certain expected US and UK tax consequences of the Combination, including the potential application of section 304 of the IRC (and details of any paperwork available to mitigate any potential withholding tax in respect thereof).

Securities Ratings

This announcement contains securities ratings. A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time by the issuing agency.

Forward Looking Statements

This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Combination, and other information published by Prologis, any member of the Prologis Group, SEGRO or any member of the SEGRO Group and that are not historical facts are forward-looking statements within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Prologis and SEGRO operate as well as management’s beliefs and assumptions regarding the business strategies and the environment in which Prologis, any member of the Prologis Group, SEGRO, any member of the SEGRO Group or the Combined Group will operate in the future. Such statements involve uncertainties that could significantly impact Prologis’ or SEGRO’s financial results. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “designs,” “aims,” “would,” “should,” “could,” and “estimates,” including variations of such words and similar expressions, are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that Prologis or SEGRO expects or anticipates will occur in the future – including statements relating to the Combination, rent and occupancy growth, acquisition and development activity, including data center developments and power procurement related thereto, contribution and disposition activity, general conditions in the geographic areas where Prologis and SEGRO operate, expectations regarding new lines of business, Prologis’ and SEGRO’s respective debt, capital structure and financial position, Prologis’ or SEGRO’s ability to earn revenues from co-investment ventures or form new co-investment ventures and the availability of capital in existing or new co-investment ventures – are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although Prologis and SEGRO believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, neither Prologis nor SEGRO can give any assurance that these expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) Prologis’ and SEGRO’s ability to complete the Combination on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties relating to satisfying the Conditions; (ii) the effect of the Combination on the ability of Prologis and SEGRO to operate their respective businesses and retain and hire key personnel and to maintain favourable business relationships; (iii) failure to realize expected benefits or synergies of the Combination; (iv) significant transaction costs and/or unknown or inestimable liabilities; (v) the risk of shareholder litigation in connection with the Combination, including resulting expense or delay; (vi) the risk that SEGRO’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; (vii) risks related to future opportunities and plans for the Combined Group, including the uncertainty of expected future financial performance and results of the Combined Group following the Effective Date; (viii) risks related to the market value of the New Prologis Shares, including foreign currency exchange rates; (ix) other risks related to the completion of the Combination and actions related thereto; (x) international, national, regional and local economic and political climates and conditions; (xi) changes in global financial markets, interest rates and foreign currency exchange rates; (xii) increased or unanticipated competition for Prologis’ or SEGRO’s properties; (xiii) risks associated with acquisitions, dispositions and development of properties, including those specific to data center development and the integration of the operations of significant real estate portfolios; (xiv) maintenance of REIT status, tax structuring and changes in income tax laws and rates; (xv) availability of financing and capital, the levels of debt that Prologis and SEGRO maintain and their credit ratings; (xvi) risks related to Prologis’ and SEGRO’s investments in and management of their co-investment ventures, including ability to establish new co-investment ventures; (xvii) risks of doing business internationally, including currency risks; (xviii) environmental uncertainties, including risks of natural disasters; (xix) risks related to global pandemics; and (xx) those additional factors discussed under Part I, Item 1A. Risk Factors in Prologis’ Annual Report on Form 10-K for the year ended December 31, 2025 and in subsequent documents filed with the SEC (together with each of the factors described in detail in SEGRO’s 2025 annual report under the heading “Principal Risks”). None of Prologis, the Prologis Group, SEGRO or the SEGRO Group undertake any duty to update any forward-looking statements appearing in this announcement except as may be required by law.

None of Prologis, any member of the Prologis Group, SEGRO, any member of the SEGRO Group nor any of their respective associates, directors, officers, employees or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur. Given these risks and uncertainties, potential investors should not place any reliance on forward looking statements.

Forward-looking statements speak only at the date of this announcement. All subsequent oral or written forward-looking statements attributable to Prologis, any member of the Prologis Group, SEGRO, any member of the SEGRO Group, or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above.

Non-GAAP measures

This announcement includes certain terms and non-GAAP financial measures that are not specifically defined herein, including “Core FFO” per share and “AFFO” per share. These terms and financial measures for Prologis are defined and, in the case of the non-GAAP financial measures, reconciled to the most directly comparable GAAP measures, in Prologis’ quarterly Earnings Release and Supplemental Information that is available on Prologis’ investor relations website at https://ir.prologis.com and on the SEC’s website at www.sec.gov.

No profit forecasts or estimates

No statement in this announcement is intended as a profit forecast or estimate for any period and no statement in this announcement should be interpreted to mean that earnings or earnings per share for Prologis, SEGRO or the Combined Group, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Prologis or SEGRO, as appropriate.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0) 20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Electronic Communications

Please be aware that addresses, electronic addresses and certain other information provided by SEGRO Shareholders, persons with information rights and other relevant persons for the receipt of communications from SEGRO may be provided to Prologis during the Offer Period as required under Section 4 of Appendix 4 of the Code.

Publication on Website and Availability of Hard Copies

A copy of this announcement and the documents required to be published pursuant to Rules 26.1 and 26.2 of the Code shall be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Prologis’ website at https://ir.prologis.com and on SEGRO’s website at https://www.segro.com/investors by no later than 12 noon (London time) on the Business Day following the date of this announcement. For the avoidance of doubt, the contents of these websites are not incorporated into and do not form part of this announcement.

SEGRO Shareholders, persons with information rights and optionholders may request a hard copy of this announcement (subject to certain restrictions relating to persons resident in Restricted Jurisdictions) by contacting SEGRO’s registrars, Equiniti Limited, by writing to them at Highdown House, Yeoman Way, Worthing, BN99 6DA or by calling them on +44 (0) 371 384 2186 during business hours 9.30 a.m. to 5.30 p.m. (London time) Monday to Friday (excluding public holidays in England and Wales). Calls are charged at the standard geographical rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. For persons who receive a copy of this announcement in electronic form or via a website notification, a hard copy of this announcement will not be sent unless so requested. Such persons may also request that all future documents, announcements and information in relation to the Combination are sent to them in hard copy form.

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 of the Code

In accordance with Rule 2.9 of the Code, Prologis confirms that, as at the close of business on 3 August 2026, it had issued and outstanding 933,083,372 shares of common stock at par value of $0.01 per share. The International Securities Identification Number (ISIN) of the shares of common stock is US74340W1036. The Legal Entity Identifier (LEI) for Prologis is 529900DFH19P073LZ636. Prologis does not hold any of its common stock in treasury.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

4 August 2026

RECOMMENDED BEST AND FINAL* SHARE OFFER WITH A PARTIAL CASH ALTERNATIVE

for

SEGRO plc (“SEGRO”)

by

Prologis, Inc. (“Prologis”)

to be effected by means of a scheme of arrangement under Part 26 of the Companies Act 2006

1	Introduction

The boards of Prologis and SEGRO are pleased to announce that they have reached agreement on the terms of a recommended share offer with a partial cash alternative, pursuant to which Prologis, Prologis, L.P. and/or a wholly owned subsidiary (or subsidiaries) of Prologis or Prologis, L.P. (the “Offeror”) will acquire the entire issued and to be issued ordinary share capital of SEGRO (the “Combination”). The Combination is to be effected by means of a scheme of arrangement under Part 26 of the Companies Act.

2	The Combination

Under the terms of the Combination, which shall be subject to the Conditions and further terms set out below and in Appendix I and the full terms and conditions which will be set out in the Scheme Document, SEGRO Shareholders shall be entitled to receive:

for each SEGRO Share	0.0920 New Prologis Shares

(the “Exchange Ratio”)

There is a Partial Cash Alternative of up to £3,509,777,110.70 (the “Maximum Cash Amount”), representing approximately 25 per cent of the total value of the consideration based on a fixed price of 1,031.7 pence per SEGRO Share (the “Partial Cash Alternative”, together with the Exchange Ratio, the “Combination Consideration”). Based on the fully diluted share count as of the date immediately prior to this announcement, SEGRO Shareholders who validly elect to receive the Partial Cash Alternative for the basic entitlement equal to 25 per cent of a fixed price of 1,031.7 pence per SEGRO Share would receive 258 pence in cash and would also receive 0.0690 New Prologis Shares for each SEGRO Share. SEGRO Shareholders may elect to receive cash consideration less than, or in excess of, their basic entitlement. Elections to receive cash in excess of this basic entitlement will be scaled back pro rata if aggregate valid cash elections exceed the Maximum Cash Amount. The Partial Cash Alternative will not affect the entitlements of those SEGRO Shareholders who do not elect for it, each of whom would receive 0.0920 New Prologis Shares for each SEGRO Share.

SEGRO Shareholders shall be entitled to receive and retain the 2026 interim dividend of up to 10.14 pence per SEGRO Share (the “2026 Interim Dividend”), as announced by SEGRO on 30 July 2026, without any reduction of the Combination Consideration.

SEGRO Shareholders shall also be entitled to receive and retain any 2026 final dividend of up to 22.56 pence per SEGRO Share (the “2026 Final Dividend”) if it is announced, declared, paid or made prior to the Effective Date, on the terms set out in this announcement, without any reduction of the Combination Consideration. In order to ensure that the 2026 Final Dividend can be declared and paid prior to the expected Effective Date (which is expected to occur during H1 2027), SEGRO expects that its 2027 annual general meeting, at which SEGRO Shareholders would consider, and if thought fit declare, the 2026 Final Dividend (the “Dividend GM”), will take place no later than March 2027 and the record date in respect of the 2026 Final Dividend will be commensurately earlier than SEGRO’s ordinary course dividend timetable. SEGRO does not intend to convene the Scheme Hearing and/or deliver the Court Order to the Registrar of Companies until the Dividend GM has taken place.

Should the timetable extend beyond the anticipated date for completion of the Combination (and the Scheme becoming Effective), SEGRO Shareholders shall also be entitled to receive and retain:

•	any 2027 interim dividend of up to 10.55 pence per SEGRO Share (the “2027 Interim Dividend”); and

•	any 2027 final dividend of up to 23.52 pence per SEGRO Share (the “2027 Final Dividend” and, with the 2026 Interim Dividend, the 2026 Final Dividend and the 2027 Interim Dividend, the “SEGRO Permitted Dividends”),

in each case that is announced, declared, paid or made or becomes payable by SEGRO in the ordinary course, in accordance with SEGRO’s dividend policy and consistent with past practice in relation to timing, on or after the date of this announcement and prior to the Effective Date, without any reduction of the Combination Consideration.

Based on the closing price per Prologis Share of $149.94 and a GBP:USD exchange rate of 1.3371 on 21 July 2026 (being the last practicable date prior to the announcement of Prologis’ Best and Final* Proposal on 22 July 2026) and assuming that the Partial Cash Alternative is fully taken up:

•	the Combination Consideration values each SEGRO Share at 1,031.7 pence and the entire issued and to be issued ordinary share capital of SEGRO at approximately £14.0 billion; and

•	the Combination Consideration, together with the 2026 Final Dividend (which SEGRO Shareholders will be entitled to receive and retain, if it is declared and paid in full), values each SEGRO Share at 1,054.3 pence and the entire issued and to be issued ordinary share capital of SEGRO at approximately £14.3 billion.

The Combination Consideration of 1,031.7 pence per SEGRO Share represents a premium of approximately:

•	39.0 per cent to SEGRO’s closing share price of 742 pence on 23 June 2026 (being the day prior to the commencement of the Offer Period);

•	41.3 per cent to SEGRO’s one-month volume-weighted average share price of 730 pence as of 23 June 2026 (being the day prior to the commencement of the Offer Period);

•	46.5 per cent to SEGRO’s three-month volume-weighted average share price of 704 pence as of 23 June 2026 (being the day prior to the commencement of the Offer Period); and

•	14.4 per cent to SEGRO’s EPRA NTA of 902 pence per SEGRO Share as at 30 June 2026.

The Combination Consideration, together with the 2026 Final Dividend of up to 22.56 pence per SEGRO Share (which SEGRO Shareholders will be entitled to receive and retain, if such dividend is declared and paid in full), values each SEGRO Share at 1,054.3 pence, which represents a premium of approximately:

•	42.1 per cent to SEGRO’s closing share price of 742 pence on 23 June 2026 (being the day prior to the commencement of the Offer Period);

•	44.4 per cent to SEGRO’s one-month volume-weighted average share price of 730 pence as of 23 June 2026 (being the day prior to the commencement of the Offer Period);

•	49.8 per cent to SEGRO’s three-month volume-weighted average share price of 704 pence as of 23 June 2026 (being the day prior to the commencement of the Offer Period); and

•	16.9 per cent to SEGRO’s EPRA NTA of 902 pence per SEGRO Share as at 30 June 2026.

Based on the closing Prologis share price of $144.15 and a GBP:USD exchange rate of 1.3438 on 3 August 2026, being the last practicable date prior to the date of this announcement, and assuming SEGRO Shareholders elect for 25 per cent cash, the Combination values each SEGRO Share at 998.1 pence.

The SEGRO Shares acquired under the Combination shall be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of value (whether by reduction of share capital or share premium account or otherwise) made, on or after the Effective Date, save for any SEGRO Permitted Dividends.

The Combination, assuming that the Partial Cash Alternative is fully taken up, will result in the issue of approximately 93,893,427 New Prologis Shares by Prologis, representing approximately 8.9 per cent of Prologis’ enlarged issued share capital assuming the issue of no other Prologis Shares or SEGRO Shares after 3 August 2026 (being the last practicable date prior to the date of this announcement).

The New Prologis Shares will, when issued, be validly issued, fully paid and non-assessable.

In lieu of receiving a fraction of a New Prologis Share, it is expected that SEGRO Shareholders will receive cash, without interest, rounded down to the nearest penny, in an amount equal to the fraction of the New Prologis Share to which the SEGRO Shareholder would otherwise be entitled to receive multiplied by the last reported sale price of Prologis Shares on the New York Stock Exchange (as reported in Bloomberg or, if not reported therein, in another authoritative source selected by Prologis) on the last Business Day prior to the Effective Date.

*The financial terms of the Combination are final and will not be increased, except that Prologis reserves the right to increase and/or otherwise improve the financial terms of the Combination if: (i) there is an announcement on or after the date of this announcement of an offer or possible offer (including a partial offer involving the acquisition or consolidation of control (as defined in the Code)) for SEGRO by a third party offeror(s) or potential offeror(s) (whether identified or not), or (ii) the Panel otherwise provides its consent (which will only be provided in wholly exceptional circumstances).

3	Partial Cash Alternative

SEGRO Shareholders can elect to receive cash instead of some, or potentially all, of the New Prologis Shares to which they would otherwise be entitled under the Combination. The maximum aggregate amount of the Partial Cash Alternative will not exceed £3,509,777,110.70 (namely, the “Maximum Cash Amount”, representing approximately 25 per cent of the total value of the consideration based on a fixed price of 1,031.7 pence per SEGRO Share).

Based on the fully diluted share count as of the date immediately prior to this announcement, SEGRO Shareholders who validly elect to receive the Partial Cash Alternative for up to the basic entitlement (equal to 25 per cent of a fixed price of 1,031.7 pence per SEGRO Share, being 258 pence in cash per SEGRO Share) will receive the full amount of cash for which they have elected (and a matching reduction in the proportion of New Prologis Shares to be received by such SEGRO Shareholder). SEGRO Shareholders who elect to receive the basic entitlement of 258 pence in cash per SEGRO Share would therefore also receive 0.0690 New Prologis Shares for each SEGRO Share.

SEGRO Shareholders may elect to receive cash consideration less than, or in excess of, their basic entitlement, in which case the number of New Prologis Shares they receive will be adjusted accordingly. Elections to receive cash in excess of this basic entitlement may be scaled back pro rata (rounding down any fractions to the nearest whole number), depending upon the overall level of take up of the Partial Cash Alternative. Any election will only be valid in respect of the scaled back cash consideration.

If valid elections for the Partial Cash Alternative would otherwise result in the payment of more than the Maximum Cash Amount, SEGRO Shareholders who have elected to receive the Partial Cash Alternative in excess of their basic entitlement of 258 pence in cash per SEGRO Share will be scaled back as nearly as is practicable on a pro rata basis in respect of such excess elections, with the balance of entitlements being satisfied in New Prologis Shares on the basis of the Exchange Ratio (other than fractional entitlements). If valid elections for the Partial Cash Alternative are in aggregate no more than the Maximum Cash Amount, all elections for the Partial Cash Alternative will be met in full.

If elections for the Partial Cash Alternative are such that the Maximum Cash Amount is paid to SEGRO Shareholders, Prologis would issue approximately 93,893,427 New Prologis Shares pursuant to the Combination and would have approximately 1,054,126,614 Prologis Shares in issue following such issuance, and SEGRO Shareholders would together hold approximately 8.9 per cent of the Prologis Shares in issue upon the Effective Date. If no elections are made for the Partial Cash Alternative, Prologis would issue approximately 125,191,236 New Prologis Shares pursuant to the Combination. As a result of the Combination, Prologis would, in those circumstances, have approximately 1,085,424,423 Prologis Shares in issue and SEGRO Shareholders would together hold approximately 11.5 per cent of the Prologis Shares in issue following the Effective Date.

The Partial Cash Alternative will not affect the entitlements of those SEGRO Shareholders who do not elect for it, each of whom would receive 0.0920 New Prologis Shares for each SEGRO Share in accordance with the terms of the Scheme.

Further details in relation to the Partial Cash Alternative, including which SEGRO Shareholders may be ineligible to participate, will be contained in the Scheme Document and the related Form of Election.

4	Background to and reasons for the Combination

Prologis’ proven M&A track record and longstanding European presence

As the global leader in logistics real estate, Prologis builds intelligent infrastructure that powers global commerce, with operations in high-barrier, high-growth markets. Prologis’ strategy is to own, operate and develop high-quality logistics assets in strategic locations, meeting customers’ evolving needs while delivering reliable, growing cash flows and attractive returns through the cycle.

Selective, value-creating M&A has been a consistent part of Prologis’ growth strategy. Its proven track record includes the successful all-share acquisitions of publicly listed logistics real estate companies, with Duke Realty Corporation in 2022, Liberty Property Trust in 2019 and DCT Industrial Trust in 2018. Prologis has successfully integrated these businesses and delivered synergies, demonstrating the strength of its platform.

Prologis has invested in the UK and Europe, building a business with £28.0 billion of AUM since 1997. Over the past 28 years, Prologis has built a portfolio spanning 251 million square feet across 12 countries and 50 markets in the region, supported by established operating, development and investment management capabilities and longstanding institutional capital partnerships. Prologis is a significant long-term investor to the UK economy, having invested £5.6 billion of capital over the past decade with a further £5.5 billion publicly committed.

Clear strategic rationale and value creation

Prologis and SEGRO believe that the Combination offers a compelling opportunity to SEGRO Shareholders. SEGRO Shareholders would become shareholders in the world’s largest logistics REIT with a $138 billion market capitalisation (as at the last practicable date prior to the date of this announcement) – while receiving significant value above SEGRO’s share price prior to the commencement of the Offer Period and the ability to receive a portion of the consideration in cash at a 14.4 per cent premium to SEGRO’s last reported EPRA NTA.

SEGRO Shareholders could also participate in the future performance of a global platform with a track record of outperformance across key metrics and the successful integration of major corporate transactions with the delivery of synergies.

Prologis also believes the Combination would deliver significant benefits to the customers, employees and other stakeholders of the Combined Group. In particular, the Combination would return Prologis’ European exposure to levels similar to those before the Duke Realty acquisition in 2022. Prologis sees significant growth opportunities and supportive market dynamics in Europe over the medium term. Prologis also expects the Combination to present increased opportunities for SEGRO’s customers and employees as part of a broader global organisation.

SEGRO’s well-established footprint across key UK and European urban warehousing and logistics locations would deepen Prologis’ presence in high-growth, attractive markets, complementing Prologis’ existing global platform and increasing the potential benefits available from greater scale.

The Combination would result in a combined European operating portfolio of approximately 368 million square feet, more than tripling SEGRO’s existing European footprint.

The Combination provides a compelling value proposition

Prologis believes that the Combination has clear strategic rationale and provides SEGRO Shareholders with a compelling value proposition:

•	A Truly Global Platform with Significant Scale

•	The Combined Group will benefit from a scaled, global platform, fortress balance sheet and established strategic capital platform. The Combined Group would bring together two high-quality portfolios with approximately £200 billion of AUM. Its modern, well-located and well-invested facilities would be concentrated in major consumption and distribution corridors.

•	Combining Prologis' global customer ecosystem, operating platform and established local expertise across the UK and Europe with SEGRO's complementary pan-European platform would create a stronger proposition for customers. The Combined Group would enable customers to manage their supply chain needs through a single global logistics partner.

•	The Combination would give SEGRO Shareholders exposure to global growth markets, while Prologis increases its European exposure, a market in which it sees significant growth opportunities.

•	Significant Combined Data Center Pipeline with an Enhanced Return Outlook

•	[intentionally omitted]

•	Prologis’ established and scaled platform has a track record of delivering and monetising development projects. Prologis believes that its global platform, balance sheet strength and diversified capital base can accelerate the realization of the significant embedded value of SEGRO’s development and data center pipeline.

•	Prologis’ Proven Stewardship of Shareholder Capital and Strong M&A Integration Track Record

•	Prologis’ history of achieving cost and revenue synergies demonstrates the strength of its platform and its ability to integrate acquired businesses successfully.

•	Prologis expects the Combination to deliver significant synergies, consistent with its track record on previous transactions. Prologis’ model of focusing on active management and ancillary services is designed to improve the operational performance of the properties and generate additional value.

Effects of the Combination on Prologis

The Combination is consistent with Prologis’ strategy of owning and operating high-quality logistics real estate capable of delivering reliable, growing cash flows and attractive total returns through the cycle.

Consistent with Prologis’ previous M&A transactions, Prologis expects significant cost and operational efficiencies, alongside benefits from enhanced scale in asset management and procurement.

The Combination is expected to enhance Prologis’ long-term earnings and return potential. In the first full year following completion of the Combination, assuming annualised run-rate synergies, the Combination is expected to have a broadly neutral to minimally dilutive impact on Core FFO and AFFO per Prologis Share.

Prologis expects to maintain A2/A credit ratings from Moody's and S&P.

5	Recommendation of the SEGRO Directors

The SEGRO Directors, who have been so advised by Evercore and Morgan Stanley as to the financial terms of the Combination, consider the terms of the Combination to be fair and reasonable. In providing advice to the SEGRO Directors, Evercore and Morgan Stanley have relied upon the commercial assessments of the SEGRO Directors. Evercore and Morgan Stanley are providing independent financial advice to the SEGRO Directors for the purposes of Rule 3 of the Code. The SEGRO Directors have also received financial advice from Goldman Sachs and UBS.

Accordingly, the SEGRO Directors intend unanimously to recommend that SEGRO Shareholders vote in favour of the Scheme at the Court Meeting and the resolution(s) to be proposed at the General Meeting (and if Prologis, with the consent of the Panel (if required) and subject to the terms of the Co-operation Agreement, subsequently structures the Combination as a Takeover Offer, to accept any Takeover Offer by Prologis), as the SEGRO Directors who hold SEGRO Shares have irrevocably undertaken to do in respect of their own personal beneficial holdings, amounting in aggregate to 3,331,443 SEGRO Shares and representing approximately 0.245 per cent of the issued share capital of SEGRO as at 3 August 2026 (being the last practicable date prior to the date of this announcement).

Background to and reasons for the recommendation

SEGRO today

SEGRO is a unique business with an irreplicable pan-European portfolio meticulously constructed over decades to drive long term performance. It is 65 per cent weighted to urban locations, including 8 per cent in a growing data centre portfolio which includes Europe's largest data centre cluster on the Slough Trading Estate. The remaining 35 per cent consists of big box logistics parks in strategic European distribution hubs. Deep local knowledge, established stakeholder relationships and planning expertise underpin strong asset management and a proven track record of development-led value creation over many years.

[intentionally omitted]

Reasons for the recommendation

On 16 June 2026, Prologis made an indicative all-share proposal to acquire the entire issued and to be issued share capital of SEGRO on the basis of 0.084 New Prologis Shares for each SEGRO Share, implying a value of 925 pence per SEGRO share, which was subsequently rejected by the SEGRO Board. Prologis submitted two further proposals to the SEGRO Board, progressively increasing the exchange ratio and introducing, and then increasing, a partial cash alternative. The further proposals were rejected by the SEGRO Board after careful consideration.

On 22 July 2026, Prologis made a further best and final proposal to SEGRO (the "Best and Final Proposal") on the terms of the Combination set out in this announcement. Based on Prologis' closing share price of US$149.94 and a GBP:USD exchange rate of 1.3371 as at market close on 21 July 2026, being the trading day prior to publication of the Best and Final Proposal, and assuming all SEGRO Shareholders were to elect in full for the Partial Cash Alternative, the Best and Final Proposal valued each SEGRO share at 1,031.7 pence.

If the 2026 Final Dividend is declared and paid in full, each SEGRO Shareholder would be entitled to receive a total value of up to 1,054.3 pence per SEGRO Share. In connection with the Best and Final Proposal, Prologis also announced its intention to explore the feasibility of a secondary listing of Prologis Shares on the London Stock Exchange if there were sufficient investor demand.

On 22 July 2026, having carefully considered the Best and Final Proposal with its financial advisers, and taking into account the terms of the Best and Final Proposal in respect of the 2026 Final Dividend and Prologis’ intentions with respect to a secondary listing of Prologis Shares on the London Stock Exchange, the SEGRO Board unanimously concluded that the financial terms of the Best and Final Proposal were at a level which it would be minded to recommend to its shareholders, should Prologis announce a firm intention to make an offer pursuant to Rule 2.7 of the Code on those terms.

While the SEGRO Board remain highly confident in SEGRO’s standalone income and value growth strategy, in evaluating the financial terms of the Combination and determining whether they reflect an appropriate value for SEGRO and its future prospects, the SEGRO Board has considered a number of factors, including that:

•	The SEGRO Board believes the combination of Prologis and SEGRO will bring together two highly complementary businesses, providing SEGRO Shareholders with exposure to a compelling platform which will be a leader in European logistics and industrial real estate with a growing presence in data centres.

•	The Combination Consideration of 1,031.7 pence per SEGRO Share represents a premium of approximately:

•	39.0 per cent to SEGRO’s closing share price of 742 pence on 23 June 2026 (being the day prior to the commencement of the Offer Period);

•	41.3 per cent to SEGRO’s one-month volume-weighted average share price of 730 pence as of 23 June 2026 (being the day prior to the commencement of the Offer Period);

•	46.5 per cent to SEGRO’s three-month volume-weighted average share price of 704 pence as of 23 June 2026 (being the day prior to the commencement of the Offer Period); and

•	14.4 per cent to SEGRO’s EPRA NTA of 902 pence per SEGRO Share as at 30 June 2026.

•	SEGRO Shareholders will be entitled to receive and retain the 2026 Interim Dividend of up to 10.14 pence per SEGRO Share without any reduction to the Combination Consideration.

•	The Combination Consideration, together with the 2026 Final Dividend of up to 22.56 pence per SEGRO Share (which SEGRO Shareholders will be entitled to receive and retain, if such dividend is declared and paid in full), values each SEGRO Share at 1,054.3 pence, which represents a premium of approximately:

•	42.1 per cent to SEGRO’s closing share price of 742 pence on 23 June 2026 (being the day prior to the commencement of the Offer Period);

•	44.4 per cent to SEGRO’s one-month volume-weighted average share price of 730 pence as of 23 June 2026 (being the day prior to the commencement of the Offer Period);

•	49.8 per cent to SEGRO’s three-month volume-weighted average share price of 704 pence as of 23 June 2026 (being the day prior to the commencement of the Offer Period); and

•	16.9 per cent to SEGRO’s EPRA NTA of 902 pence per SEGRO Share as at 30 June 2026.

•	Based on the closing Prologis share price of $144.15 and a GBP:USD exchange rate of 1.3438 on 3 August 2026, being the last practicable date prior to the date of this announcement, and assuming SEGRO Shareholders elect for 25 per cent cash, the Combination values each SEGRO Share at 998.1 pence.

•	The Partial Cash Alternative provides those SEGRO Shareholders who wish to do so with the opportunity to realise part of their holding in certain cash on the Effective Date, while the share component, together with the commitment to a secondary listing of Prologis Shares on the London Stock Exchange, allows SEGRO Shareholders to retain exposure to SEGRO’s unique portfolio and to participate in the future value creation of the Combined Group.

•	The SEGRO Directors, who have been so advised by Evercore and Morgan Stanley as to the financial terms of the Combination, consider the terms of the Combination to be fair and reasonable. In providing their advice, Evercore and Morgan Stanley have relied upon the commercial assessments of the SEGRO Directors. The SEGRO Directors have also received financial advice from Goldman Sachs and UBS.

In reaching its decision, the SEGRO Board has also considered the interests of SEGRO’s wider stakeholders, including its employees, customers and partners, and has noted the statements of intention made by Prologis in paragraph 9. Based on these statements, the SEGRO Board understands that Prologis recognises that SEGRO is a unique business which has been built on local teams and trusted relationships with customers, communities and other important stakeholders. The SEGRO Board welcomes these statements.

The SEGRO Board is especially grateful to the exceptional people of SEGRO who have made SEGRO the unique business it is today. The SEGRO Board is therefore reassured by the statements made by Prologis in paragraph 9 that Prologis believes that SEGRO and its employees will benefit from increased opportunities operating within a broader global organisation, that Prologis intends to identify opportunities to build on the strengths of both organisations, and that, where feasible, Prologis intends to mitigate any total headcount reduction through natural attrition and measures such as redeployment of affected employees within the Combined Group, and that any organisational changes will be implemented in accordance with applicable law and the high standards and culture of Prologis and SEGRO.

Accordingly, following careful consideration of the financial terms of the Combination and having regard to the above factors (among others), the SEGRO Directors intend unanimously to recommend that SEGRO Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting (and if Prologis, with the consent of the Panel (if required) and subject to the terms of the Co-operation Agreement, subsequently structures the Combination as a Takeover Offer, to accept any Takeover Offer by Prologis) as the SEGRO Directors who hold SEGRO Shares have irrevocably undertaken to do in respect of their own personal beneficial holdings, being, in aggregate, 3,331,443 SEGRO Shares representing, approximately 0.245 per cent of the existing issued ordinary share capital of SEGRO as at 3 August 2026 (being the last practicable date prior to the date of this announcement). Further details of these irrevocable undertakings are set out in Appendix III to this announcement.

6	Irrevocable undertakings

Prologis has received irrevocable undertakings from each of the SEGRO Directors that hold SEGRO Shares to vote in favour of the Scheme at the Court Meeting and the resolution(s) to be proposed at the General Meeting (and if Prologis, with the consent of the Panel (if required) and subject to the terms of the Co-operation Agreement, subsequently structures the Combination as a Takeover Offer, to accept any Takeover Offer by Prologis) in respect of an aggregate of 3,331,443 SEGRO Shares representing, approximately 0.245 per cent of the existing issued ordinary share capital of SEGRO as at 3 August 2026 (being the last practicable date prior to the date of this announcement).

Further details of these irrevocable undertakings (including the circumstances in which they will fall away) are set out in Appendix III.

7	Information on Prologis

Formed through the merger of AMB Property Corporation and Prologis in 2011, Prologis is an S&P 500 constituent (NYSE: PLD) with a market capitalisation of approximately $138 billion (as at the last practicable date prior to the date of this announcement).

As the world’s largest logistics REIT, Prologis operates a scaled and diversified logistics portfolio in high-barrier, high-growth markets across 20 countries and in four continents. Prologis holds £178.4 billion of AUM with a portfolio spanning across 1.3 billion square feet worldwide.

Prologis develops and operates intelligent infrastructure that supports modern supply chains and the broader economy. Consistent with this strategy, Prologis is also leveraging its development capabilities, energy solutions and strategic locations to selectively develop data centers.

Prologis has an established data center platform with end-to-end capabilities and a dedicated data center team of 75+ people along with a 250+ person development team, 175+ person in-house energy team and a 35+ person procurement team.

[intentionally omitted]

Prologis also holds a substantial land bank with an estimated build-out potential of $40.6 billion in TEI for new warehouse and logistics facilities, supporting continued growth in high-demand markets where supply of well-located logistics real estate remains constrained.

Prologis maintains investment-grade issuer credit ratings from major rating agencies: (i) Moody's: A2 (stable outlook); and (ii) Standard & Poor's: A (stable outlook). These ratings support Prologis’ ability to access capital at favourable interest rates. As at the date of this announcement, there have been no changes to those credit ratings since the commencement of the Offer Period.

8	Information on SEGRO

SEGRO is a UK REIT listed on the London Stock Exchange and Euronext Paris and a constituent of the FTSE 100 Index with a market capitalisation of approximately £10.1 billion (as at 23 June 2026, being the day prior to the commencement of the Offer Period).

Founded in 1920, SEGRO's active approach to asset management and disciplined approach to capital allocation has created a portfolio of high-quality, sustainable buildings in some of Europe's largest cities and at key transport and digital infrastructure hubs.

SEGRO owns, manages and develops modern warehousing, industrial property and data centres across the UK and seven other European countries, with a portfolio of 10.9 million square metres of space (117 million square feet), with AUM of £21.7 billion as at 30 June 2026.

[intentionally omitted]

9	Intentions regarding the SEGRO business, directors, management, employees, pension schemes, locations, fixed assets, research and development, REIT status and trading facilities

Intentions with respect to SEGRO

SEGRO is a strong business with a high-quality portfolio and a proven track record delivered through its highly talented and experienced employees. Prologis recognises that, consistent with its own business, this has been built on local teams and trusted relationships with customers, communities and other important stakeholders.

In that context, the Combination provides a compelling opportunity to bring together two organisations with strong values and a deep understanding of logistics, industrials and data center real estate. The Combination is therefore expected to deliver substantial benefits for the Combined Group’s key stakeholders, including its employees and the markets it serves.

Prior to this announcement, and consistent with market practice, Prologis has been granted access to SEGRO’s senior management for the purposes of confirmatory due diligence. However, as is customary, this access has been relatively limited and Prologis has therefore not yet had access to sufficiently detailed information to finalise its plans regarding the integration of the Combined Group.

Accordingly, following the Effective Date, Prologis will carry out an in-depth review of SEGRO’s businesses as a whole, and a comprehensive consultation with relevant stakeholders, in order to formulate a detailed integration plan to optimise the benefits and performance of the Combined Group on a “best of both” basis and further develop its ongoing planning in this context (the “Post-Completion Review”). This Post-Completion Review will include an evaluation of SEGRO’s industrial, logistics and data center portfolio (including standing assets, land bank and power rights) and a detailed assessment of the investment opportunities and strategic options that will support SEGRO’s growth and development prospects as part of the Combined Group. In addition, the Post-Completion Review will include an assessment of SEGRO as to: (i) optimum employee and management headcount numbers to deliver long-term success; (ii) compensation and benefit arrangements; (iii) organizational structure; and (iv) locations. Prologis intends to complete the Post-Completion Review within approximately six months of the Effective Date, subject to what is identified through that review and the scope of the analysis.

The Post-Completion Review will be undertaken with the aim of creating a Combined Group that is stronger than the sum of the Prologis and SEGRO businesses as they stand today.

Employees and management

Prologis recognises the importance of SEGRO’s highly talented and experienced employees and management in driving the long-term success of SEGRO and considers their continued engagement to be key to delivering the expected future benefits of the Combination.

Prologis believes that SEGRO and its employees will benefit from increased opportunities operating within a broader global organisation. As part of the Post-Completion Review, Prologis intends to identify opportunities to build on the strengths of both organisations and develop an integration plan that supports long-term growth and underscores the benefits to the Combined Group’s key stakeholders. However, while Prologis’ familiarity with SEGRO’s business and discussions with SEGRO’s senior management to-date have enabled Prologis to develop an initial view of the possibilities offered by combining the outstanding talent across both organisations, Prologis has not yet reached any firm conclusions regarding the future organisation of the Combined Group, or any changes affecting employees or management, and expects to do so only once the Post-Completion Review has been completed.

Throughout the integration process, Prologis intends to engage constructively with SEGRO, to maintain strong business momentum for both organisations, continued outstanding service delivery for their respective customers and the retention and development of talented employees across the Combined Group.

As the Combination represents a combination of two businesses operating in the same sector, some roles and responsibilities are expected to overlap. If there are overlaps, Prologis intends to make organisational changes to ensure that the Combined Group’s functions remain operationally efficient, including reductions in headcount in certain areas of the Combined Group. Whilst such plans will be developed through the Post-Completion Review, such reductions may exceed 5 per cent of the total headcount of the Combined Group (and therefore may, subject to the outcome of that planning exercise, result in a more than 5% reduction in SEGRO’s total headcount). However, where feasible, Prologis intends to mitigate any total headcount reduction through natural attrition and measures such as redeployment of affected employees within the Combined Group.

Any final decisions regarding any organisational changes will only be implemented following appropriate employee consultation processes, where required, and in accordance with applicable law and the high standards and culture of Prologis and SEGRO.

Subject to the potential headcount reductions described above, Prologis does not intend any material change in the balance of skills and functions of employees and management of the Combined Group or SEGRO (which will be further assessed as part of the Post-Completion Review).

It is intended that, from the Effective Date, each of the non-executive members of SEGRO's board of directors will resign from the SEGRO board.

Existing employment rights and pension schemes

The existing contractual and statutory employment rights, including in relation to existing pension contributions, of SEGRO’s employees and management who continue in employment with the Combined Group following the Effective Date will be safeguarded in accordance with applicable law. Further, as set out in the Co-operation Agreement, Prologis has agreed that there will be no material changes to the conditions of employment of SEGRO employees for a period of 12 months following the Effective Date of the Combination.

No member of the SEGRO Group participates in any defined benefit scheme.

Incentivisation Arrangements

Prologis has not entered into and has not had discussions on proposals to enter into any form of incentivisation arrangements with members of SEGRO’s management and does not expect to do so prior to the Effective Date. Prologis intends to put in place appropriate incentive arrangements for SEGRO’s management and employees who continue in employment with the Combined Group, following completion of the Combination.

Locations (including headquarters and headquarters functions)

Prologis has a significant presence in the UK and will remain committed to the UK following the Effective Date. Prologis expects the Combined Group to retain operational and administrative/business functions in London following completion of the Combination.

Prologis currently has offices in both Solihull and central London in the UK and in all seven continental countries in which SEGRO does business. The functions and operations undertaken at the Combined Group’s locations (including SEGRO’s headquarters functions) and their utility for the success of the business will be assessed on a best of both basis, in consultation with operational management following the Effective Date as part of the Post-Completion Review. Prologis intends to maintain its (and therefore the Combined Group’s) global headquarters in San Francisco.

As part of this review, the best locations for the functions and operations of the Combined Group in the UK and the seven continental countries in which SEGRO does business shall be determined and decisions taken on any appropriate rationalisation thereafter, subject to any appropriate employee consultation processes, where required.

Fixed assets and research and development

Prologis does not intend to redeploy the fixed assets of SEGRO.

SEGRO has confirmed that it does not have a research and development function and accordingly Prologis has no plans in this regard.

REIT Status

SEGRO currently operates as a UK REIT and consequently benefits from the favourable tax framework applicable to UK REITs. Prologis has extensive experience with the UK REIT structure, having an existing ownership interest in, and responsibility for the management of, three UK REITs. Following the Effective Date, and after a full assessment of SEGRO’s position as part of the Post-Completion Review, Prologis intends to take appropriate steps to explore all available options to enable SEGRO to continue to benefit from its status within the UK REIT regime, with a view to ensuring that the beneficial tax treatment continues to apply on an ongoing basis.

Listed Status

SEGRO is currently listed on the London Stock Exchange with a secondary listing on Euronext Paris. As set out in paragraph 14 (De-listing) below, a request will be made to the London Stock Exchange and Euronext Paris to cancel trading in SEGRO Shares and de-list SEGRO from the Official List and Euronext Paris. The business requires substantial investment to fully develop its prospects for growth and expansion which can be more easily achieved within the context of the Combined Group and SEGRO will still be able to access equity capital markets via Prologis’ listing in the US.

In connection with the Combination (and subject to the Conditions), under the Co-operation Agreement Prologis has given contractual commitments to SEGRO to establish a secondary listing and secure admission of Prologis Shares to trading on the London Stock Exchange. As further described in paragraph 13 (Structure of and Conditions to the Combination), the Combination is therefore conditional upon Prologis Shares (including the New Prologis Shares) being admitted to the equity shares (international commercial companies secondary listing) category of the Official List maintained by the FCA and to trading on the Main Market for listed securities of the London Stock Exchange, in each case, on or shortly after the Effective Date. This will ensure a greater range of both existing and prospective shareholders are able to access the future value creation opportunity of the Combined Group.

The Combination will not have any impact on the existing business of Prologis.

No Post-Offer Undertakings

No statements in this paragraph 9 constitute “post-offer undertakings” for the purposes of Rule 19.5 of the Code.

10	Financing

The maximum amount of cash available under the Partial Cash Alternative is £3,509,777,110.70. Prologis is funding the cash consideration from funds available from a new credit facility that was entered into on 4 August 2026 (the “Term Loan Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and lender, pursuant to which Prologis L.P. and certain subsidiaries of Prologis L.P. may borrow an amount up to £3,575,000,000 on the terms and conditions set out in the Term Loan Credit Agreement. The Term Loan Credit Agreement contains customary certain funds terms. Prologis may reduce or refinance part of the commitments under the Term Loan Credit Agreement prior to completion of the Combination with alternative sources of financing.

In accordance with Rule 2.7(d) of the Code, Rothschild & Co and J.P. Morgan, acting as financial advisers to Prologis, are satisfied that sufficient resources are available to satisfy in full the cash consideration payable to SEGRO Shareholders under the Partial Cash Alternative.

11	SEGRO Share Schemes

Participants in the SEGRO Share Schemes shall be contacted regarding the effect of the Combination on their rights under the SEGRO Share Schemes and, where required, appropriate proposals shall be made to such participants in accordance with Rule 15 of the Code in due course. Further details of the terms of such proposals shall be included in the Scheme Document.

12	Offer-Related Agreements

(a)	Confidentiality Agreement

Prologis and SEGRO entered into a confidentiality agreement dated 26 July 2026 (the “Confidentiality Agreement”) pursuant to which each party has undertaken to: (i) keep confidential information relating to, inter alia, the Combination and the other party and not to disclose it to third parties (other than to certain permitted parties) unless required by law or regulation; and (ii) use the confidential information only in connection with the Combination.

These confidentiality obligations will remain in force until the earlier of: (i) two years from the Confidentiality Agreement; and (ii) the Effective Date. Prologis also agreed to certain standstill undertakings, all of which ceased to apply upon the release of this announcement. The Confidentiality Agreement also includes customary non-solicitation obligations in relation to each party.

(b)	Co-operation Agreement

Prologis and SEGRO have entered into a co-operation agreement dated 4 August 2026 (“Co-operation Agreement”), pursuant to which:

•	Prologis has agreed to use best endeavours to satisfy, or procure the satisfaction of, all regulatory clearances and authorisations as soon as is reasonably practicable following the date of this announcement and in any event in sufficient time to enable the Effective Date to occur by the Long-stop Date, provided that Prologis shall not be required to accept any regulatory remedy which would require the divestment of any business or asset that would, individually or in aggregate, have a material adverse effect on the Combined Group’s business in the European Union and the United Kingdom, taken as a whole;

•	Prologis and SEGRO have agreed to certain undertakings to co-operate and provide each other with information, assistance and access in relation to the filings, submissions and notifications to be made in relation to such regulatory clearances and authorisations;

•	Prologis shall be responsible for determining the strategy for satisfying such regulatory clearances and authorisations, including any regulatory remedy, after consulting with SEGRO in good faith and on a timely basis; and

•	Prologis has agreed to provide SEGRO with certain information for the purposes of the Scheme Document and to otherwise assist with the preparation of the Scheme Document.

The Co-operation Agreement also records Prologis’ and SEGRO’s intention to implement the Combination by way of the Scheme, subject to the ability of Prologis to switch to a Takeover Offer in accordance with and subject to the terms of the Co-operation Agreement.

The Co-operation Agreement also contains provisions that shall apply in respect of SEGRO Shareholders’ dividend entitlements and SEGRO directors’ and officers’ insurance, as well as the SEGRO Share Schemes, other incentive arrangements and other employee-related matters (further details of which will be provided in the Scheme Document).

The Co-operation Agreement may be terminated:

•	if Prologis and SEGRO so agree in writing;

•	upon service of notice by Prologis to SEGRO where (among other things) the SEGRO Directors withdraw or adversely modify or qualify its recommendation in respect of the Combination; and

•	upon service of written notice by either Prologis or SEGRO to the other if: (i) a competing offer becomes effective or is declared or becomes unconditional; (ii) the Combination is withdrawn, terminates or lapses in accordance with its terms; (iii) prior to the Long-stop Date, Prologis invokes a Condition (in circumstances where invocation of the relevant Condition is permitted by the Panel); (iv) the Scheme is not approved at the Court Meeting, the resolutions to be proposed at the General Meeting are not passed or the Court refuses to sanction the Scheme; and (v) unless otherwise agreed by Prologis and SEGRO in writing or required by the Panel, the Effective Date has not occurred by the Long-stop Date.

(c)	Joint Defence Agreement

Prologis, SEGRO and their respective external legal counsels have entered into a confidentiality and joint defence agreement dated 28 July 2026 (the “Joint Defence Agreement”), the purpose of which is to ensure that the exchange and/or disclosure of certain materials relating to the parties only takes place between their respective external legal counsels and external experts, and does not diminish in any way the confidentiality of such materials and does not result in a waiver of privilege, right or immunity that might otherwise be available.

13	Structure of and Conditions to the Combination

It is intended that the Combination will be effected by means of the Scheme between SEGRO and Scheme Shareholders under Part 26 of the Companies Act.

The purpose of the Scheme is to provide for Prologis to become the holder of the entire issued and to be issued share capital of SEGRO. This is to be achieved by the transfer of the Scheme Shares to Prologis, in consideration for which Scheme Shareholders shall receive the Combination Consideration on the basis set out in paragraphs 2 and 3 of this announcement.

The Combination shall be subject to the Conditions and further terms set out below and in Appendix I and to be set out in the Scheme Document and shall only become effective, if, amongst other things, the following events occur on or before 11.59 p.m. on the Long-stop Date:

•	the approval of the Scheme by a majority in number of the Scheme Shareholders who are present and vote, whether in person or by proxy, at the Court Meeting and who represent 75 per cent in value of the Scheme Shares voted by those Scheme Shareholders;

•	the resolution(s) required to implement the Scheme being duly passed by the requisite majority or majorities at the General Meeting or at any adjournment of that meeting;

•	the approval of the Scheme by the Court (with or without modification but subject to any modification being on terms acceptable to Prologis and SEGRO);

•	the delivery of a copy of the Court Order to the Registrar of Companies;

•	the receipt of anti-trust and regulatory approvals, clearances and/or confirmations from relevant authorities, as set out in Conditions 3(a) to 3(d);

•	the New Prologis Shares having been approved for listing on the New York Stock Exchange, as set out in Condition 3(e); and

•	acknowledgement having been received by Prologis that the application for Admission has been approved and the Prologis Shares will be admitted to trading on the Main Market for listed securities of the London Stock Exchange, as set out in Conditions 3(g) and 3(h).

The remainder of the Conditions are customary for a transaction of this nature.

The Scheme shall lapse if:

•	the Court Meeting and the General Meeting are not held by the 22nd day after the expected date of such meetings to be set out in the Scheme Document in due course (or such later date as may be agreed between Prologis and SEGRO);

•	the Court Hearing is not held by the 22nd day after the expected date of such hearing to be set out in the Scheme Document in due course (or such later date as may be agreed between Prologis and SEGRO);

•	the Scheme does not become effective by no later than 11.59 p.m. on the Long-stop Date,

provided, however, that the deadlines for the timing of the Court Meeting, the General Meeting and the Court Hearing as set out above may be waived by Prologis, and the deadline for the Scheme to become effective may be extended by agreement between Prologis and SEGRO.

Prologis and SEGRO expect that the Combination will complete in H1 2027, subject to the satisfaction (or, where applicable, waiver) of the Conditions set out in Appendix I to this announcement. The Scheme Document will contain further details on the expected timetable for the Combination.

Upon the Scheme becoming effective, it shall be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting.

Further details of the Scheme, including an indicative timetable for its implementation, shall be set out in the Scheme Document, which is expected to be despatched to SEGRO Shareholders within 28 days of the date of this announcement.

Prologis reserves the right to elect (with the consent of the Panel (if required), and subject to the terms of the Co-operation Agreement) to implement the Combination by way of a Takeover Offer for the SEGRO Shares as an alternative to the Scheme. In such event, the Takeover Offer shall be implemented on the same terms, so far as applicable, and subject to the terms of the Co-operation Agreement, as those which would apply to the Scheme, subject to appropriate amendments (including without limitation: (i) amendments required by, or deemed appropriate by, Prologis under applicable law, including US securities law; and (ii) an acceptance condition set at 75 per cent of SEGRO Shares or such lesser percentage as Prologis may decide or as required by the Panel (subject to the terms of the Co-operation Agreement), being in any case more than 50 per cent of SEGRO Shares). Further, if sufficient acceptances of such Takeover Offer are received and/or sufficient SEGRO Shares are otherwise acquired, it is the intention of Prologis to apply the provisions of the Companies Act 2006 to acquire compulsorily any outstanding SEGRO Shares to which such offer relates.

14	De-listing

Prior to the Scheme becoming effective, SEGRO shall make an application for the cancellation of the listing of SEGRO Shares on the Official List and Euronext Paris and for the cancellation of trading of the SEGRO Shares on the Main Market for listed securities and Euronext Paris, in each case to take effect on or shortly after the Effective Date. The last day of dealings in SEGRO Shares on the Main Market and Euronext Paris is expected to be the Business Day immediately prior to the Effective Date and no transfers shall be registered after 6.00 p.m. on that date.

On the Effective Date, share certificates in respect of SEGRO Shares shall cease to be valid and entitlements to SEGRO Shares held within the CREST system shall be cancelled.

15	Listing of New Prologis Shares on the NYSE and UK Secondary Listing

Application will be made for the listing of New Prologis Shares on the New York Stock Exchange. In addition, Prologis will make an application to the FCA for the Prologis Shares (including the New Prologis Shares) to be admitted to the equity shares (international commercial companies secondary listing) category of the Official List maintained by the FCA and to the London Stock Exchange for the Prologis Shares (including the New Prologis Shares) to be admitted to trading on the Main Market of the London Stock Exchange.

Further details on the timing of the listing and settlement of New Prologis Shares on or shortly after the Effective Date will be included in the Scheme Document.

16	Dividends

Under the terms of the Combination, SEGRO Shareholders shall be entitled to receive and retain the 2026 Interim Dividend, as announced by SEGRO on 30 July 2026, without any reduction to the Combination Consideration.

SEGRO Shareholders shall also be entitled to receive and retain the 2026 Final Dividend if it is announced, declared, paid or made prior to the Effective Date, on the terms set out in this announcement, without any reduction to the Combination Consideration. In order to ensure that the 2026 Final Dividend can be declared and paid prior to the expected Effective Date (which is expected to occur during H1 2027), SEGRO expects that the Dividend GM will take place no later than March 2027 and the record date in respect of the 2026 Final Dividend will be commensurately earlier than SEGRO’s ordinary course dividend timetable. SEGRO does not intend to convene the Scheme Hearing and/or deliver the Court Order to the Registrar of Companies until the Dividend GM has taken place.

Should the timetable extend beyond the anticipated date for completion of the Combination (and the Scheme becoming Effective), SEGRO Shareholders shall also be entitled to receive and retain:

•	any 2027 Interim Dividend; and

•	any 2027 Final Dividend,

in each case that is announced, declared, paid or made or becomes payable by SEGRO in the ordinary course, in accordance with SEGRO’s dividend policy and consistent with past practice in relation to timing, on or after the date of this announcement and prior to the Effective Date, without any reduction of the Combination Consideration.

SEGRO and Prologis have further agreed that:

•	if, on or after the date of this announcement and prior to the Effective Date, Prologis announces, declares, pays or makes:

•	any third quarter dividend in respect of the financial year ended on 31 December 2026 up to 107 cents per Prologis Share;

•	any fourth quarter dividend by Prologis in respect of the financial year ended on 31 December 2026 of up to 107 cents per Prologis Share; and

•	any quarterly dividends paid in respect of each of the 2027 and 2028 financial years,

(the “Prologis Permitted Dividends”), then Prologis Shareholders will be entitled to receive and retain the Prologis Permitted Dividends provided that any such Prologis Permitted Dividend is announced, declared and paid in the ordinary course of Prologis’ business in accordance with Prologis’ dividend policy and consistent with past practice in relation to the timing of the record date and payment of such dividend and provided that any other non-cash dividend or distribution announced, declared, paid or made by Prologis which does not result in any Value Leakage shall also be a Prologis Permitted Dividend;

•	if, on or after the date of this announcement and prior to the Effective Date, SEGRO announces, declares, makes or pays any dividend and/or other distribution and/or other return of capital other than a SEGRO Permitted Dividend (a "SEGRO Excluded Dividend"), Prologis shall (save where the Panel consents otherwise in connection with a SEGRO Equalising Dividend) reduce the Combination Consideration by an amount equivalent to all or any part of such excess (in the case of a SEGRO Permitted Dividend) or by the amount of all or part of any such other dividend, distribution or return of capital, in which case any reference in this announcement or in the Scheme Document (or, in the event that the Combination is to be implemented by means of any Takeover Offer, the offer document) to the consideration will be deemed to be a reference to the consideration as so reduced; and

•	if, on or after the date of this announcement and prior to the Effective Date, Prologis announces, declares, makes or pays any dividend and/or other distribution and/or other return of capital in each case with regard to the Prologis Shares other than a Prologis Permitted Dividend (a "Prologis Excluded Dividend"), SEGRO shall be entitled under the Co-operation Agreement to declare and pay an equalising dividend to SEGRO Shareholders so as to reflect the value attributable (by reference to the Exchange Ratio) to all or any part of such excess (in the case of a Prologis Permitted Dividend) and which, in relation to any Prologis Excluded Dividend which represents an excess over a Prologis Permitted Dividend for any quarter in the 2027 or 2028 financial year, shall be determined on a fair and reasonable basis taking into account the extent of any divergence from Prologis’ ordinary course practice and dividend policy) or by the amount of all or part of any such other dividend, distribution or return of capital, in each case at the Relevant Exchange Rate (a "SEGRO Equalising Dividend") without, if the Panel so consents, any consequential change to the Combination Consideration. Due to the nature of Prologis’ Best and Final Proposal, any SEGRO Equalising Dividend may result in Prologis being required to make a consequential reduction to the Combination Consideration. Accordingly, prior to paying any SEGRO Equalising Dividend, SEGRO would intend to seek the Panel’s consent that it could do so without any such consequential reduction being required.

Prologis intends to continue to announce, declare and pay dividends in accordance with its dividend policy and consistent with past practice in relation to the timing of payment of such dividends.

17	Disclosure of Interests in SEGRO

Save in respect of the irrevocable undertakings referred to in paragraph 6 above and as disclosed below, as at the close of business on 3 August 2026 (being the last practicable date prior to the date of this announcement) neither Prologis, any of its directors, or, so far as Prologis is aware, any person acting in concert (within the meaning of the Takeover Code) with it has either: (i) any interest in or right to subscribe for any relevant securities of SEGRO; or (ii) any short positions in respect of relevant SEGRO Shares (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery; or (iii) any dealing arrangement of the kind referred to in Note 11 of the definition of acting in concert in the Takeover Code, in relation to SEGRO Shares or in relation to any securities convertible into SEGRO Shares; nor (iv) borrowed or lent any relevant SEGRO Shares (including, for these purposes, any financial collateral arrangements of the kind referred to in Note 3 on Rule 4.6 of the Takeover Code), save for any borrowed shares which had been either on-lent or sold:

Name	Nature of Interest	Number of SEGRO Shares
Prologis Logistics Svcs Inc.	Direct Holding	100
Citigroup Global Markets Inc.	Direct Holding	1

'Interests in securities' for these purposes arise, in summary, when a person has long economic exposure, whether absolute or conditional, to changes in the price of securities (and a person who only has a short position in securities is not treated as interested in those securities). In particular, a person shall be treated as having an 'interest' by virtue of the ownership, voting rights or control of securities, or by virtue of any agreement to purchase, option in respect of, or derivative referenced to, securities.

18	General

The Combination shall be made on the terms and subject to the Conditions and further terms set out in Appendix I and to be set out in the Scheme Document. The bases and sources of certain financial information contained in this announcement are set out in Appendix II. A summary of the irrevocable undertakings is contained in Appendix III to this announcement. Certain terms used in this announcement are defined in Appendix IV.

It is expected that the Scheme Document, the Forms of Proxy and the Forms of Election accompanying the Scheme Document shall be published within 28 days of this announcement. The Scheme Document, the Forms of Proxy, the Forms of Election and the Prologis UK Prospectus shall be made available to all SEGRO Shareholders at no charge to them.

SEGRO Shareholders are urged to read the Scheme Document and the accompanying Forms of Proxy and Forms of Election when they are sent to them because they will contain important information.

Rothschild & Co, J.P. Morgan, Eastdil Secured, BofA Securities, Citi, Evercore, Morgan Stanley, UBS and Goldman Sachs have each given and not withdrawn their consent to the publication of this announcement with the inclusion herein of the references to their names in the form and context in which they appear.

19	Documents available on website

Copies of the following documents shall be made available on Prologis’ website at https://ir.prologis.com and on SEGRO’s website at https://www.segro.com/investors:

•	this announcement;

•	the irrevocable undertakings referred to in paragraph 6 above and summarised in Appendix III;

•	the Confidentiality Agreement;

•	the Co-operation Agreement;

•	the Joint Defence Agreement;

•	consent letters for each of Rothschild & Co, J.P. Morgan, Eastdil Secured, BofA Securities, Citi, Evercore, Morgan Stanley, UBS and Goldman Sachs; and

•	documents relating to the financing of the Combination referred to in paragraph 10 above.

Enquiries:

Prologis, Inc. Tim Arndt, Chief Financial Officer Justin Meng, Global Head of Investor Relations & Strategic Initiatives Jennifer Nelson, Senior Vice President, Global Communications	+1 (415) 394-9000 +1 (347) 544-1393 +1 (510) 708-8462

Rothschild & Co (Joint Lead Financial Adviser) Alex Midgen Matthew Greenberger Sam Green Jake Shackleford	+44 (0) 207 280 5000

J.P. Morgan (Joint Lead Financial Adviser) James Robinson Saravanan Nagappan Thomas Grier Matt Smith	+44 (0) 20 3493 8000

Eastdil Secured (Joint Lead Financial Adviser) Max von Hurter Seb Heley	+44 (0) 20 7074 4950

Citigroup Global Markets Limited (Financial Adviser)	+44 (0) 20 7986 4000
Andy Richard Ashish Agrawal Matthew Jarman Richard Abel

BofA Securities (Financial Adviser) Ed Peel Stephen Little Geoff Iles Jeff Horowitz	+44 (0) 20 7628 1000

Brunswick Group Simon Sporborg Nina Coad Stuart Hudson	+44 (0) 20 7404 5959

SEGRO plc Susanne Schroeter, Chief Financial Officer Claire Mogford, Head of Investor Relations	+44 (0) 20 3887 4300 +44 (0) 7710 153 974 +44 (0) 20 7451 9048

Evercore (Joint Lead Financial Adviser) Simon Warshaw Kunal Ranpara Ella Brown	+44 (0) 20 7653 6000

Morgan Stanley (Joint Lead Financial Adviser and Joint Corporate Broker) Nick White Anthony Zammit Tom Perry	+44 (0) 20 7425 8000

UBS (Financial Adviser and Joint Corporate Broker) Jonathan Retter Jonathan Rowley Aadhar Patel	+44 (0) 20 7567 8000

Goldman Sachs (Financial Adviser) Anthony Gutman Trent Wilkins Tom Macdonald	+44 (0) 20 7774 1000

FTI Consulting Richard Sunderland Ed Bridges Alex Le May	+44 (0) 7894 797 067 +44 (0) 7768 216 607 +44 (0) 7702 443 312

Linklaters LLP is retained as legal adviser to Prologis.

Willkie Farr & Gallagher LLP is acting as legal adviser to Prologis with respect to US securities laws.

Slaughter and May is retained as legal adviser to SEGRO.

Important Notices

N.M. Rothschild & Sons Limited (“Rothschild & Co”), which is authorised and regulated by the Financial Conduct Authority (the “FCA”) in the United Kingdom, J.P. Morgan Securities plc, which conducts its UK investment banking business as J.P. Morgan Cazenove (“J.P. Morgan”), which is authorised in the United Kingdom by the Prudential Regulation Authority (the “PRA”) and regulated in the United Kingdom by the FCA and the PRA, Eastdil Secured International Limited (“Eastdil Secured” or “ESI”), which is authorised and regulated by the FCA in the United Kingdom, Merrill Lynch International (“BofA Securities”), which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, and Citigroup Global Markets Limited (“Citi”), which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, are acting exclusively as financial advisers to Prologis and no one else in connection with the Combination and shall not be responsible to anyone other than Prologis for providing the protections afforded to their respective clients nor for providing advice in connection with the Combination or any matter referred to herein. Neither Rothschild & Co, J.P. Morgan, Eastdil Secured, BofA Securities or Citi, nor any of their respective affiliates, directors or employees, owe or accept any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, under statute or otherwise) to any person who is not a client of theirs in connection with the Combination, any statement contained herein or otherwise.

Evercore Partners International LLP ("Evercore"), which is authorised and regulated by the FCA in the UK, is acting exclusively as lead financial adviser to SEGRO and no one else in connection with the matters described in this announcement and will not be responsible to anyone other than SEGRO for providing the protections afforded to clients of Evercore nor for providing advice in connection with the matters referred to herein. Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with this announcement, any statement contained herein, any offer or otherwise. Apart from the responsibilities and liabilities, if any, which may be imposed on Evercore by the Financial Services and Markets Act 2000, or the regulatory regime established thereunder, or under the regulatory regime of any jurisdiction where exclusion of liability under the relevant regulatory regime would be illegal, void or unenforceable, neither Evercore nor any of its affiliates accepts any responsibility or liability whatsoever for the contents of this announcement, and no representation, express or implied, is made by it, or purported to be made on its behalf, in relation to the contents of this announcement, including its accuracy, completeness or verification of any other statement made or purported to be made by it, or on its behalf, in connection with SEGRO or the matters described in this announcement. To the fullest extent permitted by applicable law, Evercore and its affiliates accordingly disclaim all and any responsibility or liability whether arising in tort, contract or otherwise (save as referred to above) which they might otherwise have in respect of this announcement, or any statement contained herein.

Morgan Stanley & Co. International plc ("Morgan Stanley"), which is authorised by the PRA and regulated by the PRA and the FCA in the United Kingdom, is acting exclusively as lead financial adviser for SEGRO and for no one else in connection with the Combination and neither Morgan Stanley nor any of its affiliates, nor their respective directors, officers, employees or agents will be responsible to anyone other than SEGRO for providing the protections afforded to its clients or for providing advice in relation to the Combination, the contents of this announcement or any other matters referred to in this announcement.

Goldman Sachs International (“Goldman Sachs”), which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting exclusively as financial adviser to SEGRO and no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than SEGRO for providing the protections afforded to clients of Goldman Sachs, or for providing advice in connection with matters referred to in this announcement or any matter referred to herein.

UBS AG London Branch (“UBS”) is authorised and regulated by the Financial Market Supervisory Authority in Switzerland. It is authorised by the Prudential Regulation Authority and subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the United Kingdom. UBS is acting exclusively as corporate broker and financial adviser to SEGRO and no one else in connection with the Combination. In connection with such matters, UBS will not regard any other person as its client, nor will it be responsible to any other person for providing the protections afforded to its clients or for providing advice in relation to the Combination, the contents of this announcement or any other matter referred to herein.

This announcement is for information purposes only and is not intended to and does not constitute or form part of an offer to sell or an invitation to purchase any securities or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction in contravention of applicable law, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Combination shall be implemented by means of the Scheme (although Prologis reserves the right to implement the Combination by way of a Takeover Offer as described below, with the consent of the Panel (if required) and subject to the terms of the Co-operation Agreement), and the Scheme Document, together with the Forms of Proxy and the Forms of Election, shall contain the full terms and conditions of the Combination, including details of how to vote in respect of the Combination. Any decision in respect of, or other response to, the Combination should be made only on the basis of the information contained in the Scheme Document. Each SEGRO Shareholder is urged to consult its independent professional adviser immediately regarding the tax consequences to it (or its beneficial owners) of the Combination.

SEGRO shall prepare the Scheme Document to be distributed to SEGRO Shareholders. Prologis and SEGRO urge SEGRO Shareholders to read the Scheme Document, when it becomes available, because it will contain important information relating to the Combination.

Prologis reserves the right to elect (with the consent of the Panel (if required), and subject to the terms of the Co-operation Agreement) to implement the Combination by way of a Takeover Offer for the SEGRO Shares as an alternative to the Scheme. In such event, the Takeover Offer shall be implemented on the same terms, so far as applicable, and subject to the terms of the Co-operation Agreement, as those which would apply to the Scheme, subject to appropriate amendments (including without limitation: (i) amendments required by, or deemed appropriate by, Prologis under applicable law, including US securities law; and (ii) an acceptance condition set at 75 per cent of SEGRO Shares or such lesser percentage as Prologis may decide or as required by the Panel (subject to the terms of the Co-operation Agreement), being in any case more than 50 per cent of SEGRO Shares). Further, if sufficient acceptances of such Takeover Offer are received and/or sufficient SEGRO Shares are otherwise acquired, it is the intention of Prologis to apply the provisions of the Companies Act 2006 to acquire compulsorily any outstanding SEGRO Shares to which such offer relates.

The Combination shall be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the New York Stock Exchange, United States federal securities laws, and the Financial Conduct Authority.

This announcement does not constitute a prospectus or prospectus exemption document.

Overseas Shareholders

The release, publication or distribution of this announcement in or into certain jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements.

To the fullest extent permitted by applicable law, the companies and persons involved in the Combination disclaim any responsibility or liability for the violation of such restrictions by any person. This announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside of England and Wales.

Unless otherwise determined by Prologis or required by the Code, and permitted by applicable law and regulation, the Combination shall not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Combination by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this announcement and all documents relating to the Combination are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction or any jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this announcement and all documents relating to the Combination (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction. Doing so may render invalid any related purported vote in respect of the Combination.

The availability of the Combination to SEGRO Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

The New Prologis Shares may not be offered, sold or delivered, directly or indirectly, in, into or from any Restricted Jurisdiction or to, or for the account or benefit of, any Restricted Overseas Persons except pursuant to an applicable exemption from, or in a transaction not subject to, applicable securities laws of those jurisdictions.

Further details in relation to Overseas Shareholders shall be contained in the Scheme Document.

Additional information related to US law

The Combination relates to shares of a UK company and is proposed to be effected by means of a court-sanctioned scheme of arrangement under the laws of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act and is exempt from the registration requirements under the US Securities Act.

Accordingly, the Combination is subject to the disclosure and procedural requirements applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements of US tender offer rules and proxy solicitation rules and the registration requirements under the US Securities Act.

However, if Prologis were to elect to implement the Combination by means of a Takeover Offer (subject to the consent of the Panel (if required) and the terms of the Co-operation Agreement), such takeover offer will be made in compliance with all applicable US laws and regulations.

The New Prologis Shares to be issued pursuant to the Scheme will not be registered under the US Securities Act or any US state securities laws and will be issued pursuant to the exemption from registration provided by Section 3(a)(10) of the US Securities Act and similar exemptions under applicable US state securities laws. New Prologis Shares issued to persons other than “affiliates” of Prologis or the Combined Group (defined generally as certain control persons in Rule 144 under the US Securities Act) will be freely transferable under US federal securities law after the Combination. Persons (whether or not US persons) who are or will be “affiliates” of Prologis within 90 days prior to, or of the Combined Group after, the Effective Date will be subject to certain transfer restrictions relating to the New Prologis Shares under US federal securities law. If, in the future, Prologis elects to implement the Combination by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC that will contain a prospectus/offer to exchange with respect to the issuance of the New Prologis Shares. In that event, SEGRO Shareholders are urged to read the registration statement, the prospectus/offer to exchange and the other relevant documents filed with the SEC carefully and in their entirety if and when they become available as they will contain important information. SEGRO Shareholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Prologis through the website maintained by the SEC at http://www.sec.gov and by visiting Prologis’ investor relations website at https://ir.prologis.com. These documents (if and when available) may also be obtained free of charge from Prologis by requesting them from Investor Relations by mail at Pier 1, Bay 1, San Francisco, CA 94111.

For the purpose of qualifying for the exemption from registration provided by Section 3(a)(10) of the US Securities Act, SEGRO will advise the Court that its sanctioning of the Scheme will be relied on by Prologis as an approval of the Scheme following a hearing on its fairness to SEGRO Shareholders, at which Court Hearing all SEGRO Shareholders are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification will be given to all such holders.

In accordance with normal United Kingdom practice (and, in the event the Combination is to be implemented by way of a Takeover Offer, in accordance with Rule 14e-5(b) under the US Exchange Act), Prologis or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of SEGRO outside of the US, other than pursuant to the Combination, until the date on which the Combination and/or Scheme becomes effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices (and, in the event the Combination is to be implemented by way of a Takeover Offer, outside of the United States). Any information about such purchases or arrangements to purchase will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com.

Additional information for US investors

Financial information relating to SEGRO included in this announcement and the Scheme Document has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom and may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

Prologis is organised under the laws of the State of Maryland, United States, and SEGRO is organised under the laws of England and Wales. Some of the officers and directors of Prologis and SEGRO, respectively, are residents of countries other than the United States. In addition, most of the assets of SEGRO and some of the assets of Prologis are located outside the United States. As a result, it may be difficult for US shareholders of SEGRO to enforce their rights and any claim arising out of the federal or state securities laws of the United States in connection with the Combination against, or to effect service of process within the United States upon, SEGRO or its officers or directors or to enforce against them a judgment of a US court predicated upon the federal or state securities laws of the United States.

High-Level U.S. Federal Income Tax Consequences

The receipt of consideration by a US holder for the transfer of its SEGRO Shares (or, cash consideration under the Partial Cash Alternative) pursuant to the Scheme is expected to be a taxable transaction for United States federal income tax purposes.

For certain SEGRO Shareholders, section 304 of the U.S. Internal Revenue Code (IRC) may apply to the Combination, in which case the cash consideration received pursuant to the Combination may be subject to U.S. federal income tax as a deemed dividend (“U.S. Deemed Dividend Tax”). For U.S. SEGRO Shareholders, dividends are generally taxable as ordinary income, subject to any reduced tax rates or deductions provided under the IRC. For Non-U.S. SEGRO Shareholders, U.S. Deemed Dividend Tax may be collected via a withholding tax at a 30 per cent rate (or such lower rate as may be specified by an applicable income tax treaty) from the cash consideration received pursuant to the Combination.

The Scheme Document will contain details on certain expected US and UK tax consequences of the Combination, including the potential application of section 304 of the IRC (and details of any paperwork available to mitigate any potential withholding tax in respect thereof).

Securities Ratings

This announcement contains securities ratings. A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time by the issuing agency.

Forward Looking Statements

This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Combination, and other information published by Prologis, any member of the Prologis Group, SEGRO or any member of the SEGRO Group and that are not historical facts are forward-looking statements within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Prologis and SEGRO operate as well as management’s beliefs and assumptions regarding the business strategies and the environment in which Prologis, any member of the Prologis Group, SEGRO, any member of the SEGRO Group or the Combined Group will operate in the future. Such statements involve uncertainties that could significantly impact Prologis’ or SEGRO’s financial results. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “designs,” “aims,” “would,” “should,” “could,” and “estimates,” including variations of such words and similar expressions, are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that Prologis or SEGRO expects or anticipates will occur in the future – including statements relating to the Combination, rent and occupancy growth, acquisition and development activity, including data center developments and power procurement related thereto, contribution and disposition activity, general conditions in the geographic areas where Prologis and SEGRO operate, expectations regarding new lines of business, Prologis’ and SEGRO’s respective debt, capital structure and financial position, Prologis’ or SEGRO’s ability to earn revenues from co-investment ventures or form new co-investment ventures and the availability of capital in existing or new co-investment ventures – are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although Prologis and SEGRO believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, neither Prologis nor SEGRO can give any assurance that these expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) Prologis’ and SEGRO’s ability to complete the Combination on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties relating to satisfying the Conditions; (ii) the effect of the Combination on the ability of Prologis and SEGRO to operate their respective businesses and retain and hire key personnel and to maintain favourable business relationships; (iii) failure to realize expected benefits or synergies of the Combination; (iv) significant transaction costs and/or unknown or inestimable liabilities; (v) the risk of shareholder litigation in connection with the Combination, including resulting expense or delay; (vi) the risk that SEGRO’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; (vii) risks related to future opportunities and plans for the Combined Group, including the uncertainty of expected future financial performance and results of the Combined Group following the Effective Date; (viii) risks related to the market value of the New Prologis Shares, including foreign currency exchange rates; (ix) other risks related to the completion of the Combination and actions related thereto; (x) international, national, regional and local economic and political climates and conditions; (xi) changes in global financial markets, interest rates and foreign currency exchange rates; (xii) increased or unanticipated competition for Prologis’ or SEGRO’s properties; (xiii) risks associated with acquisitions, dispositions and development of properties, including those specific to data center development and the integration of the operations of significant real estate portfolios; (xiv) maintenance of REIT status, tax structuring and changes in income tax laws and rates; (xv) availability of financing and capital, the levels of debt that Prologis and SEGRO maintain and their credit ratings; (xvi) risks related to Prologis’ and SEGRO’s investments in and management of their co-investment ventures, including ability to establish new co-investment ventures; (xvii) risks of doing business internationally, including currency risks; (xviii) environmental uncertainties, including risks of natural disasters; (xix) risks related to global pandemics; and (xx) those additional factors discussed under Part I, Item 1A. Risk Factors in Prologis’ Annual Report on Form 10-K for the year ended December 31, 2025 and in subsequent documents filed with the SEC (together with each of the factors described in detail in SEGRO’s 2025 annual report under the heading “Principal Risks”). None of Prologis, the Prologis Group, SEGRO or the SEGRO Group undertake any duty to update any forward-looking statements appearing in this announcement except as may be required by law.

None of Prologis, any member of the Prologis Group, SEGRO, any member of the SEGRO Group nor any of their respective associates, directors, officers, employees or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur. Given these risks and uncertainties, potential investors should not place any reliance on forward looking statements.

Forward-looking statements speak only at the date of this announcement. All subsequent oral or written forward-looking statements attributable to Prologis, any member of the Prologis Group, SEGRO, any member of the SEGRO Group, or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above.

Non-GAAP measures

This announcement includes certain terms and non-GAAP financial measures that are not specifically defined herein, including “Core FFO” per share and “AFFO” per share. These terms and financial measures for Prologis are defined and, in the case of the non-GAAP financial measures, reconciled to the most directly comparable GAAP measures, in Prologis’ quarterly Earnings Release and Supplemental Information that is available on Prologis’ investor relations website at https://ir.prologis.com and on the SEC’s website at www.sec.gov.

No profit forecasts or estimates

No statement in this announcement is intended as a profit forecast or estimate for any period and no statement in this announcement should be interpreted to mean that earnings or earnings per share for Prologis, SEGRO or the Combined Group, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Prologis or SEGRO, as appropriate.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0) 20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Electronic Communications

Please be aware that addresses, electronic addresses and certain other information provided by SEGRO Shareholders, persons with information rights and other relevant persons for the receipt of communications from SEGRO may be provided to Prologis during the Offer Period as required under Section 4 of Appendix 4 of the Code.

Publication on Website and Availability of Hard Copies

A copy of this announcement and the documents required to be published pursuant to Rules 26.1 and 26.2 of the Code shall be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Prologis’ website at https://ir.prologis.com and on SEGRO’s website at https://www.segro.com/investors by no later than 12 noon (London time) on the Business Day following the date of this announcement. For the avoidance of doubt, the contents of these websites are not incorporated into and do not form part of this announcement.

SEGRO Shareholders, persons with information rights and optionholders may request a hard copy of this announcement (subject to certain restrictions relating to persons resident in Restricted Jurisdictions) by contacting SEGRO’s registrars, Equiniti Limited, by writing to them at Highdown House, Yeoman Way, Worthing, BN99 6DA or by calling them on +44 (0) 371 384 2186 during business hours 9.30 a.m. to 5.30 p.m. (London time) Monday to Friday (excluding public holidays in England and Wales). Calls are charged at the standard geographical rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. For persons who receive a copy of this announcement in electronic form or via a website notification, a hard copy of this announcement will not be sent unless so requested. Such persons may also request that all future documents, announcements and information in relation to the Combination are sent to them in hard copy form.

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 of the Code

In accordance with Rule 2.9 of the Code, Prologis confirms that, as at the close of business on 3 August 2026, it had issued and outstanding 933,083,372 shares of common stock at par value of $0.01 per share. The International Securities Identification Number (ISIN) of the shares of common stock is US74340W1036. The Legal Entity Identifier (LEI) for Prologis is 529900DFH19P073LZ636. Prologis does not hold any of its common stock in treasury.

APPENDIX I
CONDITIONS TO AND FURTHER TERMS OF THE COMBINATION

Part A: Conditions to the Scheme and the Combination

Long-stop Date

1	The Combination is conditional upon the Scheme becoming Effective, subject to the Code, by no later than 11.59 p.m. on the Long-stop Date.

Scheme approval

2	The Scheme will be conditional upon:

2.1

(a)	its approval by a majority in number representing not less than 75 per cent in value of the Scheme Shareholders (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, whether in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting; and

(b)	such Court Meeting and any separate class meeting which may be required by the Court or any adjournment of any such meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date, if any, (a) as may be agreed by Prologis and SEGRO or (b) (in a competitive situation) as may be specified by Prologis with the consent of the Panel, and in each case that (if so required) the Court may allow);

2.2

(a)	the resolution(s) required to implement the Scheme being duly passed by the requisite majority or majorities of SEGRO Shareholders at the General Meeting or at any adjournment of that meeting; and

(b)	such General Meeting or any adjournment of that meeting being held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document in due course (or such later date, if any, (a) as may be agreed by Prologis and SEGRO or (b) (in a competitive situation) as may be specified by Prologis with the consent of the Panel, and in each case that (if so required) the Court may allow); and

2.3

(a)	the sanction of the Scheme by the Court (with or without modification but subject to any modification being on terms acceptable to Prologis and SEGRO) and the delivery of a copy of the Court Order to the Registrar of Companies; and

(b)	the Court Hearing being held on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date, if any, (a) as may be agreed by Prologis and SEGRO or (b) (in a competitive situation) as may be specified by Prologis with the consent of the Panel, and in each case that (if so required) the Court may allow).

3	In addition, subject as stated in Part B below and to the requirements of the Panel, the Combination will be conditional upon the following Conditions and, accordingly, the Court Order will not be delivered to the Registrar of Companies unless such Conditions (as amended if appropriate) have been satisfied or, where relevant, waived:

European Commission clearance

(a)	insofar as the Combination falls within the scope of the EUMR:

(i)	the European Commission taking a decision under Article 6(1)(b) EUMR declaring the Combination compatible with the internal market (either unconditionally or subject to conditions pursuant to Article 6(2) EUMR), or taking a decision that it shall not initiate proceedings under Article 6(1)(c) of the EUMR in each case in relation to the Combination or any matter arising from or relating to the Combination; or

(ii)	where the European Commission initiates a Phase II investigation pursuant to Article 6(1)(c) EUMR in relation to the Combination or any matter arising from or relating to the Combination, adopting a decision under Article 8(1) or Article 8(2) EUMR declaring the Combination or any matter arising from or relating to the Combination compatible with the internal market, either unconditionally or conditionally; or

(iii)	in any of the cases of Condition 3(a)(i) or 3(a)(ii), being deemed to have adopted such a decision pursuant to Article 10(6) EUMR; or

(iv)	if the European Commission makes a referral under Article 9(1) of the EUMR to the competent authorities of a NCA of any member state, (whether in respect of the whole or part of the Combination), that NCA (and, where only a partial referral is made, also the European Commission in respect of any retained jurisdiction) taking a decision or decisions of equivalent effect to those set out in Condition 3(a)(i), (ii) or (iii) above (including, where applicable, any equivalent Phase II clearance decision by that NCA);

Competition and Markets Authority clearance

(b)	insofar as the Combination falls within the scope of the EA:

(i)	the CMA indicating that it does not believe that the Combination creates a relevant merger situation within the meaning of section 23 of the EA; or

(ii)	the CMA having issued a decision that it is not the CMA's intention to subject the Combination or any matter arising therefrom or related thereto or any part of it to a reference under section 33 of the EA (a “Phase 2 CMA Reference”), such decision being either unconditional, or conditional on the CMA's acceptance of undertakings in lieu under Section 73 of the EA (or the applicable time period for the CMA to issue either decision having expired without it having done so and without it having made a Phase 2 CMA Reference); or

(iii)	in the event that a Phase 2 CMA Reference is made, confirmation from the CMA either: (x) that the Combination may proceed without any undertakings or conditions; or (y) that the Combination and any matter arising therefrom or relating thereto may proceed pursuant to Section 41 of the EA;

Italian Foreign Investment Control

(c)	to the extent that a mandatory notification is required in relation to the Combination under the Golden Power Regulation:

(i)	the Golden Power Authority has issued the approval of the Combination pursuant to the Golden Power Regulation (a) without conditions, prescriptions, recommendations or similar measures and/or requirements, or (b) with conditions, prescriptions, recommendations or similar measures; or

(ii)	the relevant review period has expired with the consequence of silent consent on the consummation of the Combination as provided in line with the Golden Power Regulation; or

(iii)	the Golden Power Authority has issued a confirmation that the Combination does not require approval under the Golden Power Regulation;

UK National Security and Investment

(d)	to the extent that a mandatory notification is required in relation to the Combination under the NSIA, or Prologis considers that a voluntary notification under the NSIA is advisable with respect to the Combination, a notification having been accepted and:

(i)	the Secretary of State confirming before the end of the review period that no further action will be taken in relation to the Combination; or

(ii)	if the Secretary of State issues a call-in notice in relation to the Combination, (x) the parties receiving confirmation that the Secretary of State will take no further action in relation to the call-in notice and the Combination under the NSIA, or (y) the Secretary of State making a final order in relation to the Combination (and, to the extent relevant, all conditions or obligations contained in such an order necessary for completion of the Combination having been satisfied or complied with);

Listing of the New Prologis Shares, effectiveness of registration

(e)	the New Prologis Shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

(f)	in the event that the Combination is implemented by way of a Takeover Offer, in so far as the Takeover Offer is required to be registered under the US Securities Act, the Registration Statement on Form S-4 with respect to the Takeover Offer shall have become effective under the US Securities Act, as amended, and no stop order shall have been issued or proceedings for suspension of the effectiveness of the Registration Statement shall have been initiated or threatened by the SEC;

Listing on the London Stock Exchange

(g)	the FCA having acknowledged to Prologis or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the Prologis Shares to the equity shares (international commercial companies secondary listing) category of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000) has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject ("listing conditions")) admission will become effective as soon as a dealing notice has been issued by the FCA and any listing conditions have been satisfied;

(h)	the London Stock Exchange having acknowledged to Prologis or its agent (and such acknowledgement not having been withdrawn) that the Prologis Shares will be admitted to trading on the Main Market for listed securities of the London Stock Exchange;

General third-party clearances

(i)	the waiver (or non-exercise within any applicable time limits) by any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, employee representative, administrative, fiscal, or investigative body, court, trade agency, association, institution, or any other body or person whatsoever in any jurisdiction (each a "Third Party") of any termination right, right of pre-emption, first refusal, or similar right (which is material in the context of the Wider SEGRO Group taken as a whole or in the context of the Combination) arising as a result of or in connection with the Combination including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control or management of, SEGRO by Prologis or any member of the Wider Prologis Group;

(j)	all notifications, filings or applications which are deemed by Prologis (acting in good faith) necessary in connection with the Combination having been made and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with in each case in respect of the Combination and all Authorisations necessary in respect of the Combination and, except pursuant to Chapter 3 of Part 28 of the Companies Act, the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, SEGRO or any other member of the Wider SEGRO Group by any member of the Wider Prologis Group having been obtained in terms and in a form reasonably satisfactory to Prologis from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider SEGRO Group has entered into material contractual arrangements in the context of the Wider SEGRO Group and all such Authorisations deemed necessary to carry on the business of any member of the Wider SEGRO Group having been obtained and remaining in full force and effect and there being no notice of an intention to partially or fully revoke or not to renew such Authorisations;

(k)	no Third Party having given notice of an intention or decision to take, institute or implement any action, proceeding, suit, investigation, enquiry or reference (and in each case, not having withdrawn the same), or enacted or made any statute, regulation, decision, order or change to published practice (and in each case, not having withdrawn the same):

(i)	require, prevent or materially delay the divestiture or materially alter the terms envisaged for such divestiture by any member of the Wider Prologis Group or by any member of the Wider SEGRO Group of all or any part of its businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their respective businesses or to own, control or manage any of their assets or properties which, in any such case, is material in the context of the Wider SEGRO Group or the Wider Prologis Group, in either case taken as a whole;

(ii)	impose any limitation on, or result in a material delay in, the ability of any member of the Wider Prologis Group directly or indirectly to acquire, hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in SEGRO or on the ability of any member of the Wider SEGRO Group or any member of the Wider Prologis Group directly or indirectly to hold or exercise effectively all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Wider SEGRO Group;

(iii)	otherwise adversely affect the business, assets or profits of any member of the Wider SEGRO Group or any member of the Wider Prologis Group to an extent which is material in the context of the Wider SEGRO Group or the Wider Prologis Group, in either case taken as a whole;

(iv)	make the Combination, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, SEGRO by any member of the Wider Prologis Group void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, prevent, prohibit or impede the implementation of the Scheme or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, SEGRO by any member of the Wider Prologis Group;

(v)	require, prevent or delay a divestiture by any member of the Wider Prologis Group of any shares or other securities (or the equivalent) in any member of the Wider SEGRO Group or any member of the Wider Prologis Group, to an extent which is material in the context of the Wider SEGRO Group or the Wider Prologis Group, in either case taken as a whole; or

(vi)	impose any limitation on the ability of any member of the Wider Prologis Group or any member of the Wider SEGRO Group to conduct or integrate all of its business with all or any part of the business of any other member of the Wider Prologis Group and/or the Wider SEGRO Group,

and all applicable waiting and other time periods (including any extensions thereof) during which any such anti-trust regulator or Third Party could decide to take, institute or implement any such action, proceeding, suit, investigation, enquiry or reference in respect of the Combination or the acquisition or proposed acquisition of any SEGRO Shares having expired, lapsed or been terminated;

Certain matters arising as a result of any arrangement, agreement, etc.

(l)	except as Disclosed, there being no provision of any arrangement, agreement, lease, licence, permit or other instrument to which any member of the Wider SEGRO Group is a party or by or to which any such member or any of its assets is bound which, as a consequence of the Combination or a change in the control or management of any member of the Wider SEGRO Group, could or might reasonably be expected to result in (in each case, to an extent which is material and adverse in the context of the Wider SEGRO Group as a whole):

(i)	any monies borrowed by, or any other indebtedness, actual or contingent, of, or any grant available to, any member of the Wider SEGRO Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	the enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider SEGRO Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(iii)	the rights, liabilities, obligations, interests or business of any member of the Wider SEGRO Group or any member of the Wider Prologis Group under any such arrangement, agreement, licence, permit, lease or instrument being or becoming capable of being terminated, or adversely modified or affected; or

(iv)	any member of the Wider SEGRO Group ceasing to be able to carry on business under any name under which it presently carries on business.

Certain events occurring since 30 June 2026

(m)	except as Disclosed, no member of the Wider SEGRO Group having since 30 June 2026:

(i)	issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue, of additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold or agreed to transfer or sell or authorised or proposed the transfer or sale of SEGRO Shares out of treasury (except, where relevant, as between SEGRO and wholly-owned subsidiaries of SEGRO or between the wholly-owned subsidiaries of SEGRO and except for the issue or transfer out of treasury of SEGRO Shares on the exercise of employee share options or vesting of employee share awards in the ordinary course under the SEGRO Share Schemes pursuant to and in accordance with the terms of such SEGRO Share Schemes and in accordance with the Code);

(ii)	except for the SEGRO Permitted Dividends, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue, dividend, or other distribution (whether payable in cash or otherwise) other than dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly-owned subsidiary of SEGRO to SEGRO or any of its wholly-owned subsidiaries;

(iii)	other than pursuant to the Combination (and except for transactions between SEGRO and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of SEGRO and/or transactions in the ordinary course of business) implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets or shares or loan capital (or the equivalent thereof) in any undertaking or undertakings (in each case which is material in the context of the Wider SEGRO Group taken as a whole);

(iv)	(except for transactions between SEGRO and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of SEGRO and/or transactions in the ordinary course of business) disposed of, or transferred, mortgaged or created any security interest over any material asset or any right, title or interest in any material asset or authorised, proposed or announced any intention to do so;

(v)	(except for transactions between SEGRO and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of SEGRO and/or transactions in the ordinary course of business) issued, authorised or proposed or announced an intention to authorise or propose, the issue of or made any change in or to the terms of any debentures or become subject to any contingent liability or incurred or increased any indebtedness (in each case which is material in the context of the Wider SEGRO Group taken as a whole);

(vi)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any material contract, arrangement, agreement, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, unusual or onerous nature or magnitude which is or which involves or could involve an obligation of a nature or magnitude which is likely to be materially restrictive on the business of the Wider SEGRO Group taken as a whole;

(vii)	entered into or varied the terms of, or made any offer (which remains open for acceptance) to enter into or vary the terms of any contract, service agreement, commitment or arrangement with any director or senior executive of any member of the Wider SEGRO Group which is material in the context of the Wider SEGRO Group taken as a whole;

(viii)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit scheme relating to the employment or termination of employment of any employee of the Wider SEGRO Group (to the extent material in the context of the Wider SEGRO Group taken as a whole);

(ix)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, except in respect of the matters mentioned in Condition 3(m)(i) above, made any other change to any part of its share capital which is material in the context of the Combination as a whole;

(x)	terminated or varied the terms of any agreement or arrangement between any member of the Wider SEGRO Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Wider SEGRO Group taken as a whole;

(xi)	made any material alteration to its memorandum or articles of association or other incorporation documents (save as necessary in connection with the Combination and its implementation);

(xii)	been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business (in each case to the extent material in the context of the Wider SEGRO Group taken as a whole);

(xiii)	(other than in respect of a member of the Wider SEGRO Group which is dormant and was solvent at the relevant time) taken or proposed any steps, corporate action or had any legal proceedings instituted or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets or revenues or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed (in each case, to the extent which is material in the context of the Wider SEGRO Group taken as a whole);

(xiv)	(except for transactions between SEGRO and its wholly-owned subsidiaries or between the wholly-owned subsidiaries and/or transactions in the ordinary course), made, authorised, proposed or announced an intention to propose any material change in its loan capital;

(xv)	entered into, implemented or authorised the entry into, any joint venture, asset or profit-sharing arrangement, partnership or merger of business or corporate entities (in each case which is material in the context of the Wider SEGRO Group taken as a whole);

(xvi)	having taken (or agreed or proposed to take) any action which requires or would require, the consent of the Panel or the approval of SEGRO Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code; or

(xvii)	entered into any agreement, arrangement, commitment or contract or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition 3(m);

No adverse change, litigation, regulatory enquiry or similar

(n)	except as Disclosed, since 30 June 2026 there having been:

(i)	no adverse change in the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Wider SEGRO Group;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced or instituted by or against any member of the Wider SEGRO Group or to which any member of the Wider SEGRO Group is a party (whether as claimant, defendant or otherwise);

(iii)	no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Wider SEGRO Group having been announced or instituted;

(iv)	no contingent or other liability having arisen or become apparent to Prologis other than in the ordinary course of business which is reasonably likely to affect adversely the business, assets, financial or trading position or profits or prospects of the Wider SEGRO Group; and

(v)	no steps having been taken and no omissions having been made which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider SEGRO Group which is necessary for the proper carrying on of its business, in each case, which are material in the context of the Wider SEGRO Group taken as a whole.

No discovery of certain matters regarding information, liabilities and environmental issues

(o)	Prologis not having discovered that:

(i)	any financial, business or other information concerning the Wider SEGRO Group publicly announced prior to the date of this announcement is misleading, contains a misrepresentation of any fact, or omits to state a fact necessary to make that information not misleading, in each case which is material in the context of the Combination;

(ii)	any member of the Wider SEGRO Group or any partnership, company or other entity in which any member of the Wider SEGRO Group has a significant economic interest and which is not a subsidiary undertaking of SEGRO is subject to any liability, contingent or otherwise, which is not disclosed in the 2025 Annual Report and Accounts of SEGRO (or SEGRO’s Half Year Results) and which is material in the context of the Wider SEGRO Group;

(iii)	any past or present member of the Wider SEGRO Group has not complied with all applicable legislation, regulations or other requirements of any jurisdiction or any Authorisations in all cases relating to the use, treatment, storage, carriage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous substance or any substance likely to impair the environment (including property) or harm human or animal health or otherwise relating to environmental matters or the health and safety of humans, which non-compliance would be likely to give rise to any liability including any penalty for non-compliance (whether actual or contingent) on the part of any member of the Wider SEGRO Group and which in any case is material in the context of the Wider SEGRO Group taken as a whole;

(iv)	there is any obligation or liability (whether actual or contingent) or requirement to make good, remediate, repair, reinstate, or clean up any property, asset or any controlled waters currently or previously owned, occupied, operated, or made use of or controlled by any past or present member of the Wider SEGRO Group (or on its behalf), or in which any such member may have or previously have had or be deemed to have had an interest, under any environmental legislation, common law, regulation, notice, circular, Authorisation or order of any Third Party in any jurisdiction and which is material in the context of the Wider SEGRO Group taken as a whole;

Anti-corruption and sanctions

(v)	any member of the Wider SEGRO Group is or has engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 or any other applicable anti-corruption legislation;

(vi)	any member of the Wider SEGRO Group has engaged in any transaction which would cause any member of the Wider Prologis Group to be in breach of the economic sanctions of the United States Office of Foreign Assets Control or HM Treasury & Customs, or with any government, entity or individual targeted by any of the economic sanctions of the United Nations, United States or the European Union or any of its member states, save that this shall not apply if and to the extent that the breach is or would be unenforceable by reason of breach of any applicable Blocking Law; and

No criminal property

(vii)	any material asset of any member of the Wider SEGRO Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002.

Part B: Certain further terms of the Combination

1	Subject to the requirements of the Panel, Prologis reserves the right, in its sole discretion, to waive, in whole or in part, all or any of the Conditions set out in Part A of this Appendix I, except Conditions 2.1(a), 2.2(a), 2.3(a), 3(e), 3(f), 3(g) and 3(h), which cannot be waived by Prologis. Conditions 3(g) and 3(h) may be waived by SEGRO. The deadlines in any of Conditions 2.1(b), 2.2(b), and 2.3(b) may be extended to such later date as may be agreed: (a) in writing by Prologis and SEGRO; or (b) (in a competitive situation) specified by Prologis with the consent of the Panel, and in either case with the approval of the Court, if such approval is required. If any of Conditions 2.1(b), 2.2(b), and 2.3(b) is not satisfied by the relevant deadline specified in the relevant Condition, Prologis will make an announcement by 8.00 a.m. on the Business Day following such deadline confirming whether it has invoked the relevant Condition, waived the relevant deadlines, or agreed with SEGRO to extend the relevant deadline.

2	The Scheme shall be subject to the satisfaction (or waiver, if permitted) of the Conditions set out in Part A of this Appendix I, to the further terms set out in this Part B of this Appendix I, and to the full terms and conditions which will be set out in the Scheme Document, and such further terms as may be required to comply with the provisions of the Code.

3	If Prologis is required by the Panel to make an offer for SEGRO Shares under the provisions of Rule 9 of the Code, Prologis may make such alterations to any of the above Conditions and terms of the Combination as are necessary to comply with the provisions of that Rule.

4	Prologis will be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any of the Conditions in Part A of this Appendix I above that are capable of waiver by a date earlier than the latest date for the fulfilment of that Condition notwithstanding that the other Conditions to the Combination may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

5	Under Rule 13.5(a) of the Code and subject to paragraph 6 below, Prologis may only invoke a Condition so as to cause the Combination not to proceed, to lapse, or to be withdrawn with the consent of the Panel. The Panel will normally only give its consent if the circumstances which give rise to the right to invoke the Condition are of material significance to Prologis in the context of the Combination. This will be judged by reference to the facts of each case at the time that the relevant circumstances arise.

6	Condition 1 and Conditions 2.1, 2.2, 2.3, 3(e), 3(f), 3(g) and 3(h) in Part A of this Appendix I, and, if applicable, any acceptance condition if the Combination is implemented by way of a Takeover Offer, are not subject to Rule 13.5(a) of the Code.

7	Any Condition that is subject to Rule 13.5(a) of the Code may be waived by Prologis.

8	The SEGRO Shares shall be acquired by Prologis under the Scheme fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of value (whether by reduction of share capital or share premium account or otherwise) made, on or after the Effective Date, save for any SEGRO Permitted Dividends.

9

If, on or after the date of this announcement and prior to the Effective Date, SEGRO announces, declares, makes or pays any SEGRO Excluded Dividend, Prologis shall (save where the Panel consents otherwise in connection with a SEGRO Equalising Dividend) reduce the Combination Consideration by an amount equivalent to all or part of such excess (in the case of a SEGRO Permitted Dividend) or by the amount of all or part of any such other dividend, distribution or return of capital, in which case any reference in this announcement or in the Scheme Document (or, in the event that the Combination is to be implemented by means of any Takeover Offer, the offer document) to the consideration will be deemed to be a reference to the consideration as so reduced.

If and to the extent that such a dividend, distribution, or other return of value has been declared or announced, but not paid or made, or is not payable by reference to a record date on or prior to the Effective Date and is or shall be: (i) transferred pursuant to the Combination on a basis which entitles Prologis to receive the dividend, distribution or other return of value and to retain it; or (ii) cancelled, the Combination Consideration shall not be subject to change in accordance with this paragraph 9.

If, on or after the date of this announcement and prior to the Effective Date, Prologis announces, declares, makes or pays any Prologis Excluded Dividend, SEGRO shall be entitled under the Co-operation Agreement to declare and pay a SEGRO Equalising Dividend without, if the Panel so consents, any consequential change to the Combination Consideration. Due to the nature of Prologis’ Best and Final Proposal, any SEGRO Equalising Dividend may result in Prologis being required to make a consequential reduction to the Combination Consideration. Accordingly, prior to paying any SEGRO Equalising Dividend, SEGRO would intend to seek the Panel’s consent that it could do so without any such consequential reduction being required.

Any exercise by Prologis or SEGRO of their rights referred to in this paragraph 9 will be the subject of an announcement and, for the avoidance of doubt, will not be regarded as constituting any revision or variation of the terms of the Scheme or the Combination (other than in respect of the Combination Consideration).

Prologis also reserves the right to reduce the consideration payable under the Combination in respect of a SEGRO Share in such circumstances as are, and by such amount as is, permitted by the Panel.

10	Prologis reserves the right to elect (with the consent of the Panel (if required), and subject to the terms of the Co-operation Agreement) to implement the Combination by way of a Takeover Offer for the SEGRO Shares as an alternative to the Scheme. In such event, the Takeover Offer shall be implemented on the same terms, so far as applicable, and subject to the terms of the Co-operation Agreement, as those which would apply to the Scheme, subject to appropriate amendments (including without limitation: (i) amendments required by, or deemed appropriate by, Prologis under applicable law, including US securities law; and (ii) an acceptance condition set at 75 per cent of SEGRO Shares or such lesser percentage as Prologis may decide or as required by the Panel (subject to the terms of the Co-operation Agreement), being in any case more than 50 per cent of SEGRO Shares). Further, if sufficient acceptances of such Takeover Offer are received and/or sufficient SEGRO Shares are otherwise acquired, it is the intention of Prologis to apply the provisions of the Companies Act 2006 to acquire compulsorily any outstanding SEGRO Shares to which such offer relates.

11	The availability of the Combination to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

12	The Combination shall not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Combination by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this announcement and all documents relating to the Combination are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction or any jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this announcement and all documents relating to the Combination (including, without limitation, custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction. Doing so may render invalid any related purported vote in respect of the Combination.

13	The New Prologis Shares will be validly issued, fully paid and non-assessable.

14	The Combination is governed by the law of England and Wales and is subject to the jurisdiction of the courts of England and Wales and to the Conditions and further terms set out in this Appendix I, and which shall be set out in the Scheme Document. The Combination shall be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the New York Stock Exchange, United States federal securities laws, Euronext Paris and the FCA.

15	Each of the Conditions shall be regarded as a separate Condition (as applicable) and shall not be limited by reference to any other Condition.

APPENDIX II
SOURCES OF INFORMATION AND BASES OF CALCULATION

i.	Share price and volume weighted average share price data is derived from FactSet.

ii.	GBP:USD exchange rate of 1.3371 on 21 July 2026 per FactSet, and 1.3438 at market close on 3 August 2026 per FactSet.

iii.	The value attributed to SEGRO's issued share capital (and therefore the value of the Combination and the Maximum Cash Amount) is based upon fully diluted share capital of 1,360,774,299 SEGRO ordinary shares of 10 pence each, comprising:

a.	1,354,090,872 ordinary shares in issue as of 16 July 2026 as announced by SEGRO pursuant to Rule 2.9 of the Takeover Code (with no shares held in treasury); and

b.	6,683,427 shares relating to SEGRO Share Schemes. This figure is net of shares held by the SEGRO Employee Benefit Trust.

iv.	Prologis’ issued share capital is based upon fully diluted share capital of 960,233,187 shares at par value of $0.01 per share, comprising:

a.	933,083,372 shares of common stock at par value of $0.01 per share (with no shares held in treasury); and

b.	27,149,815 shares, primarily comprising shares issuable upon the exchange of common limited partnership units in Prologis, L.P. and pursuant to Prologis' share schemes.

v.	Basic entitlements under the Partial Cash Alternative calculated as (i) exchange ratio of 0.0920 multiplied by 75 per cent; and (ii) the fixed cash amount per share of 1,031.7 pence multiplied by 25 per cent.

vi.	Combination Consideration of 1,031.7 pence per SEGRO Share is based on the closing price per Prologis Share of $149.94 divided by the GBP:USD exchange rate of 1.3371 on 21 July 2026 and multiplied by 0.0690 (being the exchange ratio multiplied by 75 per cent per the basic entitlement) and plus 258 pence (being the cash basic entitlement). This is on the basis that the Partial Cash Alternative is fully taken up.

vii.	The figure of 1,054.3 pence per SEGRO Share reflects 1,031.7 per SEGRO Share plus SEGRO’s 2026 Final Dividend of up to 22.56 pence per SEGRO Share (if declared and paid in full).

viii.	See-through value of the offer as at the last practicable date prior to the date of this announcement calculated as the PLD share price of $144.15 divided by the GBP:USD exchange rate of 1.3438 and multiplied by 0.0690 (being the exchange ratio multiplied by 75 per cent per the basic entitlement) and plus 258 pence (being the cash basic entitlement). This is on the basis that the Partial Cash Alternative is fully taken up.

ix.	Premium to EPRA NTA is calculated by reference to the SEGRO 30 June 2026 EPRA NTA of 902 pence.

x.	SEGRO's shareholding in the Combined Group, assuming a full take up of the Partial Cash Alternative, is calculated as (i) New Prologis Shares of 93,893,427 (calculated as 1,360,774,299 SEGRO Shares multiplied by 0.0690 exchange ratio at the basic entitlement); divided by (ii) the Combined Group issued share capital of 1,054,126,614 (equal to the existing Prologis fully diluted issued share capital of 960,233,187 plus the newly issued shares of 93,893,427).

xi.	SEGRO's shareholding in the Combined Group, assuming there is no take up of the Partial Cash Alternative, is calculated as (i) New Prologis Shares of 125,191,236 (calculated as 1,360,774,299 SEGRO Shares multiplied by 0.0920 exchange ratio at the basic entitlement); divided by (ii) the Combined Group issued share capital of 1,085,424,423 (equal to the existing Prologis fully diluted issued share capital of 960,233,187 plus the newly issued shares of 125,191,236).

xii.	Prologis’ market capitalisation is calculated based on the share price at market close on 3 August 2026 of $144.15 multiplied by Prologis’ fully diluted share count of 960,233,187 Prologis Shares.

xiii.	SEGRO’s market capitalisation is calculated based on the share price at market close on 23 June 2026 of 742 pence multiplied by SEGRO’s fully diluted share count of 1,360,774,299 SEGRO Shares.

xiv.	Prologis’ power pipeline as of Q2 2026 is as set out in Prologis’ quarterly earnings release and Supplemental Financial Report on 16 July 2026.

xv.	The Combined Group’s AUM of approximately £200 billion is a rounded figure, representing the aggregate of:

a.	Prologis’ AUM of £178.4 billion as at 30 June 2026, which is sourced from Prologis’ Q2 2026 Supplemental Financial Report released on 16 July 2026, converted at the spot rate of GBP:USD 1.3438 on 3 August 2026; and

b.	SEGRO’s AUM of £21.7 billion, which is sourced from SEGRO’s Half Year Results, comprising: (i) approximately £15.656 billion directly or indirectly wholly owned by SEGRO; and (ii) approximately £6.088 billion held in SEGRO’s joint ventures.

xvi.	The statement that the Combination would result in a combined European operating portfolio of approximately 368 million square feet, more than tripling SEGRO’s existing European footprint is based on the addition of: (i) 117 million square feet for SEGRO, sourced from SEGRO’s Half Year Results; and (ii) 251 million square feet for Prologis, based on Prologis’ Q2 Supplemental Financial Report, released on 16 July 2026.

xvii.	Prologis' total investment in Europe of £28.0 billion since 1997 reflects Europe's 15.7 per cent share of Prologis' AUM of US$239,791 million as at 30 June 2026 (being approximately US$37,647 million), converted into pounds Sterling at the spot GBP:USD exchange rate of 1.3438 as at 3 August 2026.

xviii.	Prologis' strategically located global land and redevelopment sites with the potential to support $40.6 billion of total expected investment (TEI) in new logistics space on an owned-and-managed (O&M) basis, including build-to-suit development and redevelopment into industrial properties or data centres, are sourced from Prologis' 2026 Q2 Earnings Release and Supplemental Financial Report, each released on 16 July 2026.

xix.	Unless otherwise stated, all financial information relating to SEGRO is sourced from the half year results or annual reports and accounts of SEGRO for the relevant periods and other operational information made publicly available by SEGRO, including its property analysis reports.

xx.	SEGRO’s potential future headline rent of £441 million from logistics and industrial development represents the aggregate of:

a.	£313 million of potential headline rent from delivering industrial and logistics projects on SEGRO’s land bank; and

b.	£128 million of potential headline rent from delivering industrial and logistics projects on SEGRO’s land held under option,

each as sourced from SEGRO’s Half Year Results.

xxi.	References to SEGRO’s 1.4 GVA medium term pipeline are derived from SEGRO’s Half Year Results. References to SEGRO’s 2.5 GVA long term pipeline include the 1.4 GVA medium term pipeline together with an additional 1.1 GVA of reserved power, as sourced from SEGRO’s Half Year Results.

xxii.	Prologis’ investment-grade issuer credit ratings of A2 (stable outlook) from Moody’s and A (stable outlook) from Standard & Poor’s are as published by the respective rating agencies, sourced from the Prologis Q2 2026 10-Q statement released on 29 July 2026.

APPENDIX III
IRREVOCABLE UNDERTAKINGS

The following SEGRO Directors have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the resolution(s) to be proposed at the General Meeting and, if Prologis exercises its right to implement the Combination by way of a Takeover Offer, to accept or procure acceptance of such offer:

Name of SEGRO Director	Number of SEGRO Shares in respect of which undertaking is given	Percentage of SEGRO issued share capital
Andrew Harrison	564,755	0.042%
David Sleath	2,283,771	0.168%
Susanne Schroeter	410,183	0.030%
Linda Yueh	3,157	0.000%
Simon Fraser	31,440	0.002%
Marcus Sperber	11,137	0.001%
Sue Clayton	7,000	0.001%
Carol Fairweather	20,000	0.001%
TOTAL	3,331,443	0.245%

The obligations of the SEGRO Directors under the irrevocable undertakings will lapse and cease to have effect on and from the following occurrences:

•	Prologis announces, with the consent of the Panel and prior to publication of the Scheme Document, that it does not intend to proceed with the Combination and no new, revised or replacement Scheme or Takeover Offer is announced by Prologis in accordance with Rule 2.7 of the Code at the same time;

•	the Scheme lapses or is withdrawn in accordance with its terms (other than where such lapse or withdrawal is as a result of Prologis electing to implement the Combination by way of a Takeover Offer) and no new, revised or replacement Scheme is announced by Prologis in accordance with Rule 2.7 of the Code at the same time;

•	the Scheme has not become effective by 11.59 p.m. (London time) on the Long-stop Date; or

•	the date on which any competing offer for the entire issued and to be issued share capital of SEGRO becomes or is declared wholly unconditional or, if proceeding by way of a scheme of arrangement, becomes effective in accordance with its terms.

These irrevocable undertakings remain binding in the event of a competing offer.

APPENDIX IV
DEFINITIONS

The following definitions apply throughout this announcement unless the context requires otherwise.

2026 Final Dividend	has the meaning given to it in paragraph 2

2026 Interim Dividend	has the meaning given to it in paragraph 2

2027 Final Dividend	has the meaning given to it in paragraph 2

2027 Interim Dividend	has the meaning given to it in paragraph 2

Act or Companies Act	the Companies Act 2006, as amended

Admission	admission of the Prologis Shares to: (i) the equity shares (international commercial companies secondary listing) category of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000); and (ii) trading on the Main Market for listed securities of the London Stock Exchange (in accordance with the Admission and Disclosure Standards of London Stock Exchange)

AUM	assets under management

Authorisations	regulatory authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions, or approvals

AWG	the Foreign Trade and Payments Act (Außenwirtschaftsgesetz)

AWV	the Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung)

Blocking Law	(i) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union); or (ii) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018

Business Day	means any day, other than a public holiday, Saturday or a Sunday, when banks are generally open in London and New York for general banking business

CMA or Competition and Markets Authority	a UK statutory body established under the Enterprise and Regulatory Reform Act 2013

Code or Takeover Code	the City Code on Takeovers and Mergers

Combination	the proposed acquisition by the Offeror of the entire issued and to be issued ordinary share capital of SEGRO (other than the Excluded Shares) to be effected by means of the Scheme (or by way of Takeover Offer under certain circumstances described in this announcement) and, where the context admits, any subsequent revision, variation, extension or renewal thereof

Combination Consideration	has the meaning given to it in paragraph 2

Combined Group	the combined Prologis Group and SEGRO Group following the Effective Date

Conditions	the conditions to the Combination, set out in Part A of Appendix I and to be set out in the Scheme Document, and Condition means any one of them

Confidentiality Agreement	has the meaning given to it in paragraph 12(a)

Co-operation Agreement	has the meaning given to it in paragraph 12(b)

Court	the High Court of Justice in England and Wales

Court Hearing	the hearing by the Court of the application to sanction the Scheme under Part 26 of the Companies Act

Court Meeting	the meeting of SEGRO Shareholders to be convened pursuant to an order of the Court under the Companies Act for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment), including any adjournment, postponement or reconvention thereof, notice of which is to be contained in the Scheme Document

Court Order	the order of the Court sanctioning the Scheme

CREST	the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear

Dealing Disclosure	means a disclosure required by the Code

Disclosed	the information disclosed by, or on behalf of SEGRO: (i) in the annual report and accounts of the SEGRO Group for the financial year ending 31 December 2025; (ii) in the Half Year Results; (iii) in this announcement; (iv) in any other announcement to a Regulatory Information Service by, or on behalf of SEGRO in the two years prior to the publication of this announcement; or (v) as otherwise fairly disclosed to Prologis (or its respective officers, employees, agents or advisers) prior to the date of this announcement (including all matters fairly disclosed in the written replies, correspondence, documentation and information sent or communicated to Prologis or any of its respective advisers during the due diligence process (including, without limitation, in the management due diligence sessions) and whether or not in response to any specific request for information made by any such person)

Dividend GM	has the meaning given to it in paragraph 2

EA or Enterprise Act	the Enterprise Act 2002, as amended

Effective

in the context of the Combination:

(a)      if the Combination is implemented by way of the Scheme, the Scheme having become effective in accordance with its terms; or

(b)      if the Combination is implemented by way of a Takeover Offer, such Takeover Offer having been declared and become unconditional in accordance with the Code

Effective Date	the date on which the Scheme (or Takeover Offer, as applicable) becomes Effective in accordance with its terms

EUMR	Council Regulation (EC) 139/2004 of 20 January 2004 on the control of concentrations between undertakings

Euroclear	Euroclear UK & International Limited

Euronext Paris	the regulated market operated by Euronext Paris SA in France

Exchange Ratio	has the meaning given to it in paragraph 2 of this announcement

Excluded Shares	any SEGRO Shares: (a) beneficially owned by Prologis or any other member of the Prologis Group; or (b) held by SEGRO in treasury.

FCA or Financial Conduct Authority	the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of the UK Financial Services and Markets Act 2000

Form of Election	the form of election for use by an eligible Scheme Shareholder who holds Scheme Shares in certificated form in relation to the Partial Cash Alternative

Forms of Proxy	the forms of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document

GAAP	generally accepted accounting principles in the United States

General Directorate	the General Directorate of the Commercial and Foreign Investment Policy at the Spanish Ministry of Industry, Trade and Tourism

Golden Power Authority	the Italian Presidency of the Council of Ministers (Presidenza del Consiglio dei Ministri) or any other office, department or branch of the Italian Government competent to issue and release the approval under the Golden Power Regulation

Golden Power Regulation	the Law Decree No. 21 of 15 March 2012 (as subsequently amended and supplemented) and the relevant implementing decrees

Half Year Results	means SEGRO’s results for the six month period ending 30 June 2026

Joint Defence Agreement	has the meaning given to it in paragraph 12(c)

London Stock Exchange	London Stock Exchange plc

Long-stop Date	4 August 2027, provided that, if having complied with its obligations under Clause 4.3(A) of the Co-operation Agreement, Prologis so notifies SEGRO, then the Long-stop Date shall be extended to 4 April 2028, or in each case such later date as may otherwise be agreed in writing by SEGRO and Prologis (with the Panel’s consent, if required) or directed by the Panel and in each case as the Court may approve (if such approval is required)

Maximum Cash Amount	has the meaning given to it in paragraph 3

NCA	a National Competition Authority within the meaning of the EUMR

New Prologis Shares	the new Prologis Shares to be issued to SEGRO Shareholders pursuant to the Combination

NSIA	the National Security and Investment Act 2021

Offer Period	the offer period (as defined by the Code) relating to SEGRO, which commenced on 24 June 2026

Official List	the Official List maintained by the FCA

Opening Position Disclosure	has the same meaning as in Rule 8 of the Code

Overseas Shareholders	SEGRO Shareholders (or nominees of, or custodians or trustees for SEGRO Shareholders) not resident in, or nationals or citizens of the United Kingdom

Panel	the Panel on Takeovers and Mergers

Partial Cash Alternative	the partial cash alternative of up to £3,509,777,110.70, representing approximately 25 per cent of the total value of the consideration based on a fixed price of 1,031.7 pence per SEGRO Share, whereby SEGRO Shareholders may elect to receive cash instead of New Prologis Shares, subject to pro-rata scale back

Phase 2 CMA Reference	has the meaning given to it in Condition 3(b)(ii) of Appendix I

Post-Completion Review	has the meaning given to it in paragraph 9

PRA or Prudential Regulation Authority	the Prudential Regulation Authority of the United Kingdom

Prologis	Prologis, Inc.

Prologis Excluded Dividend	has the meaning given to it in paragraph 16

Prologis Group	Prologis and its subsidiary undertakings, including its consolidated subsidiaries, and its consolidated and unconsolidated co-investment ventures and, where the context permits, each of them

Prologis Permitted Dividends	has the meaning given to it in paragraph 16

Prologis Shareholders	the holders of Prologis Shares

Prologis Shares	the Prologis shares of common stock at par value of $0.01 per share

Prologis UK Prospectus	means the prospectus to be published by Prologis in respect of the New Prologis Shares to be issued to SEGRO Shareholders in connection with the Combination

Registration Statement on Form S-4	if the Combination is implemented by way of a Takeover Offer, the registration statement on Form S-4 to be filed by Prologis with the SEC in connection with the Takeover Offer

Regulatory Information Service	any information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements

REIT	a real estate investment trust

Relevant Authority	has the meaning given to it in the Co-operation Agreement

Relevant Date	means the date on which a SEGRO Excluded Dividend or Prologis Excluded Dividend is paid by SEGRO or Prologis (respectively), as the case may be

Relevant Exchange Rate	means the spot reference rate for a transaction between pounds sterling and US dollars as quoted by the Bank of England on the Business Day immediately preceding the Relevant Date (or, if no such rate is quoted on that date, on the preceding date on which such rate is quoted)

Restricted Jurisdictions	any jurisdiction where the making, publication or distribution of the Combination or this announcement, or where the exchange of SEGRO Shares for New Prologis Shares, is not permitted or would or might constitute a violation of the laws or regulations of such jurisdiction

Restricted Overseas Persons	SEGRO Shareholders resident in, or nationals or citizens of, Restricted Jurisdictions or who are nominees or custodians, trustees or guardians for, citizens, residents or nationals of such Restricted Jurisdictions

Scheme	a proposed scheme of arrangement under Part 26 of the Companies Act between SEGRO and the SEGRO Shareholders in connection with the Combination, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Prologis and SEGRO

Scheme Document	the document to be sent to SEGRO Shareholders containing, amongst other things, the Scheme and the notices convening the Court Meeting and the General Meeting

Scheme Record Time	the time and date specified as such in the Scheme Document

Scheme Shareholders	means a holder of Scheme Shares

Scheme Shares

all SEGRO Shares:

(a)      in issue at the date of the Scheme Document;

(b)      (if any) issued after the date of the Scheme Document but prior to the Voting Record Time; and

(c)      (if any) issued at or after the Voting Record Time but prior to the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holders thereof shall have agreed in writing to be bound by the Scheme, and (where the context requires), in each case which remain in issue at the Scheme Record Time (but excluding the Excluded Shares)

SEC	the United States Securities and Exchange Commission

SEGRO	SEGRO plc

SEGRO Board or SEGRO Directors	the directors of SEGRO at the time of this announcement or, where the context so requires, the directors of SEGRO from time to time

SEGRO Employee Benefit Trust	the employee benefit trust established for the benefit of employees and former employees of the SEGRO Group, which holds SEGRO Shares in connection with the SEGRO Share Schemes.

SEGRO Equalising Dividend	has the meaning given to it in paragraph 16

SEGRO Excluded Dividend	has the meaning given to it in paragraph 16

SEGRO Group	SEGRO and its subsidiary undertakings and, where the context permits, each of them

SEGRO Permitted Dividends	has the meaning given to it in paragraph 16

SEGRO Share Schemes	(i) the 2018 Long-Term Incentive Plan; (ii) the Deferred Share Bonus Plan; (iii) the Sharesave Scheme; (iv) the Share Incentive Plan; and (v) the Global Share Incentive Plan, and any other employee share scheme operated by SEGRO from time to time

SEGRO Shareholders or Shareholders	the holders of SEGRO Shares

SEGRO Shares	the existing ordinary shares of 10 pence each in the capital of SEGRO and any further such ordinary shares which are unconditionally allotted or issued before the Scheme becomes Effective

Significant Interest	in relation to an undertaking, a direct or indirect interest of 20 per cent or more of: (i) the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act) of such undertaking; or (ii) the relevant partnership interest

Takeover Offer	if (subject to the consent of the Panel (if required) and subject to and in accordance with the terms of the Co-operation Agreement), Prologis elects to effect the Combination by way of a takeover offer (as defined in Chapter 3 of Part 28 of the Companies Act), the offer to be made by or on behalf of Prologis to acquire the entire issued and to be issued ordinary share capital of SEGRO on the terms and subject to the conditions to be set out in the related offer document (and, where the context admits, any subsequent revision, variation, extension or renewal of such offer)

TEI	total estimated cost of development or expansion, including land, development and leasing costs

Term Loan Credit Agreement	has the meaning given to it in paragraph 10

Third Party	has the meaning given to it in Condition 3(i) of Appendix I

UK REIT	a REIT within the meaning of Part 12 of the Corporation Tax Act 2010

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland

United States or US	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction and any political sub-division thereof

US Exchange Act	the United States Securities Exchange Act of 1934, as amended

US Securities Act	the United States Securities Act of 1933, as amended

Value Leakage	has the meaning given to it in the Co-operation Agreement

Voting Record Time	the time and date to be specified in the Scheme Document by reference to which entitlement to vote on the Scheme will be determined

Wider Prologis Group	Prologis and its associated undertakings, including its consolidated subsidiaries and its consolidated and unconsolidated co-investment ventures, and any other body corporate, partnership, joint venture or person in which Prologis and all such undertakings (aggregating their interests) have a Significant Interest

Wider SEGRO Group	SEGRO and its associated undertakings and any other undertaking in which SEGRO and such undertakings (aggregating their interests) have a Significant Interest

For the purposes of this announcement, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given thereto by the Companies Act.

All references to “pounds”, “pounds Sterling”, “Sterling”, “£”, “pence”, “penny” and “p” are to the lawful currency of the United Kingdom.

All references to “USD”, “US$”, “$” and “US Dollars” are to the lawful currency of the United States.

All the times referred to in this announcement are London times unless otherwise stated.

References to the singular include the plural and vice versa.

Schedule 2
Target Share Plans and Employee Related Matters

If the Combination is implemented by way of an Offer, references to the date on which the Court sanctions the Scheme under section 899 of the Companies Act (the “Court Sanction Date”) and the Effective Date will be read as if they referred to the date on which the Offer becomes or is declared unconditional in all respects.

The acknowledgements in Part 1 (Target Share Plans) and Part 2 (Target Employees) of this Schedule 2 do not impose contractual restrictions or obligations on any member of the Target Group or their boards of directors.

In this Schedule 2, each of the following words and expressions shall have the following meanings:

“Additional Retention Awards”	has the meaning given in paragraph 6 of Part 2 of this Schedule 2;

“Awards”	means outstanding conditional share awards and options over Target Shares under the Target Share Plans, whether settled in Target Shares or in cash;

“Bidder Employee”	means the employees and officers of any member of the Bidder Group from time to time;

“Continuing Employees”	has the meaning given to it in paragraph 2 of Part 2 of this Schedule 2;

“Deferred Bonus Awards”	means Awards granted under the DSBP to defer any portion of a cash bonus into Target Shares;

“DSBP”	means Target’s Deferred Share Bonus Plan as adopted by the Target Directors on 15 December 2010, as amended from time to time;

“GSIP”	means Target’s Global Share Incentive Plan as adopted by the Target Directors on 22 April 2021, as amended from time to time;

“GSIP Awards”	means Awards under the GSIP;

“Initial Retention Awards”	has the meaning given in paragraph 6 of Part 2 of this Schedule 2;

“Lapsed Portion”	has the meaning given to it in paragraph 8(E) of Part 1 of this Schedule 2;

“LTIP”	means Target’s 2018 Long Term Incentive Plan approved by the Target Shareholders on 21 April 2022, as amended from time to time, or Target’s 2018 Long Term Incentive Plan approved by the Target Shareholders on 30 April 2025, as amended from time to time (as relevant);

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“LTIP Awards”	means Awards granted under the LTIP;

“Qualifying Termination”	has the meaning given to it in paragraph 8 of Part 2 of this Schedule 2;

“Recruitment Awards”	means any Awards granted or to be granted by Target to a Target Employee under the LTIP in connection with that Target Employee’s recruitment to compensate for forfeited awards granted to the Target Employee by their former employer;

“Replacement Bidder Award”	has the meaning given to it in paragraph 8(E) of Part 1 of this Schedule 2;

“Scheme Record Time”	has the meaning given to it in the Announcement;

“Sharesave”	means Target’s Savings-Related Share Option Plan 2021 as approved by the Target Shareholders on 22 April 2021, as amended from time to time;

“Sharesave Options”	means Awards under the Sharesave;

“Sharesave Rollover Options”	has the meaning given to it in paragraph 21 of Part 1 of this Schedule 2;

“SIP”	means Target’s Share Incentive Plan as adopted on 17 March 2026, as amended from time to time;

“Special LTIP Awards”	means Awards granted under the DSBP excluding Deferred Bonus Awards;

“Target 2027 Bonus Metrics”	has the meaning given to it in paragraph 4(B)(i) of Part 2 of this Schedule 2;

“Target Employees”	means the employees and officers of any member of the Target Group from time to time, including for the avoidance of doubt individuals who become employees or officers of any member of the Target Group after the date of this Agreement and excluding any individuals who become employees or officers of any member of the Target Group after the Effective Date;

“Target Remuneration Committee”	means the remuneration committee of the board of directors of Target;

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“Target Remuneration Policy”	means the Target directors’ remuneration policy approved by Target Shareholders from time to time;

“Target Share Plans”	means the DSBP, the GSIP, the LTIP, the Sharesave and the SIP; and

“Trust”	means the Target Employee Benefit Trust.

Part 1
Target Share Plans

General

1.	As at 3 August 2026, the following Awards were outstanding under the Target Share Plans:

Target Share Plan	Form of Awards		Number of Target Shares subject to outstanding Awards
LTIP	Conditional share awards	LTIP 2023	31,832
		LTIP 2024	1,322,587
		LTIP 2025	1,860,140
		LTIP 2026	1,833,520
		Recruitment Awards	105,514
DSBP	Conditional share awards	DSBP 2023 (awarded in 2024)	204,122
		2024 Special LTIP	123,365
		DSBP 2024 (awarded in 2025)	209,763
		2025 Special LTIPs	382,538
		DSBP 2025 (awarded in 2026)	296,246
		2026 Special LTIPs	336,896
Sharesave	Vested 3-year UK tax advantaged share options Exercise price: 580.80 pence		45,606
	2024 UK tax-advantaged share options Exercise price: 692.00 pence		31,149
	2025 UK tax-advantaged share options Exercise price: 556.48 pence		90,824
	2026 UK tax-advantaged share options Exercise price: 599.52 pence		191,796
GSIP	Conditional share awards	GSIP 2024	70,992
		GSIP 2025	98,923
		GSIP 2026	101,092
TOTAL			7,336,905

* These figures exclude all dividend equivalents.

2.	Target confirms that no additional Awards under the Target Share Plans have been granted since 3 August 2026.

3.	Bidder acknowledges that, before the Effective Date, subject to Rule 21.1 of the Code and the consent of the Panel where applicable, Target is able to operate each of the Target Share Plans in accordance with its rules and normal practice and, where applicable, the Target Remuneration Policy. For the avoidance of doubt, the operation of the Target Share Plans includes (without limitation): granting Awards, setting performance conditions (where applicable), determining the extent to which Awards vest, and satisfying the vesting of Awards and the exercise of Awards granted in the form of options.

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4.	Bidder and Target acknowledge that:

(A)	the Scheme Record Time shall take place after the Court Sanction Date, to allow those participants in the Target Share Plans who acquire Target Shares on or before the Court Sanction Date to have those Target Shares acquired by Bidder through the Scheme;

(B)	subject to Rule 21.1 of the Code and the Target Remuneration Policy (where applicable), Target may amend the rules of the Target Share Plans if the Target Directors are (or the Target Remuneration Committee is) of the opinion that such amendments are necessary to implement the Scheme or the treatment set out in this Agreement, to facilitate the administration of the Target Share Plans or to obtain or maintain favourable tax treatment for participants or for the Target Group;

(C)	Target and Bidder intend to write jointly to participants of the Target Share Plans on, or as soon as practicable after, the posting of the Scheme Document (or such later time as the parties and the Panel may agree) to inform them of: (i) the impact of the Scheme on their outstanding Awards and (where known) the extent to which their Awards will vest and/or become exercisable as a result of the Scheme; (ii) any actions they may need to take in connection with their Awards as a result of the Scheme; and (iii) where required, Bidder’s proposals pursuant to Rule 15 of the Code; and

(D)	Target Shareholders’ approval will be sought to amend the articles of association of Target so that any Target Shares issued or transferred after the Scheme Record Time shall be automatically transferred to, or to the order of, Bidder in exchange for the provision by Bidder of the same consideration payable per Target Share under the Scheme (or such other consideration as may be agreed with Bidder and Target and disclosed in the Scheme Document).

5.	Bidder acknowledges that if, for any reason, Target Shares cannot be issued or transferred to a participant when equity-settled Awards vest and, in the case of options, are exercised, under any of the Target Share Plans (or if the Target Remuneration Committee, acting reasonably, considers that it is impractical or unduly costly to do so), such Awards may be settled by Target in cash.

6.	Bidder acknowledges that Target may make any submission to the Panel which Target considers necessary to implement the arrangements referred to in this Schedule 2, and Bidder agrees to co-operate in a timely manner and in good faith in the making of any such submission.

LTIP

7.	Bidder acknowledges that, if any outstanding LTIP Awards vest in the ordinary course before the Court Sanction Date, the extent to which such LTIP Awards vest is to be determined by the Target Remuneration Committee in accordance with the LTIP rules, Target’s normal practice and, where applicable, the Target Remuneration Policy.

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8.	Bidder acknowledges that, as a consequence of the Combination, outstanding LTIP Awards which have not vested in the ordinary course before the Court Sanction Date will vest on the Court Sanction Date:

(A)	in the case of LTIP Awards granted in 2024 and/or 2025, with no application of time pro-rating;

(B)	in the case of LTIP Awards granted in 2026, subject to the application of time pro-rating by reference to the proportion of the vesting period that has elapsed on the Court Sanction Date or, if greater, as to one-third of the relevant LTIP award;

(C)	in the case of any LTIP Awards granted in 2027, subject to the application of time pro-rating by reference to the proportion of the vesting period that has elapsed on the Court Sanction Date (and for the avoidance of doubt Bidder consents for Rule 21.1 purposes to the ordinary course grant of LTIP awards at the normal time in 2027 by Target on this basis);

(D)	with a performance vesting level to be assessed by the Target Remuneration Committee in its absolute discretion on or shortly before the Court Sanction Date, noting that it is the current expectation of the Target Remuneration Committee (as agreed by Bidder) that all LTIP Awards granted in 2024, 2025 and 2026 will vest at a level of 100%;

(E)	to the extent that any outstanding LTIP Award granted in 2026 lapses on the Court Sanction Date as a result of the application of time pro-rating (each such lapsed portion, a “Lapsed Portion”), Bidder will grant a replacement award in respect of the Lapsed Portion (each, a “Replacement Bidder Award”) on the following terms:

(i)	each Replacement Bidder Award will be settled in cash equal in value to the Lapsed Portion to which it relates with the value being determined by multiplying the Lapsed Portion by the Consideration payable per Target Share (and for the purposes of such calculation the price of a Bidder Share will be the price of a Bidder Share on the day the Replacement Bidder Award is granted);

(ii)	no performance conditions will apply to any Replacement Bidder Award;

(iii)	subject to paragraph (iv) below, each Replacement Bidder Award will be subject to the same vesting and payment dates as the LTIP Award to which it relates and will not be subject to any post-vesting holding period; and

(iv)	each Replacement Bidder Award will vest in full on a Qualifying Termination of the relevant Continuing Employee occurring after the Effective Date and will not be subject to any post-vesting holding period.

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9.	Bidder agrees that if the Effective Date occurs after 30 June 2027, the principles in paragraph 8 above will be rolled forward one year such that all references to 2024 will be read as being references to 2025, all references to 2025 will be read as being references to 2026 and so on.

10.	Bidder acknowledges that any dividend equivalents in respect of any LTIP Award which vests: (i) on the Court Sanction Date because of the Combination; or (ii) before the Court Sanction Date in the ordinary course, in each case calculated in accordance with Target’s normal practice, may be settled by Target in Target Shares or in cash (as determined by the Target Remuneration Committee), subject to applicable deductions for income tax and employee’s National Insurance contributions.

Recruitment Awards

11.	Bidder acknowledges that, if any outstanding Recruitment Awards vest in the ordinary course before the Court Sanction Date, the extent to which such Recruitment Awards vest is to be determined by the Target Remuneration Committee in accordance with the LTIP rules, Target’s normal practice and, where applicable, the Target Remuneration Policy.

12.	Bidder acknowledges that, as a consequence of the Combination, outstanding Recruitment Awards which have not vested in the ordinary course before the Court Sanction Date will vest on the Court Sanction Date with no application of time pro-rating.

13.	Bidder acknowledges that any Recruitment Awards which vest on the Court Sanction Date will be settled by Target in cash.

14.	Bidder acknowledges that any dividend equivalents in respect of any Recruitment Award which vests: (i) on the Court Sanction Date because of the Combination; or (ii) before the Court Sanction Date in the ordinary course, in each case calculated in accordance with Target’s normal practice may be settled by Target in Target Shares or in cash (as determined by the Target Remuneration Committee), subject to applicable deductions for income tax and employee’s National Insurance contributions.

Deferred Bonus Awards and Special LTIP Awards

15.	Bidder acknowledges that outstanding Deferred Bonus Awards and Special LTIP Awards may vest in the ordinary course before the Court Sanction Date.

16.	Bidder acknowledges that, as a consequence of the Combination and the DSBP rules, outstanding Deferred Bonus Awards and Special LTIP Awards that have not vested in the ordinary course before the Court Sanction Date will vest in full on the Court Sanction Date.

17.	Bidder acknowledges that any dividend equivalents in respect of any Deferred Bonus Award or Special LTIP Award which vests: (i) on the Court Sanction Date because of the Combination; or (ii) before the Court Sanction Date in the ordinary course, in each case calculated in accordance with Target’s normal practice may be settled by Target in Target Shares or in cash (as determined by the Target Remuneration Committee), subject to applicable deductions for income tax and employee’s National Insurance contributions.

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Sharesave

18.	Bidder acknowledges that outstanding Sharesave Options may vest in the ordinary course before the Court Sanction Date.

19.	Bidder acknowledges that, as a consequence of the Combination, Sharesave Options that have already vested before the Court Sanction Date will be exercisable until the date that is six months after the Court Sanction Date (unless such Sharesave Options lapse earlier under the Sharesave rules).

20.	Bidder agrees that, as a consequence of the Combination, outstanding Sharesave Options which have not become exercisable in the ordinary course before the Court Sanction Date will become exercisable from the Court Sanction Date for six months following the Court Sanction Date (unless such Sharesave Options lapse earlier under the Sharesave rules) and to the extent of the participant’s savings at the time of exercise.

21.	Bidder agrees to offer holders of outstanding Sharesave Options the opportunity to release all or any of their Sharesave Options in consideration for the grant of an equivalent option over Bidder Shares (the “Sharesave Rollover Options”) on and subject to the rules of the Sharesave and in full compliance with the legislative requirements under which tax-advantaged status applies to the Sharesave. Bidder will seek to ensure that tax-advantaged status is and, until exercise, remains applicable to any Sharesave Rollover Options.

SIP

22.	As at 3 August 2026, the SIP trust holds 578,349 Target Shares, of which 576,904 are held on behalf of SIP participants and 1,445 are unallocated.

23.	Bidder and Target acknowledge that Target Shares held in the SIP trust on behalf of the SIP participants will participate in the Scheme on the same terms as for other Target Shareholders.

24.	Bidder agrees that it will keep the SIP trust open, or will procure that the SIP trust be kept open, for at least five years from the Effective Date such that SIP participants can continue to hold Bidder Shares received in connection with the Combination in the SIP trust on a tax efficient basis.

25.	If the Target Group achieves its normal SIP operation criteria (based on group-wide volunteering days KPI in respect of the relevant performance period) and if the Effective Date occurs between 1 January 2027 and 12 May 2027 (inclusive), Bidder consents, for the purposes of Rule 21.1 of the Code, to Target making a one-off cash payment of £3,600 to be paid through payroll, subject to deductions for income tax and employee’s National Insurance contributions, to each participant in the SIP who is a Target Employee on 1 October 2026 and remains a Target Employee on 12 May 2027, provided that, if a participant’s employment terminates on or after the Effective Date but before the payment date in circumstances that would constitute a Qualifying Termination, the one-off cash payment shall nonetheless be made to that participant on the payment date applicable under this paragraph. Payment shall be made on the May 2027 payroll date.

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26.	If the Effective Date occurs after 12 May 2027, Bidder consents for Rule 21.1 purposes to Target granting free share awards under the SIP in the ordinary course in 2027.

27.	Bidder agrees that if the Effective Date occurs between 1 January 2028 and 12 May 2028 (inclusive), the arrangement described in paragraph 25 above will be rolled forward one year such that all references to 2026 will be read as being references to 2027 and all references to 2027 will be read as being references to 2028.

GSIP

28.	Bidder acknowledges that outstanding GSIP Awards may vest in the ordinary course before the Court Sanction Date.

29.	Bidder agrees that, as a consequence of the Combination, outstanding GSIP Awards which have not vested in the ordinary course before the Court Sanction Date will vest in full on the Court Sanction Date.

30.	Bidder acknowledges that any dividend equivalents in respect of any GSIP Award which vests: (i) on the Court Sanction Date because of the Combination; or (ii) before the Court Sanction Date in the ordinary course, in each case calculated in accordance with Target’s normal practice may be settled by Target in Target Shares or in cash (as determined by the Target Remuneration Committee), subject to applicable deductions for income tax and employee’s National Insurance contributions.

31.	If the Target Group achieves its normal GSIP operation criteria (based on group-wide volunteering days KPI in respect of the relevant performance period) and if the Effective Date occurs between 1 January 2027 and 12 May 2027 (inclusive), Bidder consents, for the purposes of Rule 21.1 of the Code, to Target making a one-off cash payment of £3,600 to be paid through payroll, subject to deductions for income tax and employee’s social security contributions, to each participant in the GSIP who is a Target Employee on 1 October 2026 and remains a Target Employee on 12 May 2027, provided that, if a participant’s employment terminates on or after the Effective Date but before the payment date in circumstances that would constitute a Qualifying Termination, the one-off cash payment shall nonetheless be made to that participant on the payment date applicable under this paragraph. Payment shall be made on the May 2027 payroll date.

32.	If the Effective Date occurs after 12 May 2027, Bidder consents for Rule 21.1 purposes to Target granting free share awards under the GSIP in the ordinary course in 2027.

33.	Bidder agrees that if the Effective Date occurs between 1 January 2028 and 12 May 2028 (inclusive), the arrangement described in paragraph 31 above will be rolled forward one year such that all references to 2026 will be read as being references to 2027 and all references to 2027 will be read as being references to 2028.

International participants

34.	Target and Bidder acknowledge that, after the date of this Agreement, Target intends to determine, for each jurisdiction other than the United Kingdom in which a participant in any of the Target Share Plans is tax-resident, the most tax-efficient approach for the relevant participant to structuring the arrangements referred to in this Schedule 2 in that jurisdiction that does not impose any material (relative to the participant’s tax saving) additional cost, liability, tax or other obligation on Target or Bidder or any member of the Target Group or Bidder Group. Target will share such determination with Bidder, and Target and Bidder acknowledge that alternative approaches to the arrangements referred to in this Schedule 2 may then be considered in order to reduce potential tax inefficiencies in such jurisdiction in which the participant in question is resident, and the parties acknowledge that they intend to co-operate in good faith in determining such alternative approach, provided this does not impose any obligation on Target or Bidder to agree or implement any such alternative approach.

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Employee Benefit Trust/Settlement

35.	As at 3 August 2026, the Trust holds 653,478 Target Shares and £18,800.94 in cash, which may be used to satisfy Awards.

36.	Bidder and Target acknowledge that Target will recommend that the trustees of the Trust use the Target Shares held in the Trust to satisfy the vesting and/or exercise of Awards over Target Shares in connection with the Combination, in priority to the issue of new Target Shares. The parties acknowledge that, to the extent there are insufficient Target Shares in the Trust to satisfy Awards over Target Shares in connection with the Combination, Target intends to recommend the trustees of the Trust to use any cash in the Trust (and any additional funding as is necessary) to subscribe for new Target Shares and/or purchase existing Target Shares to satisfy the remaining Awards.

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Part 2
Target Employees

Maintenance of compensation and benefits

1.	Bidder acknowledges that Target may carry out annual or other ordinary course pay reviews, appraisals and promotions until the Effective Date, in each case in the ordinary course of business consistent with past practice as to timing, methodology and promotion criteria (as applicable).

2.	Bidder agrees that it shall, or shall cause the relevant employing entity in the Target Group or the Bidder Group to, for at least 12 months after the Effective Date, and for each person who is a Target Employee immediately before the Effective Date and who remains in employment within the Target Group or the Bidder Group at any relevant time after the Effective Date (the “Continuing Employees”), and unless otherwise agreed with the relevant Continuing Employee, maintain:

(A)	at least the same base salaries or wage rates provided to each such Continuing Employee immediately before the Effective Date;

(B)	cash and equity based variable compensation opportunities that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately before the Effective Date, with the structure and terms of such variable compensation opportunities to be determined by Bidder having regard to all relevant circumstances; and

(C)	overall benefits and allowances (including pension benefits but for the avoidance of doubt excluding any severance entitlements, any cash and equity-based or share-based entitlements or compensation opportunities, and any long-term incentive compensation opportunities), such that, when taken as a whole, they are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately before the Effective Date, save, in each of the cases in paragraph 2(A) to 2(C) above: (i) where such change is required by applicable law; and/or (ii) where such change is made with the Continuing Employee's express written consent.

Annual bonuses

3.	Bidder and Target acknowledge that, in respect of the Target Group’s annual bonus for the financial year ending 31 December 2026 it is intended that:

(A)	bonus determinations shall be undertaken by the Target Remuneration Committee following the end of the 2026 financial year at the normal time or, if earlier, at the last practicable Target Remuneration Committee before the Court Sanction Date in respect of the full financial year, in accordance with the Target Remuneration Policy (where applicable) and Target’s normal practice, based on actual performance for the full financial year or, where that information is not yet available, based on the information available at that time, and subject to Rule 21.1 of the Code and the consent of the Panel where applicable, subject to any adjustments that the Target Remuneration Committee, acting reasonably and in good faith, considers necessary to neutralise the direct impact of the Combination on the achievability of the applicable performance conditions;

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(B)	any such bonus payments shall be paid on the normal bonus payment date in cash with no deferral; and

(C)	if the Effective Date is after the normal payment date for the Target Group’s annual bonus, any such bonus payments shall be paid on the normal bonus payment date in such combination of cash and Awards as is in accordance with the Target Remuneration Policy (where relevant).

If the Effective Date occurs during 2028, then sub-paragraphs (A) to (C) (inclusive) above shall apply with all references to 2026 read as if they were references to 2027.

4.	Bidder and Target acknowledge that, in respect of the Target Group’s annual bonus for the financial year ending 31 December 2027:

(A)	if the Effective Date occurs during January 2027, Bidder agrees to operate for Continuing Employees, in respect of the financial year ending 31 December 2027, such bonus arrangements as are operated by the Bidder Group for similarly situated employees of the Bidder Group in comparable roles, in accordance with its policies and practices from time to time and in accordance with paragraph 2 of Part 2 of this Schedule 2; and

(B)	if the Effective Date is on or after 1 February 2027 but on or before 31 December 2027:

(i)	Target intends to set bonus opportunities and performance conditions in accordance with its normal practice and the Target Remuneration Policy (where applicable) on its usual timetable and intends to communicate these to Target Employees (the “Target 2027 Bonus Metrics”), provided that the performance conditions comprised in the Target 2027 Bonus Metrics shall be, taken as a whole, no less rigorous or less stretching than the performance conditions applied to the Target Group’s annual bonus for prior financial years;

(ii)	notwithstanding sub-paragraph 4(B)(i), Bidder agrees to review the Target 2027 Bonus Metrics on or following 30 June 2027 (or, if the Effective Date is after this date, as soon as practicable following the Effective Date) and, acting reasonably and in good faith, make such adjustments to the Target 2027 Bonus Metrics for the remainder of the 2027 financial year as are necessary to reflect the operation of Target as part of the wider Bidder Group, provided that the 2027 bonus metrics for the remainder of the 2027 financial year, taken as a whole, are not more difficult to achieve in aggregate than the original Target 2027 Bonus Metrics;

(iii)	bonus determinations shall be undertaken by Bidder acting reasonably and in good faith following the end of the financial year in accordance with those bonus opportunities and performance conditions (as adjusted pursuant to sub-paragraph 4(B)(ii), if applicable);

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(iv)	bonuses shall be paid on the normal bonus payment date, provided that the relevant Continuing Employee remains in employment on the payment date or is entitled to payment under paragraph 7, Part 2 of this Schedule 2; and

(C)	If the Effective Date occurs during 2028, then sub-paragraph (B) above shall apply with all references to 2027 read as if they were references to 2028.

5.	Bidder agrees that Continuing Employees will be eligible to participate for financial years after 31 December 2027 (if the Effective Date occurs during 2027) or for financial years after 31 December 2028 (if the Effective Date occurs during 2028) in such bonus arrangements as may be operated by the Bidder Group for similarly situated employees of the Bidder Group in comparable roles in accordance with its policies and practices from time to time.

Retention arrangements

6.	Bidder consents for the purposes of Rule 21.1 of the Code to Target, for the purpose of protecting the business to be acquired pursuant to the Combination, making cash retention awards, up to a maximum aggregate of £12,500,000, to certain Target Employees (excluding executive directors and members of Target’s executive committee) whose retention is considered of critical importance to the business up to and following the Effective Date (the “Initial Retention Awards”). In addition, Bidder consents for the purposes of Rule 21.1 of the Code to Target making additional cash retention awards to certain other Target Employees (excluding executive directors and members of Target’s executive committee) whose retention is considered of critical importance to the business up to and following the Effective Date, up to a maximum aggregate of an additional £7,500,000 (the “Additional Retention Awards”) (such that the aggregate maximum value of the Initial Retention Awards and the Additional Retention Awards taken together shall not exceed £20,000,000). Bidder’s consent is given on the basis that:

(A)	Target will consult with Bidder on the general principles for determining the Additional Retention Awards prior to granting the Additional Retention Awards which shall include: (i) the functions and seniority of roles of Target Employees proposed for the Additional Retention Awards; and (ii) the minimum and maximum percentage of salary proposed for such Additional Retention Awards;

(B)	Initial Retention Awards and Additional Retention Awards will be paid in two instalments for each participating Target Employee as follows:

(i)	50 per cent. of the relevant Initial Retention Award or Additional Retention Award shall be paid within 30 days after the Effective Date; and

(ii)	the remaining 50 per cent. of the relevant Initial Retention Award or Additional Retention Award shall be paid within 30 days after the nine-month anniversary of the Effective Date; and

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(C)	Bidder agrees to engage with Target in good faith to agree any additional retention arrangements should they be reasonably required having regard to retention need and the deal timetable; and

(D)	payment of each instalment is subject to the relevant Target Employee:

(i)	being employed by the Target Group on the relevant payment date and not being under notice on the relevant payment date; or

(ii)	being a Target Employee immediately before the Effective Date and becoming a Bidder Employee on or around the Effective Date and remaining a Bidder Employee and not being under notice on the relevant payment date, except, in either case, where notice of termination that is a Qualifying Termination has been given to that employee following the Effective Date or the employee is the subject of a Qualifying Termination without notice following the Effective Date, in which case payment of the relevant instalment will be made to the Target Employee within 30 days of the date of termination of their employment if earlier than the original payment date.

Severance arrangements

7.	Bidder agrees that, if any Continuing Employee is the subject of a Qualifying Termination or gives or receives notice in connection with a Qualifying Termination, in each case at any time from and including the Effective Date until the end of the calendar day falling 12 months after the Effective Date, such Continuing Employee will, subject to paragraph 9 of Part 2 of this Schedule 2:

(A)	excluding executive directors, be entitled to applicable redundancy and severance payments, benefits and arrangements that are no less favourable than the higher of:

(i)	two weeks of base salary per complete year of employment with the Target Group;

(ii)	a gross payment equivalent to 4 weeks of base salary; and

(iii)	any statutory redundancy or severance entitlements,

and for the avoidance of doubt, any payments made in accordance with paragraphs 7(A)(i) or 7(A)(ii) of Part 2 of this Schedule 2 will be inclusive of any such Continuing Employee’s statutory redundancy or severance entitlements under applicable laws;

(B)	if the Continuing Employee was a Continuing Employee at any time during Target’s financial year ending 31 December 2027, receive any annual bonus entitlement in respect of Target’s 2027 financial year ending 31 December 2027:

(i)	if the Qualifying Termination occurs on or before 1 September 2027, with performance conditions assessed on or shortly following the Qualifying Termination, and pro-rated to the date of the Qualifying Termination, paid as soon as practicable following the Qualifying Termination; or

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(ii)	if the Qualifying Termination occurs after 1 September 2027 but on or before 31 December 2027, with no time pro-rating and subject to performance assessment at the normal time following the end of the bonus year, paid at the normal time following the end of the bonus year;

(C)	if the Continuing Employee was a Continuing Employee at any time during Target’s financial year ending 31 December 2028, receive any annual bonus entitlement in respect of Target’s 2028 financial year ending 31 December 2028:

(i)	if the Qualifying Termination occurs on or after 1 January 2028 but on or before 1 September 2028, with performance conditions assessed on or shortly following the Qualifying Termination, and pro-rated to the date of the Qualifying Termination, paid as soon as practicable following the Qualifying Termination; or

(ii)	if the Qualifying Termination occurs after 1 September 2028, with no time pro-rating and subject to performance assessment at the normal time following the end of the bonus year, paid at the normal time following the end of the bonus year;

(D)	if paid in lieu of notice, receive such a payment in a single lump sum (including base salary for the notice period and the value of any benefits) by no later than the second normal payroll after the Qualifying Termination. For the purposes of this paragraph 7(D), the “value of any benefits” shall be calculated according to Target’s practice as at the date of this Agreement and shall exclude (for the avoidance of any doubt) the value of any cash or equity incentive arrangements, awards or entitlements;

(E)	their Replacement Bidder Award will vest in full on the date of the Qualifying Termination;

(F)	their Initial Retention Award and/or Additional Retention Award (as relevant) will be paid within 30 days of the date of termination of their Qualifying Termination if earlier than the original payment date;

(G)	where outplacement support would have been available to such Continuing Employee in accordance with Target’s practice prior to the Effective Date, receive reasonable outplacement support commensurate to their seniority, on terms similar to Target’s practice prior to the Effective Date; and

(H)	to the extent that such Continuing Employee is entitled to a one-off cash payment under paragraph 25 or paragraph 31 of Part 1 of Schedule 2, receive such payment at the time, and otherwise on the terms, specified in the relevant paragraph.

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8.	In this Agreement, a “Qualifying Termination” is any termination of a Continuing Employee taking effect on or after the Effective Date:

(A)	by reason of redundancy, as defined by applicable law, of a Continuing Employee;

(B)	by reason of the Continuing Employee’s:

(i)	long-term ill health, long-term injury, or disability (as defined under section 6 of the Equality Act 2010 or any analogous legislation in the jurisdiction in which the Continuing Employee is located), but only insofar as such long-term ill health, long-term injury, or disability results in the Continuing Employee being no longer able to perform their role;

(ii)	death; or

(iii)	retirement with the agreement of the relevant Continuing Employee’s employer, acting reasonably;

(C)	by reason of the Continuing Employee’s resignation where:

(i)	without the Continuing Employee's express written consent, there is a material reduction in the Continuing Employee's base salary or wage rate or cash incentive compensation opportunity, or a material reduction in their overall benefits and allowances (including pensions benefits but excluding any severance entitlements, any equity-based or share-based entitlements or compensation opportunities, and any long-term incentive compensation opportunities), taken together as a whole; or

(ii)	the Continuing Employee's normal place of work is moved more than 50 miles from their previous place of work,

save, in each of the cases in paragraphs 8(B)(i) and/or 8(C) of this Part 2 of Schedule 2, where the relevant Continuing Employee continues employment with another member of the Target Group or the Bidder Group.

In the event of any dispute about whether paragraphs 8(B)(i) and/or 8(C) of this Part 2 of Schedule 2 applies to a particular Continuing Employee, the decision shall be referred to Bidder Group’s Group HR Director who will, acting reasonably, determine the position.

9.	Bidder and Target agree that:

(A)	Bidder may reasonably request that a Continuing Employee enters into a settlement agreement, on terms reasonably satisfactory to Bidder, under which such Continuing Employee agrees to waive and/or settle all claims (whether statutory, contractual and/or otherwise) against the applicable employing entity and the Bidder Group;

(B)	such Continuing Employee shall be entitled to a reasonable contribution to their legal fees (consistent with the Target Group’s past practice) for receiving independent advice in relation to the terms and effect of such settlement agreement; and

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(C)	if any Continuing Employee does not enter into a settlement agreement in accordance with paragraphs 9(A) and 9(B) of this Part 2 of Schedule 2, then such Continuing Employee will not benefit from the severance protections set out in paragraphs 7(A), 7(B), 7(C) and 7(G) of this Part 2 of Schedule 2.

Non-executive director notice pay

10.	Bidder acknowledges that Target intends, after the Effective Date, to pay any non-executive director of Target who resigns in connection with the Combination and does not join the board of Bidder with effect from the Effective Date a payment in lieu of the fees they would have received for their full notice period.

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IN WITNESS WHEREOF the parties have executed this Agreement on the date first set out above:

EXECUTED BY	)
)
Deborah Briones	)	/s/ Deborah Briones
)
acting for and on behalf of	)
PROLOGIS, INC.	)

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EXECUTED BY	)
)
Susanne Schroeter	)	/s/ Susanne Schroeter
)
acting for and on behalf of	)
SEGRO PLC	)

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